Exhibit 2.1
EXECUTION COPY
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
BIOSCRIP, INC.,
CAMELOT ACQUISITION CORP.,
CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC.,
KOHLBERG INVESTORS V, L.P.,
AS THE STOCKHOLDERS’ REPRESENTATIVE
AND
THE STOCKHOLDERS NAMED HEREIN
(SOLELY FOR THE PURPOSES STATED HEREIN)
DATED AS OF JANUARY 24, 2010

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v

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ANNEXES AND EXHIBITS

Annex A	Stockholders and Shares
Annex B	List of Optionholders, Number of Options and Exercise Price
Annex C	Stockholder Percentage
Annex D	List of Warrantholders and Number of Warrants

Exhibit A	Form of Escrow Agreement
Exhibit B	Voting Agreement
Exhibit C	Form of CHS Stockholder Approval Unanimous Consent
Exhibit D	New Parent Stockholders Agreement
Exhibit E	Form of Warrant Agreement
SCHEDULES

Schedule 1.1(a)	Knowledge of the Parent
Schedule 1.1(b)	Knowledge of the Company
Schedule 1.2	Permitted Encumbrances
Schedule 3.7	Optionholders
Schedule 5.3	Stockholder Defaults or Conflicts
Schedule 5.4	Authorizations or Consents Required by Stockholders
Schedule 5.5	Stockholder Ownership of Company Capital Stock
Schedule 6.1	Foreign Qualifications
Schedule 6.2	Company Capitalization
Schedule 6.3	Company Subsidiary
Schedule 6.5	Company Defaults or Conflicts
Schedule 6.6	Authorizations or Consents Required by Company
Schedule 6.7(d)	Earn-Out Arrangements
Schedule 6.7(e)	Auditor Notifications
Schedule 6.8(a)	Intellectual Property Rights
Schedule 6.8(b)	Exceptions to Intellectual Property Rights
Schedule 6.8(e)	Violation of Intellectual Property Rights
Schedule 6.9	Compliance with Laws
Schedule 6.10(a)	Contracts
Schedule 6.10(b)	Indemnification Claims
Schedule 6.11	Litigation
Schedule 6.12	Taxes
Schedule 6.13	Permits
Schedule 6.14(a)	Programs; Program Agreements
Schedule 6.14(b)	Third Party Payor Contracts

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Schedule 6.15(a)	Pending Program Participations/Enrollments
Schedule 6.15(b)	Pending Reimbursement Audits/Appeals
Schedule 6.16(f)	Company Reimbursement Approvals
Schedule 6.16(g)	Health Care Audits
Schedule 6.16(i)(ii)	HIPAA Complaints
Schedule 6.16(j)	Health Care Licenses
Schedule 6.17(a)	Company Benefit Plans
Schedule 6.17(b)	Exceptions to Qualified Plans
Schedule 6.17(d)	Multiemployer Plans
Schedule 6.17(e)	Exceptions to Company Benefit Plan Compliance
Schedule 6.17(f)	Acceleration
Schedule 6.18	Environmental Compliance
Schedule 6.20(a)(i)	Owned Real Property
Schedule 6.20(a)(ii)	Owned Real Property – Title; Owned Property Leases; Options
Schedule 6.20(a)(iii)	Owned Real Property – Condition
Schedule 6.20(b)	Leased Real Property
Schedule 6.21	Affiliate Transactions
Schedule 6.22	Certain Changes or Events
Schedule 6.24	Banks; Power of Attorney
Schedule 7.3	Parent Capitalization
Schedule 7.5	Parent Defaults or Conflicts
Schedule 7.6	Authorizations or Consents Required by Parent
Schedule 7.7(d)	Auditor Notifications
Schedule 7.9(b)	Compliance with Laws
Schedule 7.13	Taxes
Schedule 7.16	Litigation
Schedule 7.19(a)	Parent Benefit Plans
Schedule 7.19(b)	Parent Benefit Plan Qualifications
Schedule 7.19(d)	Multiemployer Plans
Schedule 7.19(e)	Exceptions to Parent Benefit Plan Compliance
Schedule 7.19(f)	Acceleration
Schedule 8.1(a)	Conduct of Business of the Company
Schedule 8.1(b)	Conduct of Business of the Parent
Schedule 8.7	Letters of Credit
Schedule 8.25	Additional Actions
Schedule 9.7	Company Required Consents
Schedule 10.7	Parent Required Consents

AGREEMENT AND PLAN OF MERGER
     This AGREEMENT AND PLAN OF MERGER is dated as of January 24, 2010 (this “Agreement”) by and among BioScrip, Inc., a Delaware corporation (the “Parent”), Camelot Acquisition Corp., a Delaware corporation (“Merger Sub”), Critical Homecare Solutions Holdings, Inc., a Delaware corporation (the “Company”), Kohlberg Investors V, L.P. (the “Stockholders’ Representative”), solely in its capacity as the Stockholders’ Representative hereunder, and Kohlberg Partners V, L.P., a Delaware limited partnership, Kohlberg Offshore Investors V, L.P., a Delaware limited partnership, Kohlberg TE Investors V, L.P., a Delaware limited partnership, KOCO Investors V, L.P., a Delaware limited partnership, Robert Cucuel, Mary Jane Graves, Nitin Patel, Joey Ryan, Blackstone Mezzanine Partners II L.P., a Delaware limited partnership, Blackstone Mezzanine Holdings II L.P., a Delaware limited partnership, and S.A.C. Domestic Capital Funding, Ltd., a Cayman Islands limited company (collectively and together with the Stockholders’ Representative, the “Stockholders”), solely for the purposes specified on the signature pages hereto.
RECITALS
     WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), the Parent, Merger Sub and the Company intend to enter into a business combination transaction by means of a merger between Merger Sub and the Company, in which the Company will merge with and into Merger Sub, with Merger Sub as the surviving entity (the “Merger”);
     WHEREAS, the respective boards of directors of the Parent and Merger Sub have, by resolutions duly adopted, approved and adopted this Agreement and deemed this Agreement and the transactions contemplated hereby (including the Merger) advisable and fair to and in the best interests of their respective stockholders, and recommend the approval by the Parent’s stockholders of this Agreement, including the Merger and the transactions contemplated by this Agreement;
     WHEREAS, the board of directors of the Company has, by resolutions duly adopted, approved and adopted this Agreement and deemed this Agreement and the transactions contemplated hereby (including the Merger) advisable and fair to and in the best interests of the Company and its stockholders, and recommended the approval by the Company’s stockholders of this Agreement, including the Merger and the transactions contemplated by this Agreement;
     WHEREAS, the Parent, as the sole stockholder of Merger Sub, has approved the Merger and the transactions contemplated hereby in accordance with this Agreement;
     WHEREAS, Robert Cucuel (“Cucuel”) acknowledges that he has become familiar with the Company’s trade secrets and other confidential information concerning the Company and that his services have been of special, unique and extraordinary value to the Company and thus, as an integral part of the Merger Agreement, including the sale of Cucuel’s ownership interests in the Company, and in order to adequately protect the interests of the Parent and the Surviving Corporation, Cucuel agrees to be bound by certain restrictive covenants as set forth herein;

     WHEREAS, concurrently with the execution of this Agreement, certain stockholders of the Parent are entering into voting agreements with the Parent, the Company and the Stockholders’ Representative, the form of which is attached hereto as Exhibit B, pursuant to which such stockholders have agreed to vote their shares of Parent’s Stock in favor of the Merger and the other transactions contemplated hereby, in each case in accordance with the terms and conditions of this Agreement (the “Voting Agreements”);
     WHEREAS, immediately following the execution and delivery of this Agreement by the parties hereto, the Company shall secure the necessary approval of its stockholders by promptly obtaining an executed unanimous written consent in the form of Exhibit C from all holders of capital securities of the Company entitled to vote on this Agreement and the Merger in accordance with the DGCL (the “CHS Stockholder Approval”); and
     WHEREAS, the parties intend that the Merger qualify as a “reorganization” pursuant to Section 368(a) of the Code (as defined below);
     NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
          1.1 Definitions. The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement.
     “Accounting Methodology” means the GAAP methods and practices utilized in preparing the Interim Balance Sheet, applied on a consistent basis.
     “Acknowledgement of Liability Certificate” means a written certificate pursuant to which the Indemnitor certifies to the Indemnitee in writing that, if a specific Third Party Claim were resolved in the favor of such third party claimant, the Indemnitee would be entitled to be indemnified from and against any Losses with respect to such Third Party Claim in accordance with the terms and limitations set forth in this Agreement.
     “Affiliate” means, as to any Person, (a) any Person which directly or indirectly controls, is controlled by, or is under common control with such Person, and (b) any Person who is a director, officer, partner or principal of such Person or of any Person which directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of voting stock, by contract or otherwise.
     “Antitrust Laws” means the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.
     “Assumed Indebtedness” means all Indebtedness of the Company and the Company Subsidiaries existing immediately prior to the Closing that is not being repaid at the Closing under Section 4.2 hereof.
     “Bank” shall have the meaning as set forth in the definition of First Lien Credit Agreement.
     “Benefit Plan” means any “employee benefit plan” as defined in ERISA Section 3(3), including any retirement plan or arrangement which is an employee pension benefit plan (as defined in ERISA Section 3(2)), any employee welfare benefit plan (as defined in ERISA Section 3(1)) and any deferred compensation, stock purchase, stock option, severance pay, employment, change in control, retention, vacation pay, salary continuation, disability, sick leave, bonus or other incentive compensation, life insurance or other employee benefit plan, contract, program, policy or other arrangement, whether funded or unfunded, written or oral or qualified or not qualified under Section 401(a) of the Code.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law or executive order to close.
     “Cash Consideration at Closing” means (i) $110,000,000, plus (ii) one half (1/2) of the excess, if any, of (x) $132,000,000 over (y) the Estimated Company Net Indebtedness Amount minus (iii) the sum of (A) the amount of Company Expenses, (B) the Preferred Liquidation Amount and (C) the excess, if any, of (1) Estimated Company Net Indebtedness Amount over (2) $132,000,000.
     “CHS Stockholders Agreement” means that certain Amended and Restated Stockholders Agreement, dated January 8, 2007, as amended by that certain Amendment No. 1 to Amended and Restated Stockholders Agreement, dated November 9, 2007 by and among KCHS Holdings, Inc., Kohlberg Investors V, L.P., Kohlberg Partners V, L.P., Kohlberg Offshore Investors V, L.P., Kohlberg TE Investors V, L.P., KOCO Investors V, L.P., Blackstone Mezzanine Partners II, L.P., Robert Cucuel, Mary Jane Graves, and Nitin Patel.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Commitment Letter” means the commitment letter, dated as of the date hereof, between Parent and Jefferies, including all exhibits, annexes and attachments thereto.
     “Common Stock” means the common stock, $0.001 par value, of the Company.
     “Company Cash” means all cash and cash equivalents of the Company and the Company Subsidiaries existing as of the Closing Date as determined in accordance with GAAP.
     “Company Financial Statements” means, collectively, means (i) the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2006,

December 31, 2007 and December 31, 2008, and the related audited consolidated statements of income, shareholders’ equity and cash flows of the Company and the Company Subsidiaries for the years then ended, together with the notes and schedules thereto; (ii) the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of September 30, 2009 (the “Interim Balance Sheet”) and the related unaudited consolidated statements of income, shareholders’ equity and cash flows of the Company and the Company Subsidiaries for the nine (9) months ended September 30, 2008 and September 30, 2009, (iii) the audited consolidated balance sheet of Specialty Pharma, Inc. as of August 31, 2006, and the related audited consolidated statements of income, shareholders’ deficit and cash flows of Specialty Pharma, Inc. for the period from January 1, 2006 to August 1, 2006, together with the notes and schedules thereto; (iv) the audited balance sheet of New England Home Therapies, Inc. as of August 31, 2006, and the related audited statements of income, shareholders’ equity and cash flows of New England Home Therapies, Inc. for the period from January 1, 2006 to August 31, 2006, together with the notes and schedules thereto; and (v) the audited consolidated balance sheet of Deaconess Enterprises, Inc. as of December 31, 2006, and the related audited consolidated statements of income, stockholder’s equity and cash flows of Deaconess Enterprises, Inc. for the year ended December 31, 2006, together with the notes and schedules thereto.
     “Company Material Adverse Effect” means a material adverse effect on the business, results of operations, properties or assets of the Company and the Company Subsidiaries, taken as a whole; provided, however, that “Company Material Adverse Effect” shall not include the impact on such business, results of operations, properties or assets arising out of or attributable to (i) general economic conditions affecting the United States that do not disproportionately affect the Company and the Company Subsidiaries (taken as a whole) relative to other businesses in the industries in which the Company and the Company Subsidiaries operate (including any effects or conditions resulting from an outbreak or escalation of hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case whether or not involving the United States), (ii) effects arising from changes in laws or GAAP, (iii) effects relating to the announcement of the execution of this Agreement or the transactions contemplated hereby, (iv) failure of the Company and the Company Subsidiaries to meet any financial projections or forecasts, and (v) effects resulting from compliance with the terms and conditions of this Agreement by the Company. For the avoidance of doubt, a Company Material Adverse Effect shall not be measured against financial projections or forecasts of the Company or the Company Subsidiaries.
     “Company Net Indebtedness” means (a) all Indebtedness of the Company and the Company Subsidiaries minus (b) all Company Cash, in each case existing as of the Closing Date.
     “Company Stock Option Plan” means the Critical Homecare Solutions Holdings, Inc. 2006 Equity Incentive Plan, as amended.
     “Confidentiality Agreement” means the Confidentiality Agreement, dated October 13, 2009, by and between the Company and the Parent.
     “Confidential Information” has the meaning given such term in the Confidentiality Agreement.

     “Credit Agreements” means, collectively, the First Lien Credit Agreement and the Second Lien Credit Agreement.
     “Credit Agreements Payoff Amount” means the aggregate amount of outstanding principal and accrued but unpaid interest, fees and other amounts payable (including any prepayment penalties) as of the close of business in New York, New York on the Closing Date in respect of the Credit Agreements.
     “date hereof” means the date of this Agreement.
     “Debt Financing” means the financing contemplated by the Debt Financing Documents for the purpose of funding the transactions contemplated by this Agreement.
     “Debt Financing Documents” means (a) the Commitment Letter, (b) the fee letter, dated as of the date hereof, among the Parent, Jefferies and Jefco (the “Fee Letter”) and (c) the engagement letter, dated as of November 21, 2009, between Parent and Jefco (the “Engagement Letter”), including, in the case of each of (a), (b) and (c), any exhibits, annexes and attachments thereto.
     “Encumbrance” means any and all liens, encumbrances, charges, mortgages, options, pledges, restrictions on transfer, security interests, hypothecations, easements, rights-of-way or encroachments of any nature whatsoever, whether voluntarily incurred or arising by operation of law.
     “Environment” means soil, fill material, the land surface, or any other surface or subsurface strata, features, sediment, or material; surface waters, groundwater, wetlands, drinking water supplies or sources, or any other water bodies or other water features; any other natural resources or environmental features; outdoor air; any other environmental medium, environmental condition, or natural resource not described above; all biota, flora, and fauna; and any biota, flora, or fauna living in, on, or about any of the foregoing described above.
     “Environmental Laws” means any applicable and binding Laws arising under or in connection with (i) protection, conservation or regulation of the Environment (including concerning any and all environmental media) or any Hazardous Material (including those that are located at, on, under, from, about, adjacent to, or near the Owned Real Property or the Leased Real Property), (ii) the conservation, management, or use of natural resources and wildlife, (iii) the management, manufacture, possession, handling, presence, use, generation, transportation, treatment, storage, release, threatened release, investigation, assessment, abatement, corrective action, removal, or remediation of, or exposure to, Hazardous Material or (iv) the protection or use of surface water, groundwater, or other water bodies or other water features.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “Escrow Account” means the account(s) established by the Escrow Agent for purposes of holding the Escrow Amount.
     “Escrow Agent” means U.S. Bank National Association.

     “Escrow Agreement” means the escrow agreement entered into among the Parent, the Stockholders’ Representative and the Escrow Agent on the Closing Date, in form attached as Exhibit A hereto.
     “Escrow Amount” means such number of shares of Parent’s Stock having an aggregate value (with each share of Parent’s Stock valued at the Parent Stock Value) equal to $22,500,000, which shall be used solely for the purposes set forth in Sections 3.6(c), 12.2(a) and 13.1(a).
     “Escrow Fund” means the Escrow Fund established pursuant to the Escrow Agreement excluding any dividends (other than stock dividends and stock splits) or other amounts earned thereon.
     “Estimated Purchase Price” shall be equal to:
          (i) $350,000,000,
          (ii) minus the sum of:
               (A) the amount of Company Expenses;
               (B) the Estimated Company Net Indebtedness Amount;
               (C) the Preferred Liquidation Amount;
               (D) the Escrow Amount; and
               (E) the Aggregate Option Consideration.
     The Estimated Purchase Price shall be subject to adjustment following the Closing pursuant to Section 3.6 hereof (the Estimated Purchase Price as so adjusted, the “Final Purchase Price”).
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Exercise Price” means the applicable exercise price payable to the Company by an Optionholder upon the exercise of each Option to purchase one share of Common Stock pursuant to an Option Agreement.
     “First Lien Credit Agreement” means the Amended and Restated First Lien Credit Agreement, dated as of January 8, 2007, by and among Critical Homecare Solutions, Inc., KCHS Holdings, Inc., the other guarantors party thereto, the lenders party thereto, Jefferies Finance LLC (the “Bank”), Churchill Financial LLC, and Merrill Lynch Capital, as amended by the First Amendment to Amended and Restated First Lien Credit Agreement and First Amendment to Security Agreement and Consent to Amendment to Intercreditor Agreement, dated as of July 25, 2007, among Critical Homecare Solutions, Inc., KCHS Holdings, Inc., the subsidiary guarantors party thereto, the lenders party thereto and the agents party thereto (as amended, modified and supplemented from time to time).

     “GAAP” means United States generally accepted accounting principles.
     “Governmental Authority” means any nation or government, any state, province, municipal or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to government, or any government authority, agency, department, board, tribunal, commission or instrumentality of the United State of America, any foreign government, any state of the United States of America, or any municipality or other political subdivision thereof, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any governmental or non-governmental self-regulatory organization, agency or authority.
     “Hazardous Material” means toxic substances, hazardous substances, pollutants, contaminants, petroleum and its derivatives, hazardous wastes and any other substance, waste, or material regulated by any Environmental Laws.
     “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as codified at 42 U.S.C. § 1320d.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
     “Indebtedness” means, of any Person, without duplication, (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (ii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (iii) obligations under any interest rate, currency or other currency hedging agreement, (iv) obligations under any performance bond or letter of credit, but only to the extent drawn or called prior to the Closing Date, (v) all capitalized lease obligations as determined under GAAP, (vi) guarantees with respect to any indebtedness of any other Person of a type described in clauses (i) through (v) above, (vii) for clauses (i) through (vi) above, all accrued interest thereon, if any, and any termination fees, prepayment penalties, “breakage” cost or similar payments associated with the repayments of such Indebtedness on the Closing Date. For the avoidance of doubt, Indebtedness shall not include (A) any obligations under any performance bond or letter of credit to the extent undrawn or uncalled, (B) any intercompany Indebtedness between the Company and any Company Subsidiary, (C) any Indebtedness incurred by the Parent and its Affiliates (and subsequently assumed by the Company or any Company Subsidiary) on the Closing Date, (D) any endorsement of negotiable instruments for collection in the ordinary course of business, (E) any deferred revenue, (F) any liability or obligation with respect to deferred Taxes and (G) any earnout arrangements.
     “Indemnitor” means any party hereto from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.
     “Institutional Stockholders” means Blackstone Mezzanine Partners II L.P., Blackstone Mezzanine Holdings II L.P. and S.A.C. Domestic Capital Funding, Ltd..
     “Interim Balance Sheet” has the meaning set forth in the definition of Company Financial Statements.
     “IRS” means the United States Internal Revenue Service.

     “Jefco” means Jefferies & Company, Inc., a Delaware corporation.
     “Jefferies” means Jefferies Finance LLC, a Delaware limited liability company.
     “knowledge of the Parent” or any similar phrase means the actual knowledge or awareness of the individuals identified on Schedule 1.1(a), and the knowledge or awareness that each such person would have obtained after reasonable inquiry of only those employees reporting directly to such person.
     “knowledge of the Company” or any similar phrase means the actual knowledge or awareness of the individuals identified on Schedule 1.1(b), and the knowledge or awareness that each such person would have obtained after reasonable inquiry of only those employees reporting directly to such person.
     “Kohlberg Entities” means Kohlberg Investors V, L.P., Kohlberg TE Investors V, L.P., Kohlberg Offshore Investors V, L.P., Kohlberg Partners V, L.P. and KOCO Investors V, L.P.
     “Laws” means any domestic or foreign laws, statutes, ordinances, rules, regulations, codes or executive orders enacted, issued, adopted, promulgated or applied by any Governmental Authority.
     “Management Agreement” means that certain Management Agreement, dated as of September 19, 2006, between KCHS Holdings, Inc., a Delaware corporation, the Company, and Kohlberg & Company, LLC, a Delaware limited liability company, as amended by that certain letter agreement dated January 8, 2007.
     “Medicaid” means the medical assistance program established by Title XIX of the Social Security Act (42 U.S.C. Section 1396 et seq.).
     “Medicare” means the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. Section 1395 et seq.).
     “Multiemployer Plan” has the meaning set forth in Section 3(37)(A) and 4001(a)(3) of ERISA and Section 414(f) of the Code.
     “New Parent Stockholders Agreement” means the stockholders agreement entered into among the Parent and each of the other parties listed on the signature page thereto concurrently with the execution of this Agreement, in the form attached as Exhibit D hereto.
     “Option” shall have the meaning as set forth in the definition of Option Agreements.
     “Option Agreements” means each agreement between the Company and each of the optionholders listed on Annex B attached hereto (the “Optionholders”), setting forth the terms and conditions of such Optionholder’s right granted under the Company Stock Option Plan to purchase Common Stock (each such right an, “Option”), including the exercise price thereof.
     “Option Cancellation” means the cancellation and payment of the Options immediately prior to the Closing pursuant to the terms and conditions of Section 3.7 hereof.

     “Optionholders” shall have the meaning as set forth in the definition of Option Agreements.
     “Parent Financial Statements” means the audited consolidated financial statements and unaudited consolidated interim financial statements of the Parent and its consolidated Subsidiaries included or incorporated by reference in the Parent SEC Reports.
     “Parent Material Adverse Effect” means a material adverse effect on the business, results of operations, properties or assets of the Parent and its Subsidiaries, taken as a whole; provided, however, that “Parent Material Adverse Effect” shall not include the impact on such business, results of operations, properties or assets arising out of or attributable to (i) general economic conditions affecting the United States that do not disproportionately affect the Parent and its Subsidiaries (taken as a whole) relative to other businesses in the industries in which the Parent and its Subsidiaries operate (including any effects or conditions resulting from an outbreak or escalation of hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case whether or not involving the United States), (ii) effects arising from changes in laws or GAAP, (iii) effects relating to the announcement of the execution of this Agreement or the transactions contemplated hereby, (iv) failure of the Parent and its Subsidiaries to meet any financial projections or forecasts, and (v) effects resulting from compliance with the terms and conditions of this Agreement by the Parent. For the avoidance of doubt, a Parent Material Adverse Effect shall not be measured against financial projections or forecasts of the Parent or its Subsidiaries.
     “Parent SEC Reports” means all reports, schedules, forms, and exhibits required to be filed by the Parent with the SEC pursuant to the reporting requirements of the Exchange Act and all exhibits included therein and financial statements and schedules thereto, in each case to the extent required to be filed after January 1, 2006 through the date of this Agreement.
     “Parent’s Stock” means the common stock, $0.0001 par value, of the Parent.
     “Parent Stock Option Plan” means (a) the BioScrip, Inc. 2001 Incentive Stock Plan and (b) the BioScrip, Inc. 2008 Equity Incentive Plan.
     “Parent Stock Value” means $8.3441.
     “Per Share Amount at Closing” means an amount equal to the quotient obtained by dividing (a) the Estimated Purchase Price by (b) the number of Shares.
     “Permitted Encumbrances” means (i) Encumbrances for Taxes, assessments and other government charges not yet due and payable, or which are being contested in good faith by appropriate proceedings, (ii) mechanics’, workmens’, repairmens’, warehousemens’ or carriers’ Encumbrances arising in the ordinary course of business of the Company and the Company Subsidiaries, (iii) in respect of the Real Property: (A) easements, rights-of-way, servitudes, permits, licenses, surface leases, ground leases to utilities, municipal agreements and, railway siding agreements and other rights of record, (B) conditions, covenants or other similar restrictions of record, (C) easements for streets, alleys, highways, telephone lines, gas pipelines, power lines, railways and other non-monetary exceptions to title of record on, over or in respect of any Real Property, (D) encroachments and other similar matters that would be shown in an accurate survey of the Owned Real Property and (E) liens in favor of the lessors under the Leases, or encumbering the interests of the lessors under the Leases in the Leased Real Property, (iv) Encumbrances securing rental payments under capitalized and/or operating leases, (v) Encumbrances that do not otherwise materially detract from the value or current use of the applicable asset or Real Property, individually or in the aggregate, and (vi) the Encumbrances set forth on Schedule 1.2.
     “Person” means any individual, corporation (including any not for profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity or Governmental Authority.
     “Pre-Closing Date Taxable Period” means any taxable period (or portion thereof) ending on or before the Closing Date. Except as provided in the following sentence, for the purpose of appropriately apportioning any Taxes relating to a Straddle Period to a Pre-Closing Date Taxable Period, such apportionment shall be made assuming that the Company had a taxable year that ended at the close of business on the Closing Date. In the case of property Taxes and similar Taxes which apply ratably to a taxable period, the amount of Taxes allocable to the portion of the Straddle Period that is a Pre-Closing Date Taxable Period shall equal the Tax for the period multiplied by a fraction, the numerator of which shall be the number of days in the period up to and including the Closing Date, and the denominator of which shall be the total number of days in the period.
     “Preferred Liquidation Amount” means all amounts payable to the holders of the Company’s Series A Preferred Stock as a result of the Closing pursuant to the Section 6 of the Company’s Certificate of the Powers, Designations, Preferences and Rights governing the Series A Preferred Stock.
     “Prior Purchase Agreements” means (i) that certain Stock Purchase Agreement by and among Specialty Pharma, Inc., Professional Home Care Services, Inc., Eureka I, L.P., the persons set forth on Schedule A thereto and Critical Homecare Solutions, Inc., dated as of August 10, 2006, as amended by that certain Letter Agreement amending the Stock Purchase Agreement by and among Specialty Pharma, Inc., Professional Home Care Services, Inc., Eureka I, L.P. and Critical Homecare Solutions, Inc., dated as of September 11, 2006, (ii) that certain Stock Purchase Agreement by and among New England Home Therapies, Inc., the persons set forth on Schedule A thereto and Critical Homecare Solutions, Inc., dated as of September 8, 2006, as amended by that certain First Amendment to Stock Purchase Agreement, dated as of September 19, 2006, by and among New England Home Therapies, Inc., Critical Homecare Solutions, Inc. and certain individuals named therein, (iii) that certain Stock Purchase Agreement by and among Critical Homecare Solutions, Inc., The Deaconess Associations, Inc. and Deaconess Enterprises, Inc., dated as of December 20, 2006, as amended by that certain First Amendment to Stock Purchase Agreement by and among Critical Homecare Solutions, Inc., The Deaconess Associations, Inc. and Deaconess Enterprises, Inc, dated as of January 8, 2007, (iv) that certain Stock Purchase Agreement by and among Infusion Solutions, Inc., the persons set forth on Schedule A thereto and Critical Homecare Solutions, Inc., dated as of March 14, 2007, (v) that certain Partnership Interest Purchase Agreement by and among Applied Health

Care, Ltd., Applied HC, L.L.C., the persons set forth on Schedule A thereto, CHS Applied Healthcare GP, Inc., and CHS Applied Healthcare LP, Inc., dated as of June 27, 2007, (vi) that certain Stock Purchase Agreement dated as of July 25, 2007 by and among Option Care of Brunswick, Inc., Pradip Patel and Infusion Partners, Inc., (vii) that certain Stock Purchase Agreement dated as of July 25, 2007 by and among Option Care of Melbourne, Inc., Pradip Patel, Daksha Patel and Infusion Partners, Inc., (viii) that certain Stock Purchase Agreement dated as of August 3, 2007 by and among East Goshen Pharmacy, Inc., Gary Needham and Dennis W. Wildasin and Infusion Partners, Inc, (ix) that certain Stock Purchase Agreement, dated as of April 16, 2008, by and among Wilcox Medical Inc. and New England Home Therapies, Inc., (x) that certain Stock Purchase Agreement, dated as of December 22, 2008, by and among National Health Infusion, Inc., Debra L. Garner, Robert E. Hayes and Infusion Partners Inc., (xi) that certain Stock Purchase Agreement, dated as of September 23, 2008, by and among Scott-Wilson, Inc., Ben C. Scott and Infusion Partners, Inc., (xii) that certain Stock Purchase Agreement, dated as of June 10, 2009, by and among Option Health Ltd., Kathy Budge and Infusion Partners, LLC and (xiii) that certain Asset Purchase Agreement, dated as of August 11, 2007, by and among South Mississippi Home Health, Inc. and Excel Home Health Services, Inc.
     “Purchase Price Cash Component” means the quotient, expressed as a percentage obtained by dividing (x) (i) the excess of the Cash Consideration at Closing over (ii) the Aggregate Cash Option Consideration by (y) the Estimated Purchase Price.
     “Purchase Price Stock Component” means the percentage obtained by subtracting the Purchase Price Cash Component from 100.00%.
     “Real Property” means the Owned Real Property and the Leased Real Property.
     “Reimbursement Approvals” means all Program Agreements and Third Party Payor Contracts.
     “Representatives” means any director, officer, agent, employee, general partner, member, stockholder, advisor or representative of such Person.
     “Rights Agreement” means that certain Rights Agreement, dated December 3, 2002, by and between the Parent and the Rights Agent, as amended, modified and supplemented from time to time.
     “SEC” means the Securities and Exchange Commission.
     “Second Lien Credit Agreement” means the Second Lien Term Loan Agreement, dated as of January 8, 2007, among Critical Homecare Solutions, Inc., KCHS Holdings, Inc., the other guarantors party thereto, the lenders party thereto, Jefferies Finance LLC, Blackstone Corporate Debt Administration L.L.C. and Jefferies & Company, Inc. as amended by the First Amendment to Second Lien Term Loan Agreement and First Amendment to Security Agreement and Consent to Amendment of Intercreditor Agreement, dated as of July 25, 2007, among Critical Homecare Solutions, Inc., KCHS Holdings, Inc., the subsidiary guarantors party thereto, the lenders party thereto and the agents party thereto (as amended, modified and supplemented from time to time).

     “Securities Act” means the Securities Act of 1933, as amended.
     “Series A Preferred Stock” means the Series A Convertible Preferred Stock, $0.001 par value, of the Company.
     “Shares” means the issued and outstanding shares of Common Stock of the Company as of immediately prior to the Merger Effective Time.
     “Stockholder” means, as of immediately prior to the Merger Effective Time, each holder of the issued and outstanding Shares.
     “Stockholder Director Designees” shall mean Samuel P. Frieder and Gordon H. Woodward.
     “Stockholder Percentage” means, for each Stockholder, the percentage set forth next to such Stockholder’s name on Annex C attached hereto.
     “Straddle Period” means any taxable period that begins before and ends after the Closing Date.
     “Subsidiary” means, of a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone and/or through and/or together with any other Subsidiary): (i) owns, directly or indirectly, more than 50% of the voting stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body, of such legal entity or (ii) of which the specified Person controls the management.
     “Tax Returns” means any report, declaration, return, information return, claim for refund, election, disclosure, estimate or statement required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto, and including any amendments thereof.
     “Taxes” means (i) any and all federal, state, provincial, local, municipal, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, withholding, employment, social security (or similar), unemployment compensation, utility, severance, production, excise, stamp, earnings, healthcare, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, (ii) any liability in respect of any items described in clause (i) above whether as a result of transferee liability, being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise by operation of law, and (iii) any liability for the payment of amounts described in (i) or (ii) as a result of any tax sharing, tax indemnity, or tax allocation agreement or any other express or implied agreement to indemnify any other person. For the avoidance of doubt, “Taxes” shall not include any amounts payable to any Governmental Authority under any unclaimed property, abandonment, escheat or similar Law.

     “Termination Date” means June 30, 2010.
     “Treasury Regulations” means the Treasury regulations promulgated under the Code.
     “Third Party Claim” means any claim or demand for which an Indemnitor may be liable to an Indemnitee hereunder which is asserted by a third party.
     “Unrestricted Claims” means any indemnity claims (i) pursuant to ARTICLE XII with respect to: (A) any Specified Representations, (B) any intentional or willful breaches by the Company of any covenants or agreements set forth herein, and (C) any Stockholder Covenant to be made or performed following the Closing, and (ii) pursuant to Section 13.1.
     “Warrant Agreement” means the warrant agreement entered into among the Parent and each of the other parties listed on the signature page thereto (each, a “Warrantholder”) on the Closing Date, in form attached as Exhibit E hereto.
     “Warrants” means those warrants of the Parent to purchase shares of Parent’s Stock issued pursuant to the Warrant Agreement.
          1.2 Other Capitalized Terms. The following terms shall have the meanings specified in the indicated section of this Agreement:

Term	Section
Accounting Firm	3.6(b)
Aggregate Cash Option Consideration	3.7(c)
Aggregate Option Consideration	3.7(e)
Agreement	Preamble
Alternative Financing	8.22(a)
Applicable Stock Value	3.9(c)
Basket Amount	12.3(b)
Cap	12.3(a)
Cash Option Consideration	3.7(c)
Certificates	3.3(a)
Certificate of Merger	2.2
CHS Stockholder Approval	Recitals
Claims Notice	12.4(b)
Closing Certificate	3.1(a)
Closing Date	4.1
Closing	4.1
Company Accreditation	6.16(e)
Company Accreditations	6.16(e)
Company Covenants	12.2(a)
Company Expenses	14.1
Company Benefit Plans	6.17(a)
Company Health Care License	6.16(j)
Company Health Care Licenses	6.16(j)
Company Indemnified Parties	8.13(a)

Term	Section
Company Reimbursement Approval	6.16(f)
Company Reimbursement Approvals	6.16(f)
Company Representations	12.1
Company Subsidiaries	6.3
Company Subsidiary	6.3
Company	Preamble
Controlled Group Liability	6.17(b)
Covered Entities	6.16(i)(i)
Cucuel	Recitals
Cut-Off Date	12.1
Definitive Proxy Statement	8.14(b)
DeMinimis Losses	11.3(b)
DGCL	Recitals
Estimated Company Net Indebtedness Amount	3.1(a)
Excess Cash Amount	3.9
Exchange Ratio	3.7(d)(ii)
Federal Privacy Regulations	6.16(i)
Federal Security Regulations	6.16(i)
Final Company Expenses	3.6(c)
Final Company Net Indebtedness	4.6(c)
Final Purchase Price	Other
Final Preferred Liquidation Amount	3.6(c)
Grandfathered Employees	8.11(a)
Health Care Audits	6.16(g)
Health Care Licenses	6.16(j)
HIPAA Requirements	6.16(i)
Indemnitee	12.2(b)
Indemnitees	12.2(b)
Insurance Policies	6.19
Intellectual Property Rights	6.8(b)
IP License	6.8(a)
Leased Real Property	6.20(b)
Leases	6.20(b)
Losses	12.2(a)
Material Contracts	6.10(a)
Merger Effective Time	2.2
Merger	Recitals
New Company Plan	3.7(a)
Non-Escrow Stock Consideration	3.9(b)
Notice of Disagreement	4.6(b)
Optionholder Per Share Amount	3.7(e)
Outstanding Option	3.7(a)
Owned Property Leases	6.20(a)(ii)
Owned Real Property	6.20(a)(i)
Parent	Preamble
Parent Adjustment Amount	4.6(c)

Term	Section
Parent Benefit Plans	7.19(a)
Parent Indemnitee	12.2(a)
Parent Permits	7.9(a)
Parent Stockholder Approval	7.23
Paul Weiss	8.10
Per Option Consideration	3.7(e)
Permits	6.13
Post-Signing Returns	8.21(a)
Preliminary Proxy Statement	8.14(a)
Press Release	8.15
Program Agreements	6.14(a)
Programs	6.14(a)
Qualified Plan	6.17(b)
Rights Agent	7.4(b)
Rights Amendment	7.4(b)
Roll Over Option	3.7(b)
Roll Over Optionholder	3.7(b)
Rule 144A Offering	8.5(b)
Special Meeting	8.14(a)
Specified Representations	12.1
Statement	4.6(a)
Stockholder Adjustment Amount	4.6(c)
Stockholder Covenant	12.2(a)
Stockholder Representations	12.1
Stockholder Indemnitee	12.2(b)
Stockholders’ Cash Amount	3.9(d)
Stockholders’ Representative	Preamble
Straddle Returns	13.2(b)
Surviving Corporation	2.1
Tax Indemnified Stockholder Parties	13.1(c)
Termination Expenses	11.3
Territory	8.12(c)
Third Party Payor Contracts	6.14(b)
Third Party Payors	6.14(b)
Threshold Percentage	3.9(a)
Voting Agreements	Recitals
WARN	6.17(g)
Warrant Value	3.9(e)
          1.3 Interpretive Provisions. Unless the express context otherwise requires:
               (a) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

               (b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;
               (c) the terms “Dollars” and “$” mean United States Dollars;
               (d) references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;
               (e) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;
               (f) references herein to any gender shall include each other gender;
               (g) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;
               (h) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;
               (i) references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof;
               (j) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;
               (k) references herein to any law or any license mean such law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and
               (l) references herein to any law shall be deemed also to refer to all rules and regulations promulgated thereunder.
ARTICLE II
THE MERGER
          2.1 The Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Merger Effective Time, the Company shall be merged with and into Merger Sub, with Merger Sub as the surviving entity. As a result of the Merger, the separate corporate existence of the Company shall cease, and Merger Sub shall continue as the surviving corporation (the “Surviving Corporation”).

          2.2 Effective Time. As of the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (a “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of such filing, or if another date and time is specified in such filing as the effective time of the Merger, such specified date and time, being the “Merger Effective Time”).
          2.3 Effect of the Merger. From and after the Merger Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the property, rights, privileges, immunities, powers, purposes and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.
          2.4 Certificate of Incorporation; By-Laws. At the Merger Effective Time:
               (a) the certificate of incorporation of Merger Sub, as in effect immediately prior to the Merger Effective Time, shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.
               (b) the by-laws of Merger Sub, as in effect immediately prior to the Merger Effective Time, shall be the by-laws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.
          2.5 Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Merger Effective Time shall be the directors of the Surviving Corporation at the Merger Effective Time, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation until successors are duly elected or appointed and qualified. The officers of Merger Sub immediately prior to the Merger Effective Time shall be the initial officers of the Surviving Corporation at the Merger Effective Time, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation until successors are duly elected or appointed and qualified.
ARTICLE III
CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES
          3.1 Determination of Merger Consideration.
               (a) At least five (5) Business Days prior to the Closing Date, the Company shall deliver to the Parent a certificate (the “Closing Certificate”) setting forth (x) a good faith estimate of the amount of Company Net Indebtedness (the “Estimated Company Net Indebtedness Amount”), which shall include the Credit Agreement Payoff Amount, the amount of Assumed Indebtedness and the amount of Company Cash and (y) the amount of the (A) Preferred Liquidation Amount, (B) Company Expenses, (C) Estimated Purchase Price, (D) Per

Share Amount at Closing, (E) Purchase Price Cash Component and (F) Purchase Price Stock Component.
               (b) In connection with finalizing the Closing Certificate, the Company shall also deliver to the Parent a schedule setting forth the types and amounts of merger consideration to which the holders of Common Stock are entitled, including wire instructions in the case of payments to be made at Closing by wire transfer and the names of Stockholders who will receive shares of Parent’s Stock in partial or full satisfaction of the merger consideration owing to such Stockholder under the terms and conditions of this Agreement.
               (c) The Parent acknowledges and agrees for the benefit of the Stockholders receiving shares of Parent’s Stock hereunder that the record date of ownership for dividend purposes of Parent’s Stock acquired hereunder shall be the Closing Date, even if Parent’s Stock is distributed to a Stockholder pursuant to the terms of this Agreement after the Closing Date.
          3.2 Conversion of Common Stock; Cancellation of Series A Preferred Stock.
               (a) At the Merger Effective Time, by virtue of the Merger and without any action on the part of the Parent, Merger Sub, the Company or the holders of Common Stock, the following shall occur:
          (i) Conversion Generally. At the Merger Effective Time, each share of Common Stock issued and outstanding immediately prior to the Merger Effective Time shall be converted into the right to receive:
          (A) the Per Share Amount at Closing, which aggregate amount per share of Common Stock shall be payable, subject to Section 3.9, in the form of (x) a cash payment equal to the product of the Per Share Amount at Closing multiplied by the Purchase Price Cash Component, which cash payment shall be payable by wire transfer of immediately available funds, without interest, (y) such number of shares of Parent’s Stock having a value (with each share valued using the Parent Stock Value) equal to the product of the Per Share Amount at Closing multiplied by the Purchase Price Stock Component; and
          (B) following the Closing, its pro rata share of any distributions to be made to the Stockholders from the Escrow Funds.
Upon such conversion, all such shares of Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate previously representing any such shares shall cease to have any rights with respect thereto except the right to receive the consideration specified in this Section 3.2(a)(i).
          (ii) Parent-Owned Shares. Any shares of Common Stock owned by the Parent or any of its wholly owned Subsidiaries shall be canceled and retired and shall cease to exist, and no merger consideration or other consideration shall be delivered in exchange therefor.

          (iii) Cancellation of Treasury Shares. Each share of Common Stock held in the Company treasury immediately prior to the Merger Effective Time shall be canceled and extinguished without any conversion thereof, and no merger consideration or other consideration shall be delivered in exchange therefor.
          (iv) Merger Sub. Upon the consummation of the Merger, each share of common stock of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so represented, and the shares so represented shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
               (b) Cancellation of Series A Preferred Stock. At the Merger Effective Time, by virtue of the Merger and without any action on the part of the Parent, Merger Sub, the Company or the holders of Series A Preferred Stock, each share of Series A Preferred Stock issued and outstanding immediately prior to the Merger Effective Time shall be converted into the right to receive a pro rata portion of the Preferred Liquidation Amount payable without interest pursuant to Section 4.2(g). Upon such conversion, all such shares of Series A Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate previously representing any such shares shall cease to have any rights with respect thereto except the right to receive the consideration specified in this Section 3.2(b).
          3.3 Exchange of Certificates for Common Stock.
               (a) Exchange Procedures. As promptly as reasonably practicable after the execution and delivery of this Agreement, the Company and the Parent shall send to each holder of record of a certificate or certificates representing outstanding shares of Common Stock (the “Certificates”) (i) a letter of transmittal in such form and having such provisions reasonably acceptable to the Parent and the Stockholders’ Representative and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the merger consideration payable in respect of the number of Shares represented by such Certificates. At the Merger Effective Time, upon surrender of a Certificate for cancellation to the Parent together with such letter of transmittal, properly completed and duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the applicable type and portion of the merger consideration payable in respect of the shares of Common Stock represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. Such payment of the applicable portion of the merger consideration shall be paid to such holder by the Parent (i) on the Closing Date, if such holder has on or prior to the Merger Effective Time delivered to the Parent such Certificate, together with such letter of transmittal, properly completed and duly executed, or (ii) within two (2) Business Days from the delivery of such Certificate, together with such letter of transmittal, properly completed and duly executed, if such Certificate and letter of transmittal are delivered following the Closing Date. No interest shall be paid or shall accrue on any merger consideration. In the event of a transfer of ownership of shares of Common Stock which is not registered in the transfer records of the Company, the merger consideration payable in respect of such shares of Common Stock may be paid to a transferee if the Certificate representing such shares of Common Stock is presented to the Parent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 3.3, each Certificate shall be deemed at any time after the Merger Effective Time to represent only the right to receive upon such surrender the applicable portion of the merger consideration payable in respect of the shares of Common Stock represented by such Certificate, without any interest thereon; provided, however, that no certificates representing less than one share of Parent Common Stock shall be issued upon the surrender for exchange of Certificates by any holder thereof pursuant to this Section 3.3(a). Any fractional shares that would otherwise be issuable pursuant to this Section 3.3(a) shall be converted into cash at the Parent Stock Value.
               (b) Further Rights in Common Stock. The merger consideration issued upon conversion of a share of Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such share of Common Stock (other than any rights such holder may have to receive its pro rata share of any distributions to be made to the Stockholders from the Escrow Funds).
               (c) No Liability. None of the Parent, the Surviving Corporation or the Company shall be liable to any holder of shares of Common Stock for any cash or shares of Parent’s Stock from the merger consideration delivered to a public official pursuant to any abandoned property, escheat or similar Law. If any Certificates have not been surrendered prior to five years after the Closing (or immediately prior to such earlier date on which any merger consideration in respect of those Certificates would otherwise escheat to or become the property of any Governmental Authority), any merger consideration payable in respect of those Certificates shall, to the extent permitted by applicable Law, become the property of the Parent, free and clear of all claims or interests of any Person previously entitled to that merger consideration.
               (d) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Parent, the posting by such Person of a bond (other than the Institutional Stockholders), in such reasonable amount as the Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Parent shall pay in exchange for such lost, stolen or destroyed Certificate the merger consideration payable in respect of the shares of Common Stock represented by such Certificate, without any interest thereon.
          3.4 Stock Transfer Books. At the Merger Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Common Stock theretofore outstanding on the records of the Company. From and after the Merger Effective Time, the holders of Certificates representing shares of Common Stock outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such shares of Common Stock except as otherwise provided herein or by Law. Subject to Section 3.3(c), at or after the Merger Effective Time, any Certificates presented to the Parent for any reason shall be exchanged for the merger consideration payable in respect of the shares of Common Stock represented by such Certificates, without any interest thereon.

          3.5 Withholding Taxes. Each of the Parent and the Surviving Corporation shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement (which, for the avoidance of doubt, may also include any amounts payable into or out of the Escrow Account) such amounts as it is required to deduct or withhold with respect to the making of such payment under the Code, or any applicable provision of state, local or foreign Tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Common Stock in respect of which such deduction and withholding was made.
          3.6 Purchase Price Adjustment.
               (a) Within sixty (60) calendar days after the Closing Date, the Parent shall deliver to the Stockholders’ Representative a statement (the “Statement”) of the Company Net Indebtedness, the Preferred Liquidation Amount and the Company Expenses.
               (b) The Statement shall become final and binding upon the parties on the thirtieth (30th) day following the date on which the Statement was delivered to the Stockholders’ Representative, unless the Stockholders’ Representative delivers written notice of its disagreement with the Statement (a “Notice of Disagreement”) to the Parent prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement. If a Notice of Disagreement is received by the Parent in a timely manner, then the Statement (as revised in accordance with this sentence) shall become final and binding upon the Stockholders and the Parent on the earlier of (i) the date the Stockholders’ Representative and the Parent resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (ii) the date any disputed matters are finally resolved in writing by the Accounting Firm pursuant to this Section 3.6(b). During the thirty (30)-day period following the delivery of a Notice of Disagreement, the Stockholders’ Representative and the Parent shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. If at the end of such thirty (30)-day period the Stockholders’ Representative and the Parent have not resolved in writing the matters specified in the Notice of Disagreement, the Stockholders’ Representative and the Parent shall submit to an independent accounting firm (the “Accounting Firm”) for arbitration, in accordance with the standards set forth in this Section 3.6(b), only such matters specified in the Notice of Disagreement that remain in dispute. The Accounting Firm shall be KPMG LLP or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by the Stockholders’ Representative and the Parent in writing. The Stockholders’ Representative and the Parent shall use reasonable efforts to cause the Accounting Firm to render a written decision resolving the matters submitted to the Accounting Firm within thirty (30) calendar days of the receipt of such submission. The scope of the disputes to be resolved by the Accounting Firm shall be limited to fixing mathematical errors and determining whether the items in dispute were properly included or omitted and the Accounting Firm is not to make any other determination. The Accounting Firm’s decision shall be based solely on written submissions by the Stockholders’ Representative and the Parent and their respective representatives and not by independent review and shall be final and binding on all of the parties hereto. The Accounting Firm may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The fees and expenses of the Accounting Firm incurred pursuant to this Section 3.6(b) shall be borne pro rata as between the Stockholders, on the one hand, and the Parent, on the other hand, in proportion to the final allocation made by such Accounting Firm of the disputed items weighted in relation to the claims made by the Stockholders’ Representative and the Parent, such that the prevailing party pays the lesser proportion of such fees, costs and expenses.
               (c) For the purposes of this Agreement, “Final Company Net Indebtedness” means the Company Net Indebtedness, “Final Preferred Liquidation Amount” means the Preferred Liquidation Amount, and “Final Company Expenses” means the Company Expenses, in each case as finally agreed or determined in accordance with Section 3.6(b). The Estimated Purchase Price shall be increased (any such increase, the “Stockholder Adjustment Amount”) by the sum of (i) the amount, if any, that the Estimated Company Net Indebtedness Amount exceeds the Final Company Net Indebtedness, (ii) the amount, if any, that the Preferred Liquidation Amount set forth in the Closing Certificate exceeds the Final Preferred Liquidation Amount, and (iii) the amount, if any, that the Company Expenses set forth in the Closing Certificate exceeds the Final Company Expenses. The Estimated Purchase Price shall be decreased (any such decrease, the “Parent Adjustment Amount”) by the sum of (i) the amount, if any, that the Final Company Net Indebtedness exceeds the Estimated Company Net Indebtedness Amount, (ii) the amount, if any, that the Final Preferred Liquidation Amount exceeds the Preferred Liquidation Amount set forth in the Closing Certificate, and (iii) the amount, if any, that the Final Company Expenses exceeds the Company Expenses set forth in the Closing Certificate. If the Stockholder Adjustment Amount exceeds the Parent Adjustment Amount, the Parent shall, within five (5) Business Days after the Final Company Net Indebtedness, the Final Preferred Liquidation Amount and the Final Company Expenses are determined, subject to Section 3.9, make payment by wire transfer of immediately available funds to the Stockholders in accordance with their respective Stockholder Percentage in the amount of any such excess. If the Parent Adjustment Amount exceeds the Stockholder Adjustment Amount, the Parent and the Stockholders’ Representative shall, within five (5) Business Days after the Final Company Net Indebtedness, the Final Preferred Liquidation Amount and the Final Company Expenses are determined, cause the Escrow Agent to release to Parent a number of shares of Parent’s Stock from the Escrow Fund in accordance with the terms of the Escrow Agreement having a value (with each share of Parent’s Stock valued at the Parent Stock Value) equal to such excess.
               (d) No actions taken by the Parent on its own behalf or on behalf of the Company or any Company Subsidiary, on or following the Closing Date shall be given effect for purposes of determining the Company Net Indebtedness, the Preferred Liquidation Amount and the Company Expenses. During the period of time from and after the Closing Date through the final determination and payment of Company Net Indebtedness, the Preferred Liquidation Amount and the Company Expenses in accordance with this Section 3.6, the Parent shall afford, and shall cause the Company and each Company Subsidiary to afford, to the Stockholders and any accountants, counsel or financial advisers retained by the Stockholders in connection with the review of Company Net Indebtedness, the Preferred Liquidation Amount and the Company Expenses in accordance with this Section 3.6, direct access during normal business hours upon reasonable advance notice to all the properties, books, contracts, personnel, representatives (including the Company’s accountants) and records of the Company, each Company Subsidiary and such representatives (including the work papers of the Company’s accountants) relevant to the review of the Statement and the Parent’s determination of Company Net Indebtedness, the Preferred Liquidation Amount and the Company Expenses in accordance with this Section 3.6.
          3.7 Treatment of Options and Aggregate Option Consideration.
               (a) The Company immediately before the Closing shall take all actions necessary so that each Optionholder of each Option then outstanding and unexercised has a fully vested right to exercise such Option (each an “Outstanding Option”), and Parent effective at the Closing shall assume and adopt the Company Stock Option Plan (the Company Stock Option Plan as so assumed and adopted being the “New Company Plan”) and substitute shares of Parent Stock for shares of Common Stock, the number of which shall be determined by multiplying the number of shares of Company Stock available for issuance under the Company Stock Option Plan immediately before the Closing by the Exchange Ratio and rounding down to the nearest whole share of Parent Stock.
               (b) Each Optionholder’s right to purchase Common Stock under each Outstanding Option (or part of an Outstanding Option) under the Company Stock Option Plan that is designated as a “Roll Over Option” pursuant to the formula set forth on Schedule 3.7 shall be assumed by the Parent at the Closing, and Parent effective at the Closing shall convert each such Outstanding Option (or part of an Outstanding Option) into a fully vested option to purchase Parent Stock under the New Company Plan in accordance with Section 3.7(d) (each so converted Outstanding Option (or part of an Outstanding Option) being a “Roll Over Option”, and the holder of each such Roll Over Option being a “Roll Over Optionholder”).
               (c) Parent, at the Closing, shall pay to each Optionholder an amount in cash equal to the Per Option Consideration, if any, with respect to each Outstanding Option (other than a Roll Over Option) held by such Optionholder, and the aggregate amount of such payments shall be the “Aggregate Cash Option Consideration”. Each Optionholder’s right to purchase Common Stock pursuant to any Outstanding Option shall (subject to Section 3.7(b)) be cancelled effective at the Closing and shall have no further force or effect whatsoever.
               (d) With respect to each Roll Over Optionholder, effective as of the Closing:
               (i) Each Roll Over Option shall represent a fully vested right to acquire the number of validly issued, fully paid and non-assessable shares of Parent’s Stock equal to the product of (i) the number of Shares subject to the related Outstanding Option (or the applicable part of the related Outstanding Option) immediately before the Closing multiplied by (ii) the Exchange Ratio, provided that any fractional share resulting from such multiplication shall be rounded down to the nearest whole share. The exercise price per Share of each Roll Over Option shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (i) the exercise price per Share under the related Outstanding Option immediately prior to the Closing by (ii) the Exchange Ratio (provided that such exercise price shall be rounded up to the nearest whole cent).
               (ii) If the conversion of an Outstanding Option (or part of an Outstanding Option) into a Roll Over Option described in Section 3.7(d)(i) involves a fractional share of Parent Stock which is rounded down to the nearest whole share of Parent Stock, Parent shall pay the affected Roll Over Optionholder an amount equal to the Parent Stock Value multiplied by the fractional share, rounded to two decimal places, and such payment shall be made at the same time payments are made pursuant to Section 3.7(c).
               (iii) The term “Exchange Ratio” shall mean the quotient obtained by dividing (i) the Optionholder Per Share Amount by (ii) Parent Stock Value.
               (iv) The terms of each Roll Over Option shall (except as necessary or appropriate to reflect the conversion and as consistent with the regulations under Section 409A of the Code) be the same as the terms of the related Outstanding Option immediately prior to the Closing, including the terms of the Company Stock Option Plan and the applicable award agreement for the related Outstanding Option. Promptly after the Closing, the Parent shall cause the Roll Over Options to be registered under a Form S-8 registration statement of the Parent filed under the Securities Act. The Roll Over Optionholder shall not be entitled to any additional benefits or be subject to any additional restrictions that he or she did not have under his or her related Outstanding Option.
               (e) The term “Aggregate Option Consideration” shall mean the aggregate of the Per Option Consideration related to each Outstanding Option (including an option which is converted into a Roll Over Option), and the “Per Option Consideration” for each Outstanding Option (including an option which is converted into a Roll Over Option) shall be an amount equal to the product of (I) the excess, if any, of (i) the Optionholder Per Share Amount over (ii) the Exercise Price for such Outstanding Option, multiplied by (II) the number of shares of Common Stock subject to such Outstanding Option. The “Optionholder Per Share Amount” equals the quotient obtained by dividing (A) (x) the Estimated Purchase Price (without reduction for the Aggregate Option Consideration or the Escrow Amount) plus (y) the aggregate Exercise Price for all Outstanding Options (including options which are converted into Roll Over Options) by (B) the sum of (1) the total number of Shares and (2) the number of shares of Common Stock subject to all Outstanding Options (including options which are converted into Roll Over Options); provided that if this calculation results in an Optionholder Per Share Amount being less than the Exercise Price of any of the Outstanding Options, then the same calculation should be repeated but only those Outstanding Options with Exercise Prices less than the Optionholder Per Share Amount produced in the first calculation shall be included in such subsequent calculation, including for the purposes of clauses (A)(y) and (B)(2) thereof.
               (f) To the extent permissible by applicable law, the Stockholders and the Parent shall treat, and cause their Affiliates to treat, the U.S. federal and state income tax deductions resulting from (i) the payment obligations of the Company in cancellation of the Options described in this Section 3.7 (other than Roll Over Options), (ii) the U.S. federal and state income tax deductions resulting from the accrual or payment of any Indebtedness (including the deduction of unamortized debt issuance costs incurred in connection with the Indebtedness repaid at or before Closing) and (iii) Company Expenses, to the extent deductible, as deductible in the Pre-Closing Date Taxable Period, and, in the case of a Straddle Period, as allocable for the purposes of this Agreement to the Pre-Closing Date Taxable Period included in such Straddle Period, and shall not take any position inconsistent therewith. For the avoidance of doubt, the Stockholders and the Parent shall not treat, and shall cause their Affiliates not to treat, the “next day” rule of Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) or any similar provision of state or local Tax Law as applying to the deductions described in the previous sentence, and no elections that would result in the ratable allocation of such deductions shall be made under Treasury Regulation Section 1.1502-76(b)(2) or any similar provision of state or local Tax Law.
               (g) Escrow Funds. The Escrow Fund shall (a) be used solely for the purposes set forth in Section 3.6(c), Section 12.2(a) and Section 13.1(a); provided that the permitted use under Section 3.6(c) shall terminate five (5) Business Days after the date on which each of the Final Company Net Indebtedness, the Final Preferred Liquidation Amount and the Final Company Expenses are finally agreed or determined, (b) thereafter be used solely to satisfy any claims of the Parent for indemnification pursuant to Section 12.2(a) and Section 13.1(a) made from and after Closing but on or before the Cut-Off Date applicable to the representation, warranty, covenant or indemnity to which such claim(s) relates and (c) terminate at 11:59 p.m. (Eastern time) on the date that is eighteen (18) months after the Closing Date (other than with respect to claims in subparagraph (b) above made on or before the applicable Cut-Off Date). Any shares of Parent’s Stock remaining in the Escrow Fund other than amounts with respect to claims in subparagraph (b) above made on or before the applicable Cut-Off Date shall thereafter be distributed to the Stockholders based on such Stockholder’s Stockholder Percentage. The Escrow Fund shall be held and disbursed solely for the respective purposes and in accordance with the terms hereof and the Escrow Agreement.
          3.8 Relationship Among the Stockholders.
               (a) Each Stockholder hereby irrevocably appoints the Stockholders’ Representative as the sole representative of the Stockholders to act as the agent and on behalf of such Stockholders regarding any matter relating to or under this Agreement, including for the purposes of: (i) making decisions with respect to the determination of the Company Net Indebtedness, the Preferred Liquidation Amount and the Company Expenses under Section 3.6; (ii) determining whether the conditions to closing in ARTICLE X have been satisfied and supervising the Closing, including waiving any condition, as determined by the Stockholders’ Representative, in its sole discretion; (iii) taking any action that may be necessary or desirable, as determined by the Stockholders’ Representative, in its sole discretion, in connection with the termination of this Agreement in accordance with ARTICLE XI; (iv) taking any and all actions that may be necessary or desirable, as determined by the Stockholders’ Representative, in its sole discretion, in connection with the amendment of this Agreement in accordance with Section 14.2; (v) accepting notices on behalf of the Stockholders in accordance with Section 14.5; (vi) taking any and all actions that may be necessary or desirable, as determined by the Stockholders’ Representative, in its sole discretion, in connection with negotiating or entering into settlements and compromises of any claim for indemnification pursuant to ARTICLE XII hereof, (vii) delivering or causing to be delivered to the Parent at the Closing certificates representing the Shares to be sold by the Stockholders hereunder; (viii) executing and delivering, on behalf of the Stockholders, any and all notices, documents or certificates to be executed by the Stockholders, in connection with this Agreement and the transactions contemplated hereby and (ix) granting any consent, waiver or approval on behalf of the

Stockholders under this Agreement. As the representative of the Stockholders under this Agreement, the Stockholders’ Representative shall act as the agent for all Stockholders, shall have authority to bind each such Person in accordance with this Agreement, and the Parent may rely on such appointment and authority until the receipt of notice of the appointment of a successor upon two (2) Business Days’ prior written notice to the Parent. The Parent may conclusively rely upon, without independent verification or investigation, all decisions made by the Stockholders’ Representative in connection with this Agreement in writing and signed by an officer of the Stockholders’ Representative.
               (b) Each Stockholder hereby appoints the Stockholders’ Representative as such Stockholder’s true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, in such Stockholder’s name, place and stead, in any and all capacities, in connection with the transactions contemplated by this Agreement, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with the sale of such Stockholder’s Shares as fully to all intents and purposes as such Stockholder might or could do in person. In acting as the sole representative of the Stockholders hereunder prior to the Closing Date, the Stockholder’s Representative shall take such actions consistent with and in accordance with the terms of the CHS Stockholders Agreement.
               (c) The Stockholders’ Representative (in its capacity as Stockholders’ Representative) shall have no liability to the Parent for any default under this Agreement by any other Stockholder. Except for fraud or willful misconduct on its part, the Stockholders’ Representative shall have no liability to any other Stockholder under this Agreement for any action or omission by the Stockholders’ Representative on behalf of the other Stockholders.
          3.9 Limitation on Cash Consideration Payable to the Stockholders. Notwithstanding anything in this Agreement to the contrary, the Parent shall in no event pay the Stockholders any amounts of cash in exchange for Common Stock if the Threshold Percentage would be less than 40.5% after such payment. To the extent that an amount of cash otherwise payable to the Stockholders under this Agreement would cause the Threshold Percentage to be lower than 40.5% at the time of such payment (such excess amount, the “Excess Cash Amount”), such Excess Cash Amount shall be payable in an equivalent amount of Parent’s Stock (with each share of Parent’s Stock valued for this purpose using the Applicable Stock Value), provided that any fractional share of Parent’s Stock shall be rounded up or down to the nearest whole share.
               (a) The term “Threshold Percentage” shall mean the quotient, expressed as a percentage, obtained by dividing (i) the Non-Escrow Stock Consideration by (ii) the sum of (A) the Non-Escrow Stock Consideration plus (B) the Stockholders’ Cash Amount plus (C) the Preferred Liquidation Amount plus (D) the Warrant Value.
               (b) The term “Non-Escrow Stock Consideration” shall mean, as of the date of a given payment, the product of (i) the aggregate number of shares of Parent’s Stock delivered to the Stockholders pursuant to this Agreement, excluding the Escrow Amount (whether or not such shares are distributed to the Stockholders) multiplied by (ii) the Applicable Stock Value.

               (c) The term “Applicable Stock Value” shall mean the average of the high and low selling prices of a share of Parent’s Stock quoted on the National Association of Securities Dealers Automated Quotations System Global Market, as reported by The Wall Street Journal, for the last trading day immediately prior to (i) the date hereof if, as of the Closing Date, Temp. Reg. section 1.368-1(e)(2) has not expired or has been replaced by a regulation permitting or requiring Parent’s Stock to be valued, for purposes of applying the continuity of interest requirement under Section 368 of the Code, on the last trading day immediately prior to the date hereof, or (ii) the Closing Date if the condition described in clause (i) is not satisfied as of the Closing Date.
               (d) The term “Stockholders’ Cash Amount” shall mean, as of the date of a given payment, the aggregate amount of cash paid to the Stockholders in exchange for Common Stock. For the avoidance of doubt, the Stockholders’ Cash Amount shall include all amounts of cash paid to the Stockholders pursuant to the penultimate sentence of Section 3.6(c) and pursuant to Section 13.5(a).
               (e) The term “Warrant Value” shall mean $15,000,000, which the parties agree shall represent the aggregate fair market value of the Warrants as of the date hereof.
ARTICLE IV
THE CLOSING; TRANSACTIONS TO BE EFFECTED AT THE CLOSING
          4.1 Closing; Closing Date. The closing of the Merger contemplated hereby (the “Closing”) shall take place at the offices of King & Spalding LLP, 1185 Avenue of the Americas, New York, New York 10036, at 10:00 a.m. local time, on the second (2nd) Business Day after the date that all of the conditions to the Closing set forth in ARTICLE IX and ARTICLE X (other than those conditions which, by their terms, are to be satisfied or waived at the Closing) shall have been satisfied or waived by the party entitled to waive the same, or at such other time, place and date that the Stockholders’ Representative and the Parent may agree in writing. The date upon which the Closing occurs is referred to herein as the “Closing Date.”
          4.2 Transactions to be Effected at the Closing. At the Closing, the following transactions shall be effected by the parties:
               (a) the Stockholders shall deliver to the Parent Certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer Tax stamps, if any, affixed, and the letter of transmittal described in Section 3.3 required to be delivered by each Stockholder prior to payment of any merger consideration by the Parent hereunder;
               (b) upon receipt of the information and documentation referenced in Section 4.2(a) above for a Stockholder, the Parent shall deliver to such Stockholder sufficient cash, shares of Parent’s Stock and Warrants to make all deliveries to such Stockholder pursuant to Section 3.2(a)(i). The cash payment described herein shall be by wire transfer of immediately available funds to a bank account designated in writing by each such Stockholder (such designation to be made at least two (2) Business Days prior to the Closing Date);

               (c) the Company shall pay to each Optionholder (other than in respect of a Roll Over Option), by wire transfer of immediately available funds, check or direct deposit, an amount equal to such Optionholder’s portion of the Aggregate Cash Option Consideration in accordance with Section 3.7 herein plus any amount described in Section 3.7(d)(ii); provided that with respect to each Option, the amount paid to an Optionholder shall be reduced by all applicable withholding amounts, if any, with respect to the exercise of the underlying Option in accordance with Section 3.7 herein and Parent shall issue the Roll Over Options to the Roll Over Optionholders;
               (d) the Parent shall deliver to the Company an amount equal to the Aggregate Cash Option Consideration, payable by wire transfer of immediately available funds to such bank account of the Company designated in writing by the Company (such designation to be made at least two (2) Business Days prior to the Closing);
               (e) the Parent shall deliver to the Bank on behalf of the Company an amount equal to the Credit Agreements Payoff Amount;
               (f) the Parent shall deliver to the Company by wire transfer of immediately available funds to such bank accounts of the Company designated in writing by the Company (such designation to be made at least two (2) Business Days prior to the Closing Date) an amount sufficient to pay the Preferred Liquidation Amount;
               (g) the Company shall pay the Preferred Liquidation Amount to the holders of the Series A Preferred Stock;
               (h) the Parent shall deliver to the Company by wire transfer of immediately available funds to such bank account of the Company designated in writing by the Company (such designation to be made at least two (2) Business Days prior to the Closing Date) an amount sufficient to pay the Company Expenses;
               (i) the Company shall pay the Company Expenses;
               (j) the Parent shall deliver to the Escrow Agent the Escrow Amount consisting of the shares of Parent’s Stock to be held in the Escrow Fund; and
               (k) the Parent shall issue to each Warrantholder the number of Warrants set forth opposite such Warrantholder’s name on Annex D attached hereto.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS
     Each Stockholder represents and warrants (solely with respect to itself and with respect to no other Person) to the Parent as follows:
          5.1 Organization. Such Stockholder (other than any Stockholder that is an individual) is duly organized, validly existing and in good standing (or the equivalent thereof) under the laws of the jurisdiction of its formation.

          5.2 Binding Obligations. Such Stockholder (other than any Stockholder that is an individual) has all requisite corporate, partnership or other authority and power to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby and the execution, delivery and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such Stockholder and no other proceedings on the part of such Stockholder are necessary to authorize the execution and delivery and performance of this Agreement by such Stockholder. This Agreement has been duly executed and delivered by such Stockholder, and assuming that this Agreement constitutes the legal, valid and binding obligations of the Parent and Merger Sub, constitutes the legal, valid and binding obligations of such Stockholder, enforceable against such Stockholder in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies, and (ii) general principles of equity.
          5.3 No Defaults or Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by such Stockholder and performance by such Stockholder of its obligations hereunder (i) do not result in any violation of the applicable organizational documents of such Stockholder, if applicable, (ii) except as set forth on Schedule 5.3, do not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under any material agreement or instrument to which such Stockholder is a party or by which such Stockholder is bound or to which its properties are subject, and (iii) except for applicable requirements under the HSR Act, do not violate any existing applicable law, rule, regulation, judgment, order or decree of any Governmental Authority having jurisdiction over such Stockholder or any of its properties; provided, however, that no representation or warranty is made in the foregoing clauses (ii) or (iii) with respect to matters that, individually or in the aggregate, would not reasonably be expected to materially impair such Stockholder’s ability to consummate the transactions contemplated hereby.
          5.4 No Authorization or Consent Required. Except for applicable requirements of the HSR Act or similar foreign competition or Antitrust Laws or as otherwise set forth in Schedule 5.4, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person at or prior to Closing will be required to be obtained or made by such Stockholder in connection with the due execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby; provided, however, that no representation and warranty is made with respect to authorizations, approvals, notices or filings with any Governmental Authority that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to materially impair such Stockholder’s ability to consummate the transactions contemplated hereby.
          5.5 The Shares. Schedule 5.5 accurately sets forth such Stockholder’s record ownership of the Company’s capital stock and options to purchase the Company’s capital stock as of the date hereof. Other than the shares of capital stock of the Company owned and options to purchase the capital stock of the Company held by such Stockholder as listed on Schedule 5.5 hereto, such Stockholder has no other equity interests or rights to acquire equity interests in the Company as of the date hereof. Such Stockholder has good and valid title to the Shares, free and clear of all Encumbrances, except (i) Permitted Encumbrances against the Shares all of which will be discharged on or prior to the Closing Date, (ii) Encumbrances on transfer imposed under applicable securities laws, and (iii) Encumbrances created by the acts of Parent, Merger Sub or their Affiliate. Other than the CHS Stockholders Agreement, the Shares are not subject to any contract restricting or otherwise relating to the voting, dividend rights or disposition of such Shares (other than liens on the Common Stock owned by the Institutional Stockholders in connection with indebtedness of such Institutional Stockholders, which liens shall be released on or prior to the Closing Date).
          5.6 Investment Representations.
               (a) Such Stockholder is acquiring the shares of Parent’s Stock to be issued pursuant to ARTICLE II solely for such Stockholder’s account, for investment purposes only and with no current intention or plan to distribute, sell or otherwise dispose of any of those shares in connection with any distribution;
               (b) Such Stockholder is not a party to any agreement or other arrangement for the disposition of any shares of Parent’s Stock other than this Agreement and the New Parent Stockholders Agreement;
               (c) Such Stockholder is an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act; and
               (d) Such Stockholder (A) is able to bear the economic risk of an investment in the Parent’s Stock acquired pursuant to this Agreement, (B) can afford to sustain a total loss of that investment, (C) has such knowledge and experience in financial and business matters that he or it is capable of evaluating the merits and risks of the proposed investment in the Parent’s Stock, (D) has had an adequate opportunity to ask questions and receive answers from the officers of the Parent concerning any and all matters relating to the transactions contemplated by this Agreement and (E) as of the date hereof, has received and reviewed copies of the Parent’s most recent annual report on Form 10-K, most recent proxy statement and all other reports filed under Section 13(a) of the Exchange Act since the date of filing of the Parent’s most recent annual report on Form 10-K prior to the date hereof.
          5.7 Exclusivity of Representations. The representations and warranties made by such Stockholder in this Agreement are the exclusive representations and warranties made by such Stockholder. Such Stockholder hereby disclaims any other express or implied representations or warranties.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company represents and warrants to the Parent as follows:

          6.1 Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each Company Subsidiary is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its formation. The Company and each Company Subsidiary have all requisite organizational power and authority to own, lease and operate their respective properties and carry on their business as presently owned or conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be expected to be material to the Company or any Company Subsidiary. The Company and each Company Subsidiary have been qualified, licensed or registered to transact business as a foreign corporation and is in good standing (or the equivalent thereof) in each jurisdiction in which the ownership or lease of property or the conduct of their business requires such qualification, license or registration, except where the failure to be so qualified, licensed or registered or in good standing (or the equivalent thereof) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or result in a material adverse effect on the Company’s or each such Company Subsidiary’s ability to consummate the transactions contemplated hereby. Schedule 6.1 sets forth a complete and correct list of all jurisdictions in which the Company and the Company Subsidiaries are qualified or licensed to do business as a foreign corporation.
          6.2 Capitalization of the Company.
               (a) Schedule 6.2 sets forth a complete and accurate list of the number and type of authorized, issued and outstanding shares of capital stock of the Company as of the date hereof. Except as set forth on Schedule 6.2, there are no other shares of capital stock or other equity securities of the Company authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), calls or commitments of any character whatsoever, relating to the capital stock of, or other equity or voting interest in, the Company, to which the Company is a party or is bound requiring the issuance, delivery or sale of shares of capital stock of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity or voting interest in, the Company to which the Company is a party or is bound. The Company has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote). There are no contracts to which the Company or any Stockholder is a party or by which it is bound to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interest in, the Company or (ii) vote or dispose of any shares of capital stock of, or other equity or voting interest in, the Company. Except as set forth in the CHS Stockholders Agreement, there are no registration rights, irrevocable proxies and no voting agreements with respect to any shares of capital stock of, or other equity or voting interest in, the Company.
               (b) All of the issued and outstanding shares of capital stock of the Company are (i) duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto, and (ii) have been issued in compliance with all applicable Laws, including, without limitation, all federal and state securities laws.

          6.3 Subsidiaries. Schedule 6.3 sets forth a complete and accurate list of the name and jurisdiction of each Subsidiary of the Company (each a “Company Subsidiary” and collectively, the “Company Subsidiaries”), and the authorized, issued and outstanding capital stock of the Company Subsidiary. Each of the outstanding shares of capital stock of the Company Subsidiary is duly authorized, validly issued, fully paid and non-assessable and is directly owned of record as set forth on Schedule 6.3, free and clear of any Encumbrances other than (i) Permitted Encumbrances to be removed prior to or at Closing, (ii) Encumbrances on transfer imposed under applicable securities law and (iii) Encumbrances created by the Parent’s or its Affiliates’ acts. There is no other capital stock or equity securities of any Company Subsidiary authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), calls or commitments of any character whatsoever to which any such Company Subsidiary is a party or may be bound requiring the issuance, delivery or sale of shares of capital stock of such Company Subsidiary. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity or voting interest in, any Company Subsidiary to which the Company or any Company Subsidiary is bound. No Company Subsidiary has any authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the equity holders of such Company Subsidiary on any matter. There are no contracts to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound to (i) repurchase, redeem or otherwise acquire any shares of the capital stock of, or other equity or voting interest in, such Company Subsidiary or (ii) vote or dispose of any shares of the capital stock of, or other equity or voting interest in, such Company Subsidiary. There are no irrevocable proxies and no voting agreements with respect to any shares of the capital stock of, or other equity or voting interest in, any Company Subsidiary. Except as set forth on Schedule 6.3, neither the Company nor any Company Subsidiary owns, directly or indirectly, any capital stock of, or equity ownership or voting interest in, any Person (other than the Company Subsidiaries in the case of the Company).
          6.4 Binding Obligation. Except for the CHS Stockholder Approval, the Company has all requisite corporate authority and power to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. Except for the CHS Stockholder Approval, this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes the legal, valid and binding obligation of the Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies, and (ii) general principles of equity.

          6.5 No Defaults or Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company and performance by the Company of its obligations hereunder (i) does not result in any violation of the charter or by-laws of the Company or the Company Subsidiaries, (ii) except as set forth on Schedule 6.5, does not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under any Material Contract, and (iii) except for the applicable requirements of the HSR Act, does not violate any material existing applicable law, rule, regulation, judgment, order or decree of any Governmental Authority having jurisdiction over the Company, the Company Subsidiaries or any of their respective properties.
          6.6 No Authorization or Consents Required. Except for applicable requirements of the HSR Act or similar foreign competition or Antitrust Laws or as otherwise set forth in Schedule 6.5 and 6.6, no consent, order, authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person at or prior to Closing will be required to be obtained or made by the Company in connection with the due execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby; provided, however, that no representation and warranty is made with respect to any consents, orders, authorizations, approvals, notices or filings with any Governmental Authority that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to be material to the business or the operation of the Company and the Company Subsidiaries, taken as a whole, or materially impair the Company’s ability to consummate the transactions contemplated hereby.
          6.7 Financial Statements.
               (a) The balance sheets included in the Company Financial Statements fairly present, in all material respects, the financial position of the Company as of their respective dates, and the other related statements included in the Company Financial Statements fairly present, in all material respects, the results of operations and cash flows for the periods indicated therein in accordance with GAAP applied on a consistent basis, and in the case of unaudited financial statements, subject to normal year end audit adjustments (none of which will individually or in the aggregate be material) and the absence of related notes, as applicable.
               (b) The Company Financial Statements were prepared from the books and records of the Company and the Company Subsidiaries. The books of account and other financial records of the Company and the Company Subsidiaries (i) reflect all material items of income and expense and all material assets and liabilities required to be reflected therein and (ii) are in good order and have been properly maintained in all material respects in accordance with good business and accounting practices.
               (c) The Company and the Company Subsidiaries do not have any material liabilities, of any nature required to be included in the Company Financial Statements (including any notes thereto) or otherwise required to be disclosed in a balance sheet in accordance with GAAP except for liabilities (i) included or reserved in, or disclosed by, the Company Financial Statements or (ii) incurred after September 30, 2009, in the ordinary course of business consistent with past practice.

               (d) Except with respect to earn-out arrangements set forth on Schedule 6.7(d), neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture or off-balance sheet partnership agreement (including any agreement or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such agreement is to avoid disclosure of any material transaction involving, or material Liabilities of, the Company or any of the Company Subsidiaries in the Company Financial Statements.
               (e) Except as set forth on Schedule 6.7(e), since January 1, 2006, neither the Company nor any Company Subsidiary has received any notification from its internal audit personnel or its independent public accountants of (i) a “significant deficiency” or (ii) a “material weakness” in the Company’s internal controls. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Release 2004 001 of the Public Company Accounting Oversight Board.
          6.8 Intellectual Property.
               (a) Schedule 6.8(a) sets forth a list of registrations, issuances, filings, applications and corporate names for all Intellectual Property Rights (as defined below) filed by, or issued or registered to, the Company or the Company Subsidiaries and all material license agreements relating to Intellectual Property Rights to which the Company or any Company Subsidiary is a party (other than licenses for “off-the-shelf” or other software widely available on generally standard terms and conditions) (each such license, an “IP License”).
               (b) Except as set forth on Schedule 6.8(b), the Company or the Company Subsidiaries, as applicable, owns, or possesses licenses or other rights to use, all patents, trademarks and service marks (registered or unregistered), trade names (including the Company’s and each Company Subsidiary’s corporate name and logo), uniform resource locators and Internet domain names, copyright applications and registrations therefor, unregistered copyrights, computer software programs, industrial designs, inventions, invention disclosures, business methods, electronic databases, trade secrets and other intellectual property, whether or not subject to statutory registration or protection, which are material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole (the “Intellectual Property Rights”), free and clear of any Encumbrances other than Permitted Encumbrances. Each IP License to which the Company or any Company Subsidiary is a party (i) is a legal and binding obligation of the Company or such Company Subsidiary, as applicable, and, to the knowledge of the Company, the other relevant parties thereto, (ii) is in full force and effect and (iii) none of the Company, any Company Subsidiary, nor, to the knowledge of the Company, any other party thereto, is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any IP License.
               (c) To the Knowledge of the Company, the execution and delivery of this Agreement will not cause the Company nor any Company Subsidiary to be in violation or default under any IP License relating to the Intellectual Property Rights listed in Schedule 6.8(a).

               (d) The validity of the Intellectual Property Rights owned by the Company or any Company Subsidiary and the title or rights to use thereof has not been objected to by any third party, which objection has been communicated to the Company or any Company Subsidiary, or challenged in any opposition, invalidation or cancellation proceeding or any litigation to which the Company or any Company Subsidiary is a party, nor to the knowledge of the Company, is any such objection or opposition, invalidation or cancellation proceeding or litigation threatened in writing.
               (e) Except as set forth on Schedule 6.8(e), to the knowledge of the Company, no Person is infringing upon or violating any of the Intellectual Property Rights owned by the Company or any Company Subsidiary and, to the knowledge of the Company, none of the Intellectual Property Rights owned by the Company or any Company Subsidiary infringe or are alleged to infringe any trademark, service mark or trade name of any other Person.
          6.9 Compliance with the Laws. Other than with respect to Taxes, Health Care, ERISA or Environmental Laws, which matters are covered under Sections 6.12, 6.14, 6.15, 6.16, 6.17 and 6.18, respectively, and except as set forth on Schedule 6.9, (a) the business of the Company and the Company Subsidiaries is not being conducted in any material respect in violation of any Laws and (b) each of the Company and the Company Subsidiaries is, and since March 31, 2008, has been, in compliance in all material respects with all Laws applicable to it, its properties or other assets or its business or operations. Except as set forth on Schedule 6.9, none of the Company or the Company Subsidiaries have received, since March 31, 2008, a notice or other written communication alleging or relating to a possible material violation of any Law applicable to it, its properties or other assets or its businesses or operations.
          6.10 Contracts.
               (a) Schedule 6.10(a) lists or describes, and true and complete copies have been made available to the Parent of, all contracts, agreements and instruments (other than Company Benefit Plans, Leases and purchase orders) to which the Company or any Company Subsidiary is a party or to which their respective assets, property or business are bound or subject or which the Company or any Company Subsidiary has any outstanding rights or obligations (collectively, the contracts listed on Schedule 6.10(a), Schedule 6.14(a) and Schedule 6.14(b) are referred to herein as the “Material Contracts”):
                    (i) any agreement (or group of related agreements) (x) for the sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing of services, which involves consideration in excess of $500,000 in any calendar year or (y) for the purchase of raw materials, commodities, supplies, products, or other personal property, or for the receipt of services by a third party, which involves payment by the Company or any Company Subsidiary of consideration in excess of $500,000 in any calendar year or which the Company reasonably expects will involve payment by the Company or any Company Subsidiary of consideration in excess of $500,000 per annum in any future calendar year during the term of such agreement;

                    (ii) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $250,000 per annum;
                    (iii) in respect of (x) any Assumed Indebtedness having a principal amount outstanding in excess of $75,000 and (y) any of the items covered in the exclusions to the definition of Indebtedness (other than Indebtedness incurred by the Parent or any of its Affiliates);
                    (iv) that contains a covenant not to compete, or other material covenant restricting the development, manufacture, marketing or distribution of products and services of the Company or any Company Subsidiary, in each case that materially limits the conduct of the business of the Company or any Company Subsidiary as presently conducted;
                    (v) that relates to the acquisition or disposition of any business by the Company or any Company Subsidiary (whether by merger, sale of stock, sale of assets or otherwise) since September 1, 2006 and any Prior Purchase Agreement;
                    (vi) that imposes any material confidentiality, standstill or similar obligation on the Company or any Company Subsidiary, except for those entered into in the ordinary course of business or in connection with the sale process of the Company or in connection with the proposed acquisition of any Person;
                    (vii) that contains a right of first refusal, first offer or first negotiation;
                    (viii) in respect of any joint venture, partnership or strategic alliance;
                    (ix) pursuant to which the Company or any Company Subsidiary has granted any exclusive marketing, sales representative relationship, franchising, consignment or distribution right to any third party; and
                    (x) any agreement that required during calendar year 2009 or that is reasonably expected to require, in the future, payments from the Company or any Company Subsidiary to any person or organization who, to the knowledge of the Company, has made referrals to Company or any Company Subsidiary.
               (b) With respect to all Material Contracts, none of the Company, any Company Subsidiary or, to the knowledge of the Company, any other party to any such contract is in material breach thereof or default thereunder and there does not exist under any Material Contract any event which, with the giving of notice or the lapse of time or both, would constitute such a material breach or default by the Company, any Company Subsidiary or, to the knowledge of the Company, any other party. Except as set forth on Schedule 6.10(b), neither the Company nor any Company Subsidiary has made any claim against any other party to a Prior Purchase Agreement for indemnification or otherwise, and to the knowledge of the Company there is no reasonable basis for making any such claim.

          6.11 Litigation. Except as set forth in Schedule 6.11 and with respect to any workers’ compensation claims, there are no material claims, actions or legal proceedings pending or, to the knowledge of the Company, threatened in writing against or involving the Company or any Company Subsidiary or any material portion of their respective properties or assets before any Governmental Authority against or involving the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is operating under, subject to, or in default with respect to, any materially unsatisfied order, judgment, injunction, ruling, decision, award or decree of any Governmental Authority.
          6.12 Taxes. Except as set forth on Schedule 6.12:
               (a) all Tax Returns required to be filed by or with respect to the Company or any Company Subsidiary have been timely filed, and all such Tax Returns are true, complete and correct in all material respects;
               (b) the Company and each Company Subsidiary have fully and timely paid all Taxes shown to be due on the Tax Returns referred to in Section 6.12(a);
               (c) all deficiencies for Taxes asserted or assessed in writing against the Company or any Company Subsidiary have been fully and timely paid, settled or properly reflected in the Company Financial Statements;
               (d) no action, proceeding, investigation, inquiry or audit is pending with respect to any Taxes due from or with respect to the Company or any Company Subsidiary, nor does the Company have knowledge of any pending or threatened action, proceeding, investigation, inquiry or audit by any taxing authority;
               (e) there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from the Company or any Company Subsidiary for any taxable period and no request for any such waiver or extension is currently pending;
               (f) neither the Company nor any Company Subsidiary has been included in any “consolidated”, “unitary”, or “combined” Tax Return provided under the law of the United States or any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitation has not expired, other than a group the common parent of which is the Company;
               (g) neither the Company nor any Company Subsidiary has taken any reporting position on a Tax Return, which reporting position (i) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of state, local, or foreign Tax law), and (ii) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or any similar provision of state, local, or foreign Tax law);
               (h) neither the Company nor any Company Subsidiary has participated in any “reportable transaction,” as defined in Treasury Regulations Section 1.6011-4(b);

               (i) the Company and its Subsidiaries have each withheld (or will withhold) from their respective employees, independent contractors, creditors, stockholders and third parties and timely paid to the appropriate Governmental Authority proper and accurate amounts in compliance with all Tax withholding and remitting provisions of applicable laws and have each complied with all Tax information reporting provisions of all applicable laws;
               (j) the Company has not made any payments, and is not and will not become obligated under any contract, agreement, plan, or arrangement (or combinations thereof) entered into on or before the Closing Date to make any payments, that, individually or collectively, will be non-deductible under Code Sections 280G or 162(m) of the Code or subject to the excise Tax under Code Section 4999 or that would give rise to any obligation to indemnify any Person for any excise Tax payable pursuant to Code Section 4999;
               (k) there are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or any Company Subsidiary;
               (l) neither the Company nor any Company Subsidiary will be required (A) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment under Sections 481(c) or 263A of the Code in taxable income for any taxable period (or portion thereof) beginning after the Closing Date, (B) as a result of any “closing agreement,” as described in Section 7121 of the Code, to include any item of income or exclude any item of deduction from any taxable period (or portion thereof) beginning after the Closing Date, or (C) as a result of an election under Section 1362 of the Code, to include any amount under Section 1363(d) in any taxable period (or portion thereof) beginning after the Closing;
               (m) neither the Company nor any Company Subsidiary is a party to or bound by any tax allocation or tax sharing agreement or has any current or potential obligation to indemnify any other Person with respect to Taxes other than as set forth in the Prior Purchase Agreements;
               (n) no claim has been made in writing by a Governmental Authority in a jurisdiction where the Company or a Company Subsidiary does not file Tax Returns that the Company or such Company Subsidiary is or may be subject to Taxes assessed by such jurisdiction; and
               (o) neither the Company nor any Company Subsidiary has taken or agreed to take, or has failed to take, any action, nor is the Company or any Company Subsidiary aware of any fact, agreement, plan or other circumstance, that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.
          6.13 Permits. Schedule 6.13 sets forth for the Company and each Company Subsidiary, all licenses, permits, authorizations, franchises and certifications of Governmental Authorities, registrations, waivers, privileges, exemptions, qualifications, quotas, certificates, filings, notices, permits and rights held by the Company or such Company Subsidiary which are material to the Company and each Company Subsidiary necessary for the lawful conduct of the Company’s and each Company Subsidiary’s businesses as presently conducted, or the lawful ownership of properties and assets or the operation of their businesses as conducted (collectively, “Permits”). There are no other material Permits required by the Company or any Company Subsidiary for the lawful conduct of the Company’s and each Company Subsidiary’s businesses as presently conducted. No suspension, revocation or invalidation of any such Permit is pending or, to the knowledge of the Company, has been threatened. All such Permits are in full force and effect, and there has occurred no material default under any Permit by the Company or such Company Subsidiary. No representation is given under this Section 6.13 with respect to matters covered by Section 6.16 (Medicare, Medicaid; Company’s Legal and Billing Compliance).
          6.14 Health Care Programs and Third Party Payor Participation.
               (a) The Company Subsidiaries participate in and have not been excluded from the federal and state health care programs (individually, a “Program” and collectively, the “Programs”) listed on Schedule 6.14(a). A list of all of the Company Subsidiaries’ existing (x) Medicare and Medicaid Program provider agreements and numbers, and (y) all other federal and state Program provider agreements and numbers, excluding TRICARE and CHAMPUS, pertaining to the business of each Company Subsidiary or, if such contracts do not exist, other documentation evidencing such participation are set forth on Schedule 6.14(a), current, true and complete copies of which have been delivered to the Parent. The Company Subsidiaries’ existing (x) Medicare and Medicaid Program provider agreements and numbers, and (y) all other federal and state Program provider agreements and numbers, including TRICARE and CHAMPUS shall be referred to herein as “Program Agreements.”
               (b) The Company Subsidiaries have contractual arrangements with third party payors including, but not limited to, private insurance, managed care plans and HMOs (the “Third Party Payors”). A list of each Company Subsidiary’s existing contracts with Third Party Payor(s) that provide for payment of $500,000 or more in calendar year 2009 pertaining to such Company Subsidiary’s business is set forth on Schedule 6.14(b) (the “Third Party Payor Contracts”). To the knowledge of the Company, current, true and complete copies of all Third Party Payor Contracts have been delivered to the Parent.
               (c) The Program Agreements and Third Party Payor Contracts constitute legal, valid, binding and enforceable obligations of the Company Subsidiary that is a party thereto and the other parties thereto and, to the knowledge of the Company, are in full force and effect.
               (d) No Company Subsidiary is in default under any Program Agreement or under any Third Party Payor Contract to which it is a party and, to the knowledge of the Company, the other parties thereto are not in material default thereunder.
               (e) The Company, and each Company Subsidiary are in material compliance with the rules and policies respecting each Program Agreement and Third Party Payor Contract, including, but not limited to, all certification, billing, reimbursement and documentation requirements. No action has been taken by any Governmental Authority or, to the knowledge of the Company, recommended by any Governmental Authority, either to revoke, withdraw or suspend any Program Agreement or to terminate or decertify any participation of any Company Subsidiary in any “Federal Health Care Program” (as that term is defined in 42 U.S.C. § 1320a-7b(f)) in which it participates (including, but not limited to Medicare, Medicaid, TRICARE and CHAMPUS), nor is there any decision by the Company not to renew any Program Agreement. To the knowledge of the Company, no party to a Program Agreement or Third Party Payor Contract or other government regulatory authority has threatened revocation, suspension, termination, probation, restriction, limitation or nonrenewal affecting any Program Agreement or Third Party Payor Contract.
          6.15 Health Care Regulatory.
               (a) Except as set forth on Schedule 6.15(a), there is no pending, or to the knowledge of the Company, threatened exclusion, revocation, suspension, termination, probation, restriction, limitation or nonrenewal affecting the Company or any Company Subsidiary’s participation or enrollment in any of the Programs or Third Party Payor Contracts. Neither the Company nor any Company Subsidiary has received written notice that the Company or such Company Subsidiary is currently the subject of any investigation, inquiry or proceeding by any Governmental Authority (or any Governmental Authority’s designated agent or agents), nor, to the knowledge of the Company, is there any reasonable grounds to anticipate the commencement of any investigation, inquiry or proceeding by any Governmental Authority. No written notice of any violation, asserted deficiency, or other irregularity has been received by the Company or any Company Subsidiary from any Governmental Authority (or any Governmental Authority’s designated agent or agents) that would directly or indirectly, or with the passage of time:
                    (i) affect the Company’s or any Company Subsidiary’s ability to treat patients, furnish, claim, bill and receive reimbursement relative to health care products or services rendered to patients or health care professionals, providers or suppliers, or
                    (ii) result in the imposition of any fine, sanction, or lower reimbursement rate for items or services furnished by such Company Subsidiary.
               (b) There are no material Program, Third Party Payor or other claim or reimbursement audits or appeals relating to the Company or any Company Subsidiary, except for those that occur in the ordinary course of business or those set forth on Schedule 6.15(b). For purposes hereof, a material claim, reimbursement audit or appeal shall include any current, pending or outstanding claim, reimbursement audit or appeal that results in a recoupment or offset to, or other recovery from, Company or any Company Subsidiary in excess of One Hundred Thousand Dollars ($100,000.00) individually or all claims, reimbursement audits or appeals that result in such recoupments, offsets or other recoveries of Two Hundred Fifty Thousand Dollars ($250,000.00) or more in the aggregate.
               (c) To the knowledge of the Company, there are no current or pending payment or reimbursement withholds, payment recoupments or suspensions by any Program or Third Party Payor relating to the Company or any Company Subsidiary or to the health care items or services furnished by the Company or any Company Subsidiary, other than payment or reimbursement withholds, or payment recoupments that are ordinary course adjustments to correct non-continuing, non-systemic errors and which, when taken together, are immaterial.

          6.16 Medicare, Medicaid; Company’s Legal and Billing Compliance.
               (a) Activities and Contractual Relationships. To the knowledge of the Company, neither the Company nor any Company Subsidiary has engaged in any activity or contractual relationship or omitted to take required action, such as the filing or submission of any claim for reimbursement, report or other documentation, in violation of any applicable federal, state or local law, rule or regulation including 42 C.F.R. § 424.22(d), the False Claims Act (31 U.S.C. Section 3729), the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104 191,110 Stat. 1936 (1996), the Fraud and Abuse provisions of Section 1128B of the Social Security Act, the Medicare and Medicaid Patient and Program Protection Act of 1987 (42 U.S.C. Section 1320a 7b), Section 1877 of the Medicare Act (42 U.S.C. Section 1395nn) (the Stark anti referral amendments), or any directives, rules or regulations thereunder promulgated by the U.S. Department of Health and Human Services or any governmental agency (e.g., CMS, OIG), or any comparable self-referral or fraud and abuse laws, directives and regulations promulgated by any other federal, state or local agency; or which results in the over utilization of health care services by patients or improper denial of health care services to patients.
               (b) Inappropriate Payments. To the knowledge of the Company, neither the Company, any Company Subsidiary nor any officer, director, employee or agent acting on behalf of or for the benefit of any thereof, has, directly or indirectly: (i) paid any remuneration, in cash or in kind, to, or made any financial arrangements with, any past or present customers, past or present suppliers, contractors, referral sources or Third Party Payors to obtain business or payments from such person, other than in compliance with applicable Laws; (ii) given any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, supplier or potential supplier, contractor, referral source, Third Party Payor or any other person; and (iii) made any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent, where the contribution, payment or gift is or was illegal under applicable Laws.
               (c) Compliance with Healthcare Laws. Neither the Company, any Company Subsidiary nor any of their respective officers or directors, acting on behalf of or for the Company or any Company Subsidiary, is a party to any contract, lease or other agreement or arrangement, direct or indirect, including, but not limited to, any joint venture or consulting agreement, with any physician, hospital, nursing facility, home health agency, hospice or other person or entity who is in a position to make or influence referrals to or otherwise generate business for the Company or any Company Subsidiary that violates (i) 42 U.S.C. 1320a-7b(b) (the Fraud and Abuse Anti-Kickback statute) or (ii) 42 U.S.C. 1395nn and 1395(q) (the Stark Law).
               (d) Compliance with Billing Practices. All billing practices by the Company and the Company Subsidiaries to the Programs and all Third Party Payors are and have been in compliance with all applicable Laws, regulations and policies of all such Third Party Payors and Programs. The Company and each Company Subsidiary have filed all reports required to be filed in connection with all Medicare and Medicaid programs due on or before the date hereof, which reports are complete and correct in all respects. The Company and Company Subsidiaries have received no notice of, and to the knowledge of the Company, there are no claims, actions, payment reviews or (other than those that occur in the ordinary course of business or that are set forth on Schedule 6.15(b)) appeals pending or threatened by or before any commission, board or agency, including any intermediary or carrier, the Administrator of the Centers for Medicare and Medicaid Services, or any applicable state program, with respect to any Medicare or Medicaid claims filed by the Company or any Company Subsidiary on or before the date hereof and to the knowledge of the Company, there are no other Program compliance matters which would be reasonably expected to result in a Company Material Adverse Effect. To the knowledge of the Company, no validation review or program integrity review related to the Company, any Company Subsidiary or their respective facilities has been conducted by any commission, board or agency in connection with the Medicare or Medicaid programs, and no such reviews are scheduled, pending or, to the knowledge of the Company, threatened against or affecting the Company, any Company Subsidiary or their respective facilities or the consummation of the transactions contemplated hereby.
               (e) Accreditations. To the knowledge of the Company, each Company Subsidiary holds all accreditations necessary or required by applicable Laws or Governmental Authority for the operation of the business as currently conducted by the Company and each Company Subsidiary (individually, a “Company Accreditation,” and collectively, the “Company Accreditations”). There are no pending or, to the knowledge of the Company, threatened suits or proceedings that would reasonably be expected to result in a suspension, revocation, restriction, amendment or nonrenewal of any Company Accreditation, and to the knowledge of the Company, no event which (whether with notice or lapse of time or both) would result in a suspension, revocation, restriction, amendment or nonrenewal of any Company Accreditation has occurred. To the knowledge of the Company, each Company Subsidiary is in compliance with the terms of the Company Accreditations.
               (f) Reimbursement Approvals. To the knowledge of the Company, the Company and each Company Subsidiary hold all Reimbursement Approvals necessary or required by applicable Laws or Governmental Authority for the operation of the business as currently conducted by the Company and each Company Subsidiary. Schedule 6.16(f) sets forth all such Reimbursement Approvals held by the Company Subsidiaries as of the Closing Date or for which a Company Subsidiary has applied (individually, a “Company Reimbursement Approval,” and collectively, the “Company Reimbursement Approvals”). There are no pending or, to the knowledge of the Company, threatened suits or proceedings that have or would reasonably be expected to result in the suspension, revocation, restriction, amendment or nonrenewal of any Company Reimbursement Approvals, and to the knowledge of the Company, no event which (whether with notice or lapse of time or both) would reasonably be expected to result in a suspension, revocation, restriction, amendment or nonrenewal of any Company Reimbursement Approval has occurred. To the knowledge of the Company, each Company Subsidiary is in compliance with the terms of the Company Reimbursement Approvals to which it is subject.
               (g) Surveys, Audits and Investigations. Schedule 6.16(g) sets forth a list of all notices received during 2009 of non-compliance, requests for remedial action, return of overpayment or imposition of fines (whether ultimately paid or otherwise resolved) by any Governmental Authority or pursuant to any licenses and Permits, Company Accreditation or Company Reimbursement Approval prior to the date hereof (the “Health Care Audits”), other than notices of ordinary course overpayments and/or notices advising of routine payor audits. For purposes hereof, a routine payor audit is considered to be an audit that requests records for identified patients during a limited period of time, but does not include an audit that identifies any specific area of review (e.g., an audit requesting records for patients who received a certain therapy). The Company and each Company Subsidiary has prepared and submitted timely responses and, as applicable, any corrective action plans required to be prepared and submitted in response to any surveys performed by any Governmental Authority or Health Care Audits and has implemented all of the corrective actions described in such corrective action plans. Neither the Company nor any Company Subsidiary has any (i) uncured deficiency which would reasonably be expected to lead to the imposition of a fine, cost penalty or other similar remedy or (ii) other than ordinary course adjustments, existing accrued unpaid indebtedness to any Governmental Authority, or to any Program or Third Party Payor, including Medicare or Medicaid.
               (h) Medicare, Medicaid Fraud. Neither the Company nor any Company Subsidiary has been charged, convicted or indicted for a Federal Health Care Program or state health care program related offense, nor has the Company nor any Company Subsidiary nor any of its officers, directors or stockholders been debarred, excluded or suspended from participation in Medicare, Medicaid or any other federal or state health program or been subjected to any order or consent decree of, or criminal or civil fine or penalty imposed by, any Governmental Authority related thereto. To the knowledge of the Company, neither the Company nor any Company Subsidiary has arranged or contracted with (by employment or otherwise) any Person that is excluded or suspended from participation in a federal or state health care program, for the provision of items or services for which payment may be made under such federal health care program. Neither the Company or nor any Company Subsidiary is party to any corporate integrity or other agreements with any Governmental Authority. None of the officers, directors, agents or managing employees (as such term is defined in 42 U.S.C. § 1320a-5(b)) of the Company or a Company Subsidiary has been excluded from the Programs or any other federal health care program (as defined in 42 U.S.C. § 1320a-7b(f)), been subject to sanction pursuant to 42 U.S.C. § 1320a-7a or 1320a-8, or been convicted of a crime described at 42 U.S.C. § 1320a-7b, nor to the knowledge of the Company is any such exclusion, sanction or conviction threatened or pending. Neither the Company nor any Company Subsidiary has been excluded from the Programs or any other federal health care program (as defined in 42 U.S.C. §1320a-7b(f)) or state health care program as a result of any civil or criminal wrongdoing.
               (i) HIPAA Requirements. To the knowledge of the Company, the Company and each Company Subsidiary is in compliance with HIPAA, including the federal privacy regulations as contained in 45 C.F.R. Part 164 (the “Federal Privacy Regulations”), the federal security standards as contained in 45 C.F.R. Part 142 (the “Federal Security Regulations”), and the federal standards for electronic transactions contained in 45 C.F.R. Parts 160 and 162, all collectively referred to herein as “HIPAA Requirements.” To the knowledge of the Company, no Company Subsidiary has used or disclosed any Protected Health Information, as defined in 45 C.F.R. § 164.504, or Individually Identifiable Health Information, as defined in 42 U.S.C. § 1320d, other than as permitted by HIPAA requirements and the terms of this Agreement. Each Company Subsidiary has made its internal practices, books and records relating to the use and disclosure of Protected Health Information available to the Secretary of

Health and Human Services to the extent required for determining compliance with the Federal Privacy Regulations.
                    (i) Each component of the Company or any Company Subsidiary that is a health plan, healthcare clearinghouse or healthcare provider, as such terms are defined in the Federal Privacy Regulations (collectively, the “Covered Entities”), is in compliance with HIPAA, the Federal Privacy Regulations, the Federal Security Regulations or applicable state privacy laws.
                    (ii) True and complete copies of each Covered Entity’s policies relating to the privacy of its patient’s Protected Health Information (as defined in 45 C.F.R. § 164.504) have been made available to the Parent. An accurate copy of each Covered Entity’s privacy notice and any policy relating thereto, or the most recent draft thereof, has been furnished to the Parent. An accurate and complete list of all material, individually and in the aggregate, unresolved HIPAA-related complaints filed against or with a Covered Entity is provided in Schedule 6.16(i)(ii).
               (j) Health Care Licenses. To the knowledge of the Company, the Company and each Company Subsidiary hold all health care licenses, permits and registrations necessary or required by applicable Law or Governmental Authority for the operation of the health care business as currently conducted by the Company, any Company Subsidiary or any branch (“Health Care Licenses”). Schedule 6.16(j) sets forth all such Health Care Licenses held by the Company or the Company Subsidiaries and separately identifies those for which the Company or a Company Subsidiary has applied (individually, a “Company Health Care License,” and collectively, the “Company Health Care Licenses”). There are no pending or, to the knowledge of the Company, threatened suits or proceedings that would reasonably be expected to result in the suspension, revocation, restriction, amendment or nonrenewal of any Company Health Care License, and to the knowledge of the Company, no event which (whether with notice or lapse of time or both) would reasonably be expected to result in a suspension, revocation, restriction, amendment or nonrenewal of any Company or Company Subsidiary Health Care License has occurred. The Company and each Company Subsidiary is in compliance with the terms of each Company Health Care License. No Government Authority is required to give approval of a change of ownership or be notified of a change of ownership of any Company or Company Subsidiary Health Care License prior to Closing except as set forth on Schedule 6.16 (j). All parties acknowledge that the business of the Company and the Company Subsidiaries is health care.
          6.17 Employee Benefit Plans.
               (a) Schedule 6.17(a) sets forth a true and complete list of all Benefit Plans currently sponsored, maintained or contributed to by the Company or any Company Subsidiary for the benefit of any current or former employee or director, leased employee or independent contractor of the Company or any Company Subsidiary or with respect to which the Company has any liability, contingent or otherwise as a result of being a member of a group of organizations described in Sections 414(b), 414(c), 414(m) or 414(o) of the Code or Section 4001(b) of ERISA (collectively, the “Company Benefit Plans”). Neither the Company nor any

Company Subsidiary has any liability with respect to any Benefit Plan other than the Company Benefit Plans set forth on Schedule 6.17(a).
               (b) With respect to each Company Benefit Plan: (i) except as set forth on Schedule 6.17(b) (A) each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter on the terms of the plan as currently in effect, which has not been revoked, from the IRS that any such plan is tax-qualified and each trust which is a part of such plan has been determined by the IRS to be exempt from federal income tax under Code Section 501(a) (each a “Qualified Plan”), and to the knowledge of the Company, nothing has occurred or is reasonably expected to occur with respect to the terms or in the operation of such plan through the Closing which would cause the loss of such qualification and (B) any transaction with respect to any Qualified Plan which is described in Section 406 of ERISA or Section 4975(c) of the Code have been timely and properly corrected and any related excise taxes have been timely and properly paid in full, (ii) no Company Benefit Plan is or at any time was a “defined benefit plan” as defined in Section 3(35) of ERISA or a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, (iii) no reportable event (within the meaning of Section 4043 of ERISA) has occurred, (iv) there has been no termination or partial termination of any Company Benefit Plan which is intended to be qualified under Section 401(a), (v) except as would not reasonably be expected to be material, the Company does not have any liability directly or any liability, contingent or otherwise, as a member of a group of organizations described in Sections 414(b), 414(c), 414(m) or 414(o) of the Code or Section 4001(b) of ERISA (a “Controlled Group Liability”) with respect to any plan, program, or arrangement subject to Title IV of ERISA or Section 412 of the Code, (vi) all contributions to each Company Benefit Plan, including contributions deducted from an employee’s compensation, have been timely and properly made, (vii) the terms of each Company Benefit Plan which is subject to Section 409A of the Code is in material compliance with the requirements of Section 409A of the Code and has in operation materially satisfied such requirements, (viii) the only outstanding Options to purchase Common Stock are options granted under the Company Stock Option Plan, and (ix) except as would not reasonably be expected to be material, no individual who provides services to the Company or a Company Subsidiary is a “leased employee” within the meaning of Section 414(n) of the Code.
               (c) The Company has provided to the Parent true and complete copies of (i) each Company Benefit Plan, including any related trust agreement or other funding instrument, (ii) the most recent summary plan description and summaries of material modifications for each Company Benefit Plan for which such a summary plan description is required under ERISA, (iii) the most recent determination letters from the IRS with respect to each Company Benefit Plan, if applicable, (iv) the most recent Form 5500 for each Company Benefit Plan and audited financial statements (if such form or statement is required or applicable), (v) the most recent actuarial reports, all agreements or contracts with any investment manager or investment advisor with respect to any Company Benefit Plan, and (vi) any insurance policy currently in effect related to any Company Benefit Plan. In the case of any unwritten Company Benefit Plan, a written description of such plan, program or arrangement has been furnished to the Parent.
               (d) Except as set forth in Schedule 6.17(d), neither the Company nor any Company Subsidiary currently participate in, have participated in, are currently required or have been required to contribute to or have any liability directly or any Controlled Group Liability with respect to, any Multiemployer Plan, or any “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. Further, no Company Benefit Plan is, or has been, a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.
               (e) Except as set forth in Schedule 6.17(e), each Company Benefit Plan has been administered in accordance with its terms and applicable Law, and all reporting and disclosure requirements under applicable Laws have been satisfied timely.
               (f) Except as would not be reasonably be expected to be material or as provided in Schedule 6.17(f), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or in combination with another event contemplated by this Agreement) (i) result in any material payment becoming due under a “change in control” (as defined in Section 280G of the Code), or increase the amount of any compensation due, to any current or former employee, director, consultant or independent contractor of Company, (ii) materially increase any benefits otherwise payable under any Company Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits.
               (g) Neither the Company nor a Company Subsidiary has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar state or local law which remains unpaid or unsatisfied.
               (h) With respect to each Company Benefit Plan: (i) no material non-routine audits, proceedings, claims or demands are pending or, to the knowledge of the Company, threatened with any Governmental Authority, including the IRS and the Department of Labor, (ii) no material litigation, actions, suits, claims, disputes or other proceedings (other than routine claims for benefits) are pending or, to the knowledge of the Company, have been threatened against any Company Benefit Plan, the trustee or fiduciary of such plan, or the Company with respect to such plan, (iii) all material reports, returns, and similar documents required to be filed with any Governmental Authority or distributed to any participant have been duly and timely filed or distributed, (iv) no “prohibited transactions”, within the meaning of ERISA or the Code, or breach of any duty imposed on “fiduciaries” pursuant to ERISA has occurred, and (v) all required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing shall have been timely made or timely and properly accrued on the Company Financial Statements or will be properly accrued on the books and records of the Company as of the Closing.
               (i) Each Company Benefit Plan that qualifies as a group health plan under the applicable statute is in compliance in all material respects, to the extent applicable, with (i) the notice and continuation of coverage requirements of Section 4980B of the Code and (ii) Part 6 of Title I of ERISA, and neither the Company nor any Company Subsidiary has any liability directly or any Controlled Group Liability for any failure to comply Section 4980B of the Code or Part 6 of Title I of ERISA.

               (j) All amounts earned for 2009 under all bonus plans, programs and policies (whether written or oral) of the Company or any Company Subsidiary (other than the amounts set forth on Schedule 6.17(f)(2) and any employment agreement set forth in Schedule 6.17(a)(10)) shall be paid prior to Closing.
          6.18 Environmental Compliance. Except as set forth on Schedule 6.18, (a) the Company and the Company Subsidiaries are in material compliance with all Environmental Laws; (b) to the Company’s knowledge, the Owned Real Property and the Leased Real Property are in material compliance with all Environmental Laws; (c) the Company and the Company Subsidiaries possess and are in material compliance with all Permits required under Environmental Laws for the conduct of their respective operations; and (d) there are no material claims, actions, suits, arbitrations, litigations or legal proceedings pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary alleging a violation of or liability or obligation under any Environmental Laws. To the knowledge of the Company, there has not been any reportable release by the Company of hazardous substances, as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, at any facility previously owned or leased by the Company, nor any release by the Company triggering a remediation obligation under applicable Environmental Laws, during its ownership or lease of any such facility. To the knowledge of the Company, there has not been any reportable release of such hazardous substances at any facility currently owned or leased by the Company or any Company Subsidiary, or any release triggering a remediation obligation under applicable Environmental Laws, during their respective ownership or lease of any such facility. The representations and warranties made in Section 6.18 are the Company’s sole representations and warranties with respect to environmental matters and Environmental Laws.
          6.19 Insurance. All material insurance policies (the “Insurance Policies”) with respect to the properties, assets, or business of the Company and the Company Subsidiaries are in full force and effect and all premiums due and payable thereon have been paid in full. Neither the Company nor any Company Subsidiary has received either a written notice that could reasonably be likely to be followed by a written notice of cancellation or non-renewal of any Insurance Policy.
          6.20 Real Property.
               (a) Owned Real Property.
                    (i) Schedule 6.20(a)(i) contains a list of all real property owned by the Company or the Company Subsidiaries (together with all improvements located therein and all appurtenances related thereto, the “Owned Real Property”), and properly identifies the applicable owner and use of each parcel of Owned Real Property. Except as set forth on Schedule 6.21(a)(i), all buildings, plants and structures located on the Owned Real Property lie wholly within the boundaries of the Owned Real Property and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person and no property adjacent to the Owned Real Property encroaches on the Owned Real Property.

                    (ii) Except as set forth in Schedule 6.20(a)(ii), the Company or the Company Subsidiaries has fee title to each parcel of Owned Real Property free and clear of all Encumbrances, except (A) Permitted Encumbrances, (B) zoning and building restrictions, and (C) Leases under which the Company or any Company Subsidiary is lessor disclosed on Schedule 6.20(a)(ii) (the “Owned Property Leases”). True and complete copies of the Owned Property Leases, if any, have previously been delivered to Parent by the Company or the Stockholders’ Representative.
                    (iii) Except as disclosed on Schedule 6.20(a)(iii), all buildings, structures, improvements and fixtures located on, under, over or within the Owned Real Property, are in good operating condition and repair.
                    (iv) No condemnation or eminent domain proceeding against any part of any Owned Real Property is pending or, to the knowledge of the Company, threatened.
               (b) The Company and the Company Subsidiaries, as applicable, have valid leasehold interests in the real property specified on Schedule 6.20(b) under the heading “Leased Properties” (the “Leased Real Property”) subject only to Permitted Encumbrances (it being understood that the Company and the Company Subsidiaries make no representation about the status of the fee title to the Leased Real Property). Schedule 6.20(b) contains a complete and accurate list of all real property leased as lessee, including all subleases, licenses, and other arrangements relating to the use or occupancy of real property, together with all amendments, modifications and side letters and supplements thereto (collectively, the “Leases”), by the Company and the Company Subsidiaries, as applicable. Schedule 6.20(b) contains an accurate and complete list of all Leases, as the same may have been amended, supplemented or otherwise modified from time to time, including the address of the Leased Real Property, the lessor, the lessee, the date, the term and the base rent for all such Leases. True and complete copies of the Leases have previously been delivered to the Parent. Neither the Company nor any Company Subsidiary, as applicable, has received notice of any conditions, which, if left uncured, would constitute a material breach in any material respects under the Leases to which each such entity is a party, and all such Leases are binding and in full force and effect, and there are no outstanding material defaults or circumstances which, upon the giving of notice or passage of time or both, would constitute a material default or breach in any material respect by the Company or any Company Subsidiary, or, to the knowledge of the Company, any other party under any Lease. Except as set forth on Schedule 6.20(b), the Company holds the leasehold estate in each Leased Real Property free and clear of all Encumbrances (except Permitted Encumbrances). Either the Company or the Company’s Subsidiaries is now in possession of the applicable Leased Real Property.
          6.21 Affiliate Transactions. Except for employment relationships and compensation, benefits, travel advances and employee loans in the ordinary course of business or as disclosed on Schedule 6.21, neither the Company nor any Company Subsidiary is a party to any agreement with, or involving the making of any payment or transfer of assets to, any of the Stockholders, any officer or director of any Stockholder, any Affiliate of any Stockholder or any officer or director of the Company or any Company Subsidiary.

          6.22 Absence of Certain Changes or Events. Except as set forth on Schedule 6.22, or as otherwise contemplated by this Agreement, (i) during the period from September 30, 2009 to the date of this Agreement, the Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course of business and they have not engaged in any of the activities prohibited by Section 8.1(a) of this Agreement and (ii) since September 30, 2009, there has been no Company Material Adverse Effect.
          6.23 Labor and Employment Matters.
               (a) Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to or cover employees of the Company or any of its Subsidiaries. No current employees of the Company or any of its Subsidiaries are represented by any labor organization. No labor organization or group of employees has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened by any labor organization or group of employees.
               (b) There are no outstanding (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries. There are no unfair labor practice charges, material grievances or material complaints pending or, to the knowledge of the Company or the knowledge of the Stockholder, threatened by or on behalf of any employee or group of employees.
               (c) There are no complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened that could be brought or filed, with any Governmental Authority based on, arising out of, in connection with or otherwise relating to any terms and conditions of employment or the employment or termination of employment of or failure to employ, any individual. Each of the Company and its Subsidiaries is in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, WARN and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company or any of its Subsidiaries within the six (6) months prior to Closing pursuant to which the Company incurred any liability or obligation which remains unsettled. All individuals who the Company or a Company Subsidiary has classified as an independent contractor have been properly so classified.
          6.24 Banks; Power of Attorney. Schedule 6.24 contains a complete and correct list of the names and locations of all banks in which Company or any Company Subsidiary has accounts or safe deposit boxes. Except as set forth on Schedule 6.24, no person holds a power of attorney to act on behalf of the Company or any Company Subsidiary.

          6.25 Corporate Records.
               (a) The Company has delivered to the Parent true and complete copies of the certificate or articles of incorporation (each certified by the Secretary of State or other appropriate official of the applicable jurisdiction of organization) and by-laws (each certified by the secretary, assistant secretary or other appropriate officer) of the Company and each of the Company Subsidiaries in each case as amended, including all amendments thereto.
               (b) The minute books of the Company and each Subsidiary previously made available to the Parent contain in all material respects true, correct and complete records of all meetings and accurately reflect in all material respects since September 1, 2006 all other corporate action of the stockholders and the directors (including committees thereof) as well the corporate action of the Company Subsidiaries. The stock certificate books and stock transfer ledgers of the Company and the Company Subsidiaries previously made available to the Parent are true, correct and complete in all material respects. All stock transfer taxes levied, if any, or payable with respect to all transfers of shares of the Company and the Company Subsidiaries prior to the date hereof have been paid and appropriate transfer tax stamps affixed.
          6.26 Accounts Receivable. All accounts receivable which have arisen on or after September 30, 2009 arose in the ordinary course of business.
          6.27 Assets. The Company and the Company Subsidiaries have valid title to all of its material tangible personal property and assets, subject to no Encumbrances other than Permitted Encumbrances. The Company and each Company Subsidiary own, lease or otherwise have the right to use all material tangible personal property used in its business as presently conducted. All of the material tangible personal property and assets owned or leased by the Company and each Company Subsidiary are adequate and sufficient for the current operations of the business of the Company and the Company Subsidiaries, and such tangible personal property, taken as a whole is in good working condition and repair, ordinary wear and tear excepted, and is suitable for the purposes for which it is being used.
          6.28 Brokers. Other than UBS Securities LLC, no broker, finder or similar intermediary has acted for or on behalf of the Company or any Company Subsidiary in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with the Company or any Company Subsidiary or any action taken by them.
          6.29 Absence of Sensitive Payments. To the knowledge of the Company, none of the Company, or any Company Subsidiary or Affiliate of the Company or any officer or director of any of them, acting alone or together, has performed any of the following acts: (i) the making or offering of any payment to or for the private use of any governmental official, employee, agent or candidate where the payment or the purpose of the payment was illegal under the laws of the United States or the jurisdiction in which such payment was made, (ii) the establishment or maintenance of any unrecorded fund, asset or liability for any purpose or the making of any false or artificial entries on its books or (iii) the making of any payment to any Person or the receipt of any payment with the intention or understanding that any part of the payment was to be used for any purpose other than that described in the documents supporting the payment which, with respect to each of clauses (i), (ii) and (ii) of this Section 6.29, (A) have had or would have, individually or in the aggregate, a Company Material Adverse Effect or that have resulted or would reasonably be expected to result in the imposition of a material criminal fine, penalty or sanction against the Company, any of the Company Subsidiaries or any of their respective officers or directors (excluding monetary fines, penalties and sanctions that, individually or in the aggregate, would not be material to the Company and the Company Subsidiaries taken as a whole), (B) if not given in the past, would have had a Company Material Adverse Effect or (C) if it had not continued in the future, would have had a Company Material Adverse Effect.
          6.30 Exclusivity of Representations. The representations and warranties made by the Company in this Agreement are the exclusive representations and warranties made by the Company. The Company hereby disclaims any other express or implied representations or warranties. The Company is not, directly or indirectly, making any representations or warranties regarding the pro forma financial information or financial projections of the Company or any Company Subsidiary.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB
     The Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:
          7.1 Organization and Qualification. Each of the Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Parent and Merger Sub have all requisite organizational power and authority to own, lease and operate their respective properties and carry on their business as presently owned or conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be expected to be material to the Parent and its Subsidiaries, taken as a whole. The Parent and Merger Sub have each been qualified, licensed or registered to transact business as a foreign corporation and is in good standing (or the equivalent thereof) in each jurisdiction in which the ownership or lease of property or the conduct of their business requires such qualification, license or registration, except where the failure to be so qualified, licensed or registered or in good standing (or the equivalent thereof) would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or result in a material adverse effect on the Parent’s or Merger Sub’s ability to consummate the transactions contemplated hereby.
          7.2 Binding Obligation. Except for the Parent Stockholder Approval, the Parent and Merger Sub each have all requisite corporate authority and power to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. Except for the Parent Stockholder Approval, this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Parent and Merger Sub and no other corporate proceedings on the part of the Parent or Merger Sub are necessary to authorize the execution, delivery and performance of this

Agreement and the consummation of the transactions contemplated hereby by the Parent and Merger Sub. This Agreement has been duly executed and delivered by the Parent and Merger Sub and, assuming that this Agreement constitutes the legal, valid and binding obligations of the Company and the Stockholders, constitute the legal, valid and binding obligations of the Parent and Merger Sub, enforceable against the Parent and Merger Sub in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies, and (ii) general principles of equity.
          7.3 Capitalization of the Parent; Capitalization and Operations of Merger Sub.
               (a) Schedule 7.3 sets forth a complete and accurate list of the number and type of authorized, issued and outstanding shares of capital stock of the Parent as of the date hereof. Except as set forth on Schedule 7.3, there are no other shares of capital stock or other equity securities of the Parent authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), calls or commitments of any character whatsoever, relating to the capital stock of, or other equity or voting interest in, the Parent, to which the Parent is a party or is bound requiring the issuance, delivery or sale of shares of capital stock of the Parent. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity or voting interest in, the Parent to which the Parent is a party or is bound. The Parent has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote). Except as set forth on Schedule 7.3, there are no contracts to which the Parent is a party or by which it is bound to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interest in, the Parent or (ii) vote or dispose of any shares of capital stock of, or other equity or voting interest in, the Parent. Except as set forth on Schedule 7.3, there are no registration rights, irrevocable proxies or voting agreements with respect to any shares of capital stock of, or other equity or voting interest in, the Parent.
               (b) All of the issued and outstanding shares of capital stock of the Parent as of the date hereof are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto. All of the shares of capital stock to be issued to the Stockholders in connection with the transactions contemplated hereby, including in connection with the Warrants, will, when issued in accordance with the terms of this Agreement or the Warrant Agreement, as applicable, have been duly authorized, be validly issued, fully paid and non-assessable and be free and clear of any preemptive rights or Encumbrances.
               (c) The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are duly authorized, validly issued and outstanding, fully paid and non-assessable, and none of the outstanding securities of Merger Sub were issued in violation of any federal or state securities Laws or any preemptive rights, purchase options, call rights, rights of first refusal or any similar rights. All of the issued and outstanding capital stock of Merger Sub is, and at the Merger Effective Time will be, owned by the Parent or a direct or indirect subsidiary of the Parent and free and clear of all Encumbrances. Merger Sub has outstanding no options, warrants, rights or any other agreements, arrangements or commitments pursuant to which any Person other than the Parent may acquire any equity security of Merger Sub. Merger Sub was formed solely for the purposes of engaging in the transactions contemplated by this Agreement and has not conducted any business prior to the date hereof and has, and prior to the Merger Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Merger and the other transactions contemplated by this Agreement.
          7.4 Board of Directors Approval; Rights Plan; Antitakeover Statute.
               (a) The board of directors of the Parent and Merger Sub have, as of the date of this Agreement, each unanimously (i) approved this Agreement and the transactions contemplated hereby, and (ii) determined that the consummation of the transactions contemplated hereby are in the best interests of the stockholders of the Parent and Merger Sub, respectively.
               (b) The Parent’s board of directors has approved, and the Parent and American Stock Transfer & Trust Company, as rights agent (the “Rights Agent”), have entered into, an amendment to that certain Rights Agreement in the form heretofore made available to the Stockholders’ Representative or its designee (the “Rights Amendment”). Pursuant to the Rights Amendment, neither the execution and delivery of this Agreement nor the consummation of the Merger or any of the other transactions contemplated hereby will result in (i) the Company, any Stockholder, any Optionholder or any of their respective Affiliates becoming an Acquiring Person (as defined in the Rights Agreement) or (ii) the occurrence of (A) a Distribution Date, (B) the Stock Acquisition Date, (C) a Section 1 l(a)(ii) Event or (D) a Section 13 Event, in each case as such terms are defined in the Rights Agreement.
               (c) Neither Section 203 of the DGCL nor any takeover related provision in the Parent’s or Merger Sub’s certificate of incorporation or by-laws, would (a) prohibit or restrict the ability of the Company or any Stockholder to perform its obligations under this Agreement or the Certificate of Merger filed in connection with the Merger or its ability to consummate the Merger or the other transactions contemplated hereby, (b) have the effect of invalidating or voiding this Agreement or the Certificate of Merger filed in connection with the Merger, or any provision hereof or thereof, or (c) subject the Company or any Stockholder or any of their respective Affiliates to any impediment or condition in connection with the exercise of any of its rights under this Agreement, or the consummation of the Merger and the other transactions contemplated hereby. The approval by the Parent’s board of directors of the Merger and the other transactions constitutes approval thereof for purposes of Section 203 of the DGCL and represents the only action necessary to ensure that Section 203 of the DGCL does not and will not apply to the execution, delivery and performance of this Agreement, including the consummation of the Merger and the other transactions contemplated hereby.
          7.5 No Defaults or Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Parent and Merger Sub and performance by the Parent and Merger Sub of its respective obligations hereunder (i) do not result in any violation of the charter or by-laws of the Parent or Merger Sub, and (ii) except as set forth on Schedule 7.5, do not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under any indenture, mortgage or loan or any other agreement or instrument to which the Parent or Merger Sub is a party or by which it is bound or to which their respective properties may be subject, and (iii) except for applicable requirements under the HSR Act, do not violate any existing applicable law, rule, regulation, judgment, order or decree or any Governmental Authority having jurisdiction over the Parent or Merger Sub or any of their respective properties; provided, however, that no representation or warranty is made in the foregoing clauses (ii) or (iii) with respect to matters that would not reasonably be expected, individually or in the aggregate, to materially impair the Parent’s or Merger Sub’s ability to effect the transactions contemplated hereby.
          7.6 No Authorization or Consents Required. Other than as listed in Schedule 7.6, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person at or prior to Closing will be required to be obtained or made by the Parent or Merger Sub in connection with the due execution, delivery and performance by the Parent and Merger Sub of this Agreement and the consummation by the Parent and Merger Sub of the transactions contemplated hereby; provided, however, that no representation and warranty is made with respect to authorizations, approvals, notices or filings with any Governmental Authority that, if not obtained or made, would not reasonably be expected, individually or in the aggregate, to materially impair the Parent’s or Merger Sub’s ability to effect the transactions contemplated hereby.
          7.7 Financial Statements.
               (a) The balance sheets included in the Parent Financial Statements fairly present, in all material respects, the financial position of the Parent and its Subsidiaries as of their respective dates, and the other related statements included in the Parent Financial Statements fairly present, in all material respects, the results of operations and cash flows for the periods indicated therein in accordance with GAAP applied on a consistent basis, in the case of unaudited financial statements, subject to normal year end audit adjustments (none of which will individually or in the aggregate be material) and the absence of related notes, as applicable.
               (b) The Parent and its Subsidiaries do not have any material liabilities of any nature required to be included in the Parent Financial Statements (including any notes thereto) or otherwise required to be disclosed in a balance sheet in accordance with GAAP except for liabilities (i) included or reserved in, or disclosed by, the Parent Financial Statements or (ii) incurred after September 30, 2009, in the ordinary course of business consistent with past practice.
               (c) Neither the Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture or off-balance sheet partnership agreement (including any agreement or arrangement relating to any transaction or relationship between or among the Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such agreement is to avoid disclosure of any material transaction involving, or material Liabilities of, the Parent or any of its Subsidiaries in the Parent Financial Statements.
               (d) Except as set forth on Schedule 7.7(d), since January 1, 2006, neither the Parent nor any of its Subsidiaries has received any notification from its internal audit personnel or its independent public accountants of (i) a “significant deficiency” or (ii) a “material weakness” in the Parent’s internal controls. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Release 2004 001 of the Public Company Accounting Oversight Board.
          7.8 Absence of Certain Changes or Events. Since September 30, 2009, there has not been a Parent Material Adverse Effect.
          7.9 Permits; Compliance with Law.
               (a) Parent and each of its Subsidiaries have all material licenses, permits, authorizations, franchises and certifications of Governmental Authorities, registrations, waivers, privileges, exemptions, qualifications, quotas, certificates, filings, notices, permits and rights necessary for the lawful conduct of the Parent’s and each of its Subsidiary’s businesses as presently conducted, or the lawful ownership of properties and assets or the operation of their businesses as conducted (collectively, “Parent Permits”). All such Parent Permits are in full force and effect, and there has occurred no material default under any Parent Permit by the Parent or such Subsidiary.
               (b) Other than with respect to Health Care, which matter is covered under Section 7.19, and except as set forth on Schedule 7.9(b), (a) the business of the Parent and its Subsidiaries is not being conducted in any material respect in violation of any Laws and (b) each of the Parent and its Subsidiaries is, and since March 31, 2008, has been, in compliance in all material respects with all Laws applicable to it, its properties or other assets or its business or operations. Except as set forth on Schedule 7.9(b), none of the Parent and its Subsidiaries have received, since March 31, 2008, a notice or other written communication alleging or relating to a possible material violation of any Law applicable to it, its properties or other assets or its businesses or operations.
          7.10 Absence of Sensitive Payments. To the knowledge of the Parent, none of the Parent, or any Subsidiary or Affiliate of the Parent or any officer or director of any of them, acting alone or together, has performed any of the following acts: (i) the making or offering of any payment to or for the private use of any governmental official, employee, agent or candidate where the payment or the purpose of the payment was illegal under the laws of the United States or the jurisdiction in which such payment was made, (ii) the establishment or maintenance of any unrecorded fund, asset or liability for any purpose or the making of any false or artificial entries on its books or (iii) the making of any payment to any Person or the receipt of any payment with the intention or understanding that any part of the payment was to be used for any purpose other than that described in the documents supporting the payment which, with respect to each of clauses (i), (ii) and (ii) of this Section 7.10, (A) have had or would have, individually or in the aggregate, a Parent Material Adverse Effect or that have resulted or would reasonably be expected to result in the imposition of a material criminal fine, penalty or sanction against the

Parent, any of its Subsidiaries or any of their respective officers or directors (excluding monetary fines, penalties and sanctions that, individually or in the aggregate, would not be material to Parent and its Subsidiaries taken as a whole), (B) if not given in the past, would have had a Parent Material Adverse Effect or (C) if it had not continued in the future, would have had a Parent Material Adverse Effect.
          7.11 [Intentionally Omitted]
          7.12 [Intentionally Omitted]
          7.13 Taxes. Except as set forth on Schedule 7.13:
               (a) all Tax Returns required to be filed by or with respect to the Parent or any of its Subsidiaries have been timely filed, and all such Tax Returns are true, complete and correct in all material respects;
               (b) the Parent and each Parent Subsidiary have fully and timely paid all Taxes shown to be due on the Tax Returns referred to in Section 7.13(a);
               (c) all deficiencies for Taxes asserted or assessed in writing against the Parent or any Parent Subsidiary have been fully and timely paid, settled or properly reflected in the Parent Financial Statements;
               (d) no action, proceeding, investigation, inquiry or audit is pending with respect to any Taxes due from or with respect to the Parent or any Parent Subsidiary nor does the Parent have knowledge of any pending or threatened action, proceeding, investigation, inquiry or audit by any taxing authority;
               (e) there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from the Parent or any Parent Subsidiary for any taxable period and no request for any such waiver or extension is currently pending;
               (f) neither the Parent nor any Parent Subsidiary has been included in any “consolidated”, “unitary”, or “combined” Tax Return provided under the law of the United States or any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitation has not expired, other than a group the common parent of which is the Parent;
               (g) neither the Parent nor any Parent Subsidiary has taken any reporting position on a Tax Return, which reporting position (i) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of state, local, or foreign Tax law), and (ii) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or any similar provision of state, local, or foreign Tax law);

               (h) neither the Parent nor any Parent Subsidiary has participated in any “reportable transaction,” as defined in Treasury Regulations Section 1.6011-4(b);
               (i) the Parent and its Subsidiaries have each withheld (or will withhold) from their respective employees, independent contractors, creditors, stockholders and third parties and timely paid to the appropriate Governmental Authority proper and accurate amounts in compliance with all Tax withholding and remitting provisions of applicable laws and have each complied with all Tax information reporting provisions of all applicable laws;
               (j) the Parent has not made any payments, and is not and will not become obligated under any contract, agreement, plan, or arrangement (or combinations thereof) entered into on or before the Closing Date to make any payments, that, individually or collectively, will be non-deductible under Code Sections 280G or 162(m) of the Code or subject to the excise Tax under Code Section 4999 or that would give rise to any obligation to indemnify any Person for any excise Tax payable pursuant to Code Section 4999;
               (k) there are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Parent or any Parent Subsidiary;
               (l) neither the Parent nor any Parent Subsidiary will be required (A) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment under Sections 481(c) or 263A of the Code in taxable income for any taxable period (or portion thereof) beginning after the Closing Date, (B) as a result of any “closing agreement,” as described in Section 7121 of the Code, to include any item of income or exclude any item of deduction from any taxable period (or portion thereof) beginning after the Closing Date, or (C) as a result of an election under Section 1362 of the Code, to include any amount under Section 1363(d) in any taxable period (or portion thereof) beginning after the Closing;
               (m) neither the Parent nor any Parent Subsidiary is a party to or bound by any tax allocation or tax sharing agreement or has any current or potential obligation to indemnify any other Person with respect to Taxes;
               (n) no claim has been made in writing by a Governmental Authority in a jurisdiction where the Parent or a Parent Subsidiary does not file Tax Returns that the Parent or such Parent Subsidiary is or may be subject to Taxes assessed by such jurisdiction; and
               (o) neither the Parent nor any Parent Subsidiary has taken or agreed to take, or has failed to take, any action, nor is the Parent or any Parent Subsidiary aware of any fact, agreement, plan or other circumstance, that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.
          7.14 Brokers. Other than Jefco and Jefferies, no broker, finder or similar intermediary has acted for or on behalf of the Parent or Merger Sub in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with the Parent or Merger Sub or any action taken by the Parent or Merger Sub.
          7.15 Sufficient Funds.
               (a) The Parent has received and accepted and agreed to the Debt Financing Documents relating to the commitment of Jefferies to provide the Debt Financing on the terms contemplated therein.
               (b) True and complete copies of the executed Commitment Letter, Sections 2, 3 and 6 of the Fee Letter and Sections 4, 5 and 9 of the Engagement Letter have been provided to the Stockholders.
               (c) Subject to its terms and conditions, the Debt Financing, together with Parent’s Stock and Parent’s cash on hand, shall provide the Parent with the requisite consideration on the Closing Date sufficient to consummate the Merger and other the transactions contemplated hereby on the terms contemplated hereby and to pay related fees and expenses.
               (d) The Debt Financing Documents are valid, binding on the Parent, and are in full force and effect and, as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach or an incurable failure to satisfy a condition precedent on the part of the Parent under the terms and conditions of the Debt Financing Documents. The Parent has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Debt Financing Documents on or before the date hereof. There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing, other than as specifically set forth in the Debt Financing Documents.
          7.16 Litigation. Except as set forth in Schedule 7.16 and with respect to any workers’ compensation claims, there are no material claims, actions or legal proceedings pending or, to the knowledge of the Parent, threatened in writing against the Parent or any Subsidiary of the Parent or any material portion of their respective properties or assets before any Governmental Authority against or involving the Parent or any Subsidiary of the Parent. Neither the Parent nor any Subsidiary of the Parent is operating under, subject to, or in default with respect to, any order, judgment, injunction, ruling, decision, award or decree of any Governmental Authority.
          7.17 SEC Filings. As of their respective dates the Parent SEC Reports: (i) were prepared in accordance and complied in all respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, with each such Parent SEC Report having been filed on a timely basis within the time period it was required to be filed with the SEC pursuant to the reporting requirements of the Exchange Act, and (ii) did not at the time they were filed (and if amended or superseded by a filing at least two Business Days prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, the Parent makes no representation or warranty whatsoever concerning the Parent SEC Reports as of any time other than the time they were filed.
          7.18 Health Care/Regulatory Representations and Warranties. Parent and its Subsidiaries are in compliance in all material respects with all healthcare laws, rules and regulations applicable to their business as currently conducted, including, without limitation, (i) applicable laws which relate to the operation of pharmacies and the dispensing of prescription drugs or controlled substances, (ii) the laws and regulations applicable to Medicare and applicable state Medicaid programs, (iii) the False Claims Act (31 U.S.C. Section 3729), (iv) the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104 191,110 Stat. 1936 (1996), (v) the Fraud and Abuse provisions of Section 1128B of the Social Security Act, (vi) the Medicare and Medicaid Patient and Program Protection Act of 1987 (42 U.S.C. Section 1320a 7b), (vii) Section 1877 of the Medicare Act (42 U.S.C. Section 1395nn) (the Stark anti referral amendments), (viii) any comparable self-referral or fraud and abuse laws, directives and regulations promulgated by any state agency, (ix) any directives, rules or regulations thereunder promulgated by the U.S. Department of Health and Human Services or any applicable state agency relating to the foregoing. No employee or independent contractor of Parent or any of its Subsidiaries has been excluded from participating in Medicare, Medicaid, or any other federal health care program (as defined in 42 U.S.C. § 1320a-7b(f)). Parent and its Subsidiaries hold all material health care licenses necessary or required by applicable Law or Governmental Authority for the operation of the business as currently conducted by Parent or any of its Subsidiaries and all such licenses are valid and in full force and effect. Parent and its subsidiaries are in material compliance with all contractual arrangements with third party payors including, but not limited to, private insurance, managed care plans and HMOs.
          7.19 Employee Benefit Plans.
               (a) Schedule 7.19(a) sets forth a true and complete list of all Benefit Plans currently sponsored, maintained or contributed to by the Parent or any of its Subsidiaries for the benefit of any current or former employee or director, leased employee or independent contractor of the Parent or any of its Subsidiaries or with respect to which the Parent has any liability, contingent or otherwise as a result of being a member of a group of organizations described in Sections 414(b), 414(c), 414(m) or 414(o) of the Code or Section 4001(b) of ERISA (collectively, the “Parent Benefit Plans”). Neither the Parent nor any of its Subsidiaries has any liability with respect to any Benefit Plan other than the Parent Benefit Plans set forth on Schedule 7.19(a).
               (b) With respect to each Parent Benefit Plan: (i) except as set forth on Schedule 7.19(b),(A) each Parent Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter on the terms of the plan as currently in effect, which has not been revoked, from the IRS that any such plan is a Qualified Plan, and to the knowledge of the Parent, nothing has occurred or is reasonably expected to occur with respect to the terms or in the operation of such plan through the Closing which would cause the loss of such qualification and (B) any transaction with respect to any Qualified Plan described in Section 406 of ERISA or Section 4975(c) of the Code has been timely and properly corrected and any related excise taxes have been timely and properly paid in full, and (ii) no Parent Benefit Plan is or at any time was a “defined benefit plan” as defined in Section 3(35) of ERISA or a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, (iii) no reportable event (within the meaning of Section 4043 of ERISA) has occurred, (iv) there has been no termination or partial termination of any Parent Benefit Plan which is intended to be qualified under Section 401(a), (v) except as would not reasonably be expected to result in a Parent Material Adverse Effect, the Parent does not have any Controlled Group Liability with respect to, any plan, program, or arrangement subject to Title IV of ERISA or Section 412 of the Code, (vi) all contributions to each Parent Benefit Plan, including contributions deducted from an employee’s compensation, have been timely and properly made, (vii) the terms of each Parent Benefit Plan which is subject to Section 409A of the Code is in material compliance with the requirements of Section 409A of the Code and has in operation materially satisfied such requirements, (viii) the only outstanding Options to purchase Common Stock are options granted under the Parent Stock Option Plan and (ix) except as would not reasonably be expected to be material, no individual who provides services to the Parent or a Parent Subsidiary is a “leased employee” within the meaning of Section 414(n) of the Code.
               (c) The Parent has provided to the Company true and complete copies of (i) each Parent Benefit Plan, including any related trust agreement or other funding instrument, (ii) the most recent summary plan description and summaries of material modifications for each Parent Benefit Plan for which such a summary plan description is required under ERISA, (iii) the most recent determination letters from the IRS with respect to each Parent Benefit Plan, if applicable, (iv) the most recent Form 5500 for each Parent Benefit Plan and audited financial statements (if such form or statement is required or applicable), (v) the most recent actuarial reports, all agreements or contracts with any investment manager or investment advisor with respect to any Parent Benefit Plan, and (vi) any insurance policy currently in effect related to any Parent Benefit Plan. In the case of any unwritten Parent Benefit Plan, a written description of such plan, program or arrangement has been furnished to the Company.
               (d) Except as set forth in Schedule 7.19(d), neither the Parent nor any of its Subsidiaries currently participate in, have participated in, are currently required or have been required to contribute to or have any liability directly or any Controlled Group Liability with respect to, any Multiemployer Plan, or any “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. Further, no Parent Benefit Plan is, or has been, a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.
               (e) Except as would not reasonably be expected to result in a Parent Material Adverse Effect or as set forth in Schedule 7.19(e), each Parent Benefit Plan has been administered in accordance with its terms and applicable Law, and all reporting and disclosure requirements under applicable Laws have been satisfied timely.
               (f) Except as would not reasonably be expected to be material or as provided in Schedule 7.19(f), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or in combination with another event contemplated by this Agreement) (i) result in any material payment becoming due under a “change in control” (as defined in Section 280G of the Code), or increase the amount of any compensation due, to any current or former employee, director, consultant or independent contractor of Parent, (ii) materially increase any benefits otherwise payable under any Parent Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits.
               (g) Neither the Parent nor any of its Subsidiaries has incurred any liability or obligation under WARN or any similar state or local law which remains unpaid or unsatisfied.
               (h) With respect to each Parent Benefit Plan: (i) no material non-routine audits, proceedings, claims or demands are pending or, to the knowledge of the Parent, threatened with any Governmental Authority, including the IRS and the Department of Labor, (ii) no material litigation, actions, suits, claims, disputes or other proceedings (other than routine claims for benefits) are pending or, to the knowledge of the Parent, have been threatened against any Parent Benefit Plan, the trustee or fiduciary of such plan, or the Parent with respect to such plan, (iii) all material reports, returns, and similar documents required to be filed with any Governmental Authority or distributed to any participant have been duly and timely filed or distributed, (iv) no “prohibited transactions”, within the meaning of ERISA or the Code, or breach of any duty imposed on “fiduciaries” pursuant to ERISA has occurred, and (v) all required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing shall have been timely made or timely and properly accrued on the Parent Financial Statements or will be properly accrued on the books and records of the Parent as of the Closing.
               (i) Each Parent Benefit Plan that qualifies as a group health plan under the applicable statute is in compliance in all material respects, to the extent applicable, with (i) the notice and continuation of coverage requirements of Section 4980B of the Code and (ii) Part 6 of Title I of ERISA, and neither the Parent nor any of its Subsidiaries has any liability directly or any Controlled Group Liability for any failure to comply Section 4980B of the Code or Part 6 of Title I of ERISA.
          7.20 Insurance. All material Insurance Policies with respect to the properties, assets, or business of the Parent and its Subsidiaries are in full force and effect and all premiums due and payable thereon have been paid in full. Neither the Parent nor any of its Subsidiaries has received either a written notice that could reasonably be likely to be followed by a written notice of cancellation or non-renewal of any Insurance Policy.
          7.21 [Intentionally Omitted].
          7.22 Parent’s Reliance. None of the Stockholders or any other Person (including any officer, director, member or partner of any Stockholder) shall have or be subject to any liability to the Parent (except in the case of fraud), or any other Person, resulting from the Parent’s use of any information, documents or material made available to the Parent in any confidential information memoranda, “data rooms,” management presentations, due diligence or in any other form in expectation of the transactions contemplated hereby. The Parent acknowledges that, should the Closing occur, the Parent shall acquire the Company and each Company Subsidiary without any representation or warranty as to merchantability or fitness for any particular purpose of their respective assets, in an “as is” condition and on a “where is” basis, except as otherwise expressly represented or warranted in ARTICLE V and ARTICLE VI of this Agreement; provided, however, that nothing in this Section 7.22 is intended to limit or modify the representations and warranties contained in ARTICLE V and ARTICLE VI. The Parent acknowledges that, except for the representations and warranties contained in ARTICLE V and ARTICLE VI, the Parent has not relied on any other express or implied representation or warranty by or on behalf of the Company or the Stockholders.
          7.23 Requisite Vote. The only vote of any class or series of the Parent’s capital stock necessary to approve this Agreement and the transactions contemplated hereby is the affirmative vote of a majority of the total votes cast by the holders of the Parent’s Stock on the issuance of Parent’s Stock hereunder (the “Parent Stock Approval”).
          7.24 Investment Company Act. Parent is not, and will not be after the Closing Date, an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.
ARTICLE VIII
COVENANTS
     Unless this Agreement is terminated pursuant to ARTICLE XI, the parties hereto covenant and agree as follows:
          8.1 Conduct of Business of the Company; Conduct of the Business of the Parent.
               (a) Conduct of Business of the Company. Except as set forth in Schedule 8.1(a), during the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with ARTICLE XI, the Company shall, and shall cause the Company Subsidiaries to, conduct their respective business and operations in the ordinary course consistent with past practices and use its commercially reasonable efforts to preserve intact its business organizations, to retain the services of its executive officers and key employees and to preserve the goodwill of its material customers and suppliers, and, without the prior written consent of the Parent (which consent shall not be unreasonably withheld or delayed), to not undertake any of the following actions:
               (i) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of (A) additional shares of capital stock of any class of the Company (including the Shares) or any Company Subsidiary, or securities convertible into or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities of the Company or any Company Subsidiary other than shares of Capital Stock issued pursuant to outstanding Options exercised in the ordinary course of business or (B) any other securities in respect of, in lieu of, or in substitution for shares of capital stock of the Company (including the Shares) or any Company Subsidiary outstanding on the date hereof;

               (ii) redeem, purchase or otherwise acquire any outstanding shares of the capital stock of the Company or any Company Subsidiary;
               (iii) adopt any amendment to the certificate of incorporation or By-laws of the Company or any Company Subsidiary;
               (iv) incur any Indebtedness (other than ordinary course consistent with past practices borrowings from the Bank and other performance bonds or letters of credit entered into in the ordinary course of business consistent with past practice);
               (v) (A) increase in any material manner the rate or terms of compensation or benefits of any of its employees or directors except as may be required under existing employment agreements or such increases for rank-and-file employees as are granted in the ordinary course of business consistent with past practices, or (B) pay or agree to pay any pension, retirement allowance, retention or severance benefit or other employee benefit not provided for under the terms of any Company Benefit Plan to any director, officer or employee, whether past or present other than in the ordinary course of business consistent with past practice, or (C) enter into, adopt or amend any employment, bonus, severance or retirement contract or adopt any employee benefit plan, other than in the ordinary course of business consistent with past practices or as expressly required by any applicable Laws, including Section 409A of the Code;
               (vi) (A) except in the ordinary course of business consistent with past practice, sell, lease, transfer or otherwise dispose of, any of its material property or assets or (B) create any Encumbrance (other than a Permitted Encumbrance) on any material property or assets;
               (vii) acquire any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions;
               (viii) make any loans, advances or capital contributions, except advances for travel and other normal business expenses to officers and employees in the ordinary course of business consistent with past practices;
               (ix) make any change in any method of accounting other than those required by GAAP;
               (x) amend or modify any Material Contracts other than in the ordinary course of business consistent with past practices;
               (xi) make any capital expenditures, in excess of $250,000 individually or $1,000,000 in the aggregate in any fiscal quarter, other than in the ordinary course of business consistent with past practices;
               (xii) make any payment of the Company’s accounts payable or take receipt of any of the Company’s accounts receivable, or otherwise make any change in the treatment or handling of either of them, in each case other than in the ordinary course of business consistent with past practices;
               (xiii) declare, pay or otherwise make any dividend or distribution (in cash or in any other form) to the Stockholders; or
               (xiv) authorize, propose or agree in writing to take any of the foregoing actions.
               (b) Conduct of Business of the Parent. Except as set forth in Schedule 8.1(b), during the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with ARTICLE XI, the Parent shall, and shall cause its Subsidiaries to, conduct their respective business and operations in the ordinary course consistent with past practices and use its commercially reasonable efforts to preserve intact its business organizations, to retain the services of its executive officers and key employees and to preserve the goodwill of its material customers and suppliers, and, without the prior written consent of the Stockholders’ Representative (which consent shall not be unreasonably withheld or delayed), to not undertake any of the following actions:
               (i) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of (A) additional shares of capital stock of any class of the Parent or any its Subsidiaries, or securities convertible into or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities of the Parent or any of its Subsidiaries other than shares of capital stock issued pursuant to outstanding stock options exercised in the ordinary course of business or (B) any other securities in respect of, in lieu of, or in substitution for shares of capital stock of the Parent or any of its Subsidiaries outstanding on the date hereof;
               (ii) redeem, purchase or otherwise acquire any outstanding shares of the capital stock of the Parent or any of its Subsidiaries;
               (iii) adopt any amendment to the certificate of incorporation or By-laws of the Parent or any of its Subsidiary;
               (iv) adopt any amendment to the Rights Agreement (other than the Rights Amendment);
               (v) incur any Indebtedness (other than in connection with (A) the Debt Financing, (B) ordinary course consistent with past practice borrowings and (C) other performance bonds or letters of credit entered into in the ordinary course of business consistent with past practice);
               (vi) (A) except in the ordinary course of business consistent with past practice, sell, lease, transfer or otherwise dispose of, any of its material property or assets or (B) create any Encumbrance (other than a Permitted Encumbrance) on any material property or assets;

               (vii) acquire any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions;
               (viii) declare, pay or otherwise make any dividend or distribution (in cash or in any other form) to the stockholders of Parent; or
               (ix) authorize, propose or agree in writing to take any of the foregoing actions.
          8.2 Access to Information; Confidentiality; Public Announcements.
               (a) During the period from the date of this Agreement to the earlier of (i) the Closing Date and (ii) the termination of the Agreement in accordance with ARTICLE XI, (x) the Company shall give the Parent and its authorized representatives reasonable access during normal business hours to all books, records, offices and other facilities and properties of the Company and the Company Subsidiaries as the Parent, or its authorized representatives, may from time to time reasonably request from either the Chief Executive Officer or Chief Financial Officer of the Company; provided, however, that any such access shall be conducted in a manner not to materially interfere with the businesses or operations of the Company and the Company Subsidiaries and the Parent shall not conduct any invasive sampling or testing with respect to the Real Property, and (y) the Parent shall give the Company and its authorized representatives reasonable access during normal business hours to all books, records, offices and other facilities and properties of the Parent and its Subsidiaries as the Company, or its authorized representatives, may from time to time reasonably request from either the Chief Executive Officer or Chief Financial Officer of the Parent; provided, however, that any such access shall be conducted in a manner not to materially interfere with the businesses or operations of the Parent and its Subsidiaries and the Company shall not conduct any invasive sampling or testing with respect to the real property of the Parent or any of its Subsidiaries.
               (b) Any information provided to or obtained by either the Parent, the Company or any of their authorized representatives pursuant to Section 8.2(a) shall be Confidential Information, and shall be held by the Parent and the Company in accordance with and be subject to the terms of the Confidentiality Agreement. Notwithstanding anything to the contrary herein, the terms and provisions of the Confidentiality Agreement shall survive the termination of this Agreement in accordance with the terms therein. In the event of the termination of this Agreement for any reason, the Parent and the Company shall each comply with the terms and provisions of the Confidentiality Agreement, including returning or destroying all Confidential Information and the non-soliciting of employees of the other party and its Subsidiaries. The Confidentiality Agreement shall automatically terminate on the Closing Date.
               (c) No party will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Stockholders’ Representative and the Parent; provided, however, that nothing herein will prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such disclosure is upon advice of counsel required by law, in which case the party making such determination will, if practicable in the circumstances, use reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of its issuance.
          8.3 Filings and Authorizations; Consummation.
               (a) Each of the parties hereto shall, if required by applicable law, within five (5) Business Days of the date hereof, file or supply, or cause to be filed or supplied in connection with the transactions contemplated herein, all notifications and information required to be filed or supplied pursuant to the HSR Act. The Parent acknowledges and agrees that it shall pay and shall be solely responsible for the payment of all filing fees and other charges for the filing under the HSR Act.
               (b) Each of the parties hereto, as promptly as practicable (but in no event later than five (5) Business Days of the date hereof), shall make, or cause to be made, all other filings and submissions under Laws applicable to it, or to its Subsidiaries and Affiliates, as may be required for it to consummate the transactions contemplated herein and use its commercially reasonable efforts (which shall not require any party to make any payment or concession to any Person in connection with obtaining such Person’s consent) to obtain, or cause to be obtained, all other authorizations, approvals, consents and waivers from all Persons and Governmental Authorities necessary to be obtained by it, or its Subsidiaries or Affiliates, in order for it to consummate such transactions. Subject to applicable Laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, each of the Company and the Parent shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to such party, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the transactions set forth in this Agreement. In exercising the foregoing right, each of the Company and the Parent shall act reasonably and as promptly as practicable.
               (c) The parties hereto shall coordinate and cooperate with one another in exchanging and providing such information to each other and in making the filings and requests referred to in paragraphs (a) and (b) above. The parties hereto shall supply such reasonable assistance as may be reasonably requested by any other party hereto in connection with the foregoing.
               (d) Notwithstanding anything to the contrary herein, if any order is made by any Governmental Authority or any suit is threatened or instituted challenging any of the transactions contemplated by this Agreement as violative of any Antitrust Law, the Parent shall take all such action (including agreeing to hold separate or to divest any of the businesses, product lines or assets of the Parent or any of its Affiliates or of the Company, any Company Subsidiary or their respective Affiliates) as may be required (i) by the applicable Governmental Authority (including the Antitrust Division of the United States Department of Justice or the Federal Trade Commission) in order to resolve such objections as such Governmental Authority may have to such transactions under such Antitrust Law or (ii) by any domestic or foreign court or similar tribunal, in any suit brought by any Person or Governmental Authority challenging the transactions contemplated by this Agreement as violative of any Antitrust Law, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that has the effect of preventing the consummation of the transactions contemplated by this Agreement, but only and to the extent that any such action does not materially deprive the Parent of the benefits of the transactions contemplated herein. It shall not be deemed a failure to satisfy the conditions specified in Sections 9.4 or 10.4, if in any suit brought by any Person or Governmental Authority challenging the transactions contemplated by this Agreement as violative of any Antitrust Law, a court enters or the applicable Governmental Authority makes an order or decree permitting the transactions contemplated by this Agreement, but requiring that any of the businesses, product lines or assets of any of the Parent or its Affiliates or of the Company, any Company Subsidiary or their respective Affiliates be divested or held separate by the Parent, or that would otherwise limit the Parent’s freedom of action with respect to, or its ability to retain, the Company and any Company Subsidiary or any portion thereof or any of the Parent’s or its Affiliates’ other assets or businesses, but only and to the extent that any such action does not materially deprive the Parent of the benefits of the transactions contemplated herein.
               (e) Each party hereto shall promptly inform the other parties of any material communication from the Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding any of the transactions contemplated by this Agreement. If any party or any Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. The Parent will advise the Company promptly in respect of any understandings, undertakings or agreements (whether oral or written) which the Parent proposes to make or enter into with the Federal Trade Commission, the Department of Justice or any other Governmental Authority in connection with the transactions contemplated by this Agreement.
               (f) Notwithstanding the foregoing, the Institutional Stockholders shall not be subject to the obligations of the parties hereto contained in this Section 8.3.
          8.4 Resignations. The Company shall cause to be delivered to the Parent on the Closing Date such resignations of members of the board of directors of the Company and each Company Subsidiary as requested in writing by the Parent at least two days prior to the Closing Date, such resignations to be effective concurrently with the Closing.
          8.5 Further Assurances.
               (a) From the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with ARTICLE XI, each of the parties hereto, in each case subject to any rights such party may have under the CHS Stockholders Agreement, shall execute such documents and perform such further acts as may be reasonably required to carry out the provisions hereof and the actions contemplated hereby. Each party shall, on or prior to the Closing Date, use its commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby, and reasonably cooperate in connection with pre-Closing notices and applications contemplated by this Agreement.
               (b) The Company shall, in each case specified below and as may otherwise be reasonably requested by the Parent, use its commercially reasonably efforts to cause the Company’s independent registered public accounting firm, or any other applicable independent registered public accounting firm, with respect to any of the Company Financial Statements: (i) to deliver any consent of such registered public accounting firm required for the inclusion of any of the Company Financial Statements in or their incorporation by reference into (A) the Preliminary Proxy Statement or the Definitive Proxy Statement or (B) any registration statement of the Parent filed under the Securities Act; and (ii) at the request of the Parent, in connection with the signing of an underwriting agreement or, in the case of an offering of debt securities by the Parent pursuant to Rule 144A promulgated under the Securities Act (a “Rule 144A Offering”), the note purchase agreement, to furnish the underwriters or initial purchasers designated by the Parent a letter or letters (in accordance with Statement on Auditing Standards (SAS) No. 100, Interim Financial Information, superseding SAS No. 71), addressed to such underwriters or initial purchasers, and in form and substance reasonably satisfactory to them at the time of execution of such underwriting agreement or note purchase agreement and updated at the closing of the note offering and providing the levels of comfort and other matters ordinarily covered by accountants’ “comfort letters” to underwriters or initial purchasers in connection with registered public offerings.
               (c) The Company shall provide, and shall cause the Company Subsidiaries to provide, reasonable cooperation that is necessary, proper or advisable in connection with the Parent’s arrangement of the Debt Financing as contemplated by Section 8.22 or any alternative financing arrangement or any registered public offering or Rule 144A Offering of the Parent made in connection with the transactions contemplated by this Agreement as may be reasonably requested by the Parent, including using commercially reasonable efforts to assist the Parent with:
               (i) the preparation by the Parent of an information package;
               (ii) participating in the presentation by the Parent of such information package and related matters to prospective lenders, including facilitating direct contact between the Company’s senior management and prospective lenders;
               (iii) the preparation by the Parent of an offering memorandum or private placement memorandum suitable for use in a Rule 144A Offering by the Parent and the participation of the senior management of the Company and the Company Subsidiaries with the Parent in a customary “road show” with regard to such offering; and
               (iv) preparation by the Parent of an information package or presentation for, and participating in a presentation or discussion by the Parent with, one or more Nationally Recognized Statistical Rating Organization (as such term is defined in the Exchange Act) with regard to such Debt Financing, alternative financing arrangement, registered public offering or Rule 144A Offering.

          8.6 Reserved.
          8.7 Letters of Credit. The Parent agrees, at its sole cost and expense, to replace at Closing all of the letters of credit of the Company and each Company Subsidiary existing at the Closing Date as set forth on Schedule 8.7.
          8.8 Termination of Affiliate Obligations. On or before the Closing Date, except for liabilities relating to employment relationships and the payment of compensation and benefits in the ordinary course of business consistent with past practices, all liabilities and obligations between the Company or the Company Subsidiaries, on the one hand, and one or more of its Affiliates or Stockholders (other than liabilities or obligations between the Company and the Company Subsidiaries), on the other hand, including the Management Agreement and any and all contracts, agreements and instruments (other than this Agreement and any ancillary agreement contemplated herein) between the Company or any Company Subsidiary, on the one hand, and one or more of its Affiliates (including the Stockholders but not including the Company and any Company Subsidiary), on the other hand, shall be terminated in full, without any liability for the Company or the Company Subsidiaries following the Closing.
          8.9 Exclusivity. Until the earlier of the Closing and such time as this Agreement is terminated in accordance with ARTICLE XI, except for the transactions contemplated by this Agreement, the Stockholders and the Company shall not, and shall cause the Company Subsidiaries, and their respective Representatives not to, directly or indirectly, solicit, encourage or enter into any negotiation, discussion, contract, agreement, instrument, arrangement or understanding with any party, with respect to the sale of the Shares or all or substantially all the assets of the Company or any of the Company Subsidiaries, or any merger, recapitalization or similar transaction with respect to the Company or the Company Subsidiaries or their respective businesses. The parties hereto recognize and agree that immediate irreparable damages for which there is not adequate remedy at law would occur in the event that the provisions of this Section 8.9 are not performed in accordance with the specific terms hereof or are otherwise breached. It is accordingly agreed that in the event of a failure by a party to perform its obligations under this Agreement, the non-breaching party shall be entitled to specific performance through injunctive relief, without the necessity of posting a bond, to prevent breaches of the provisions and to enforce specifically the provisions of this Section 8.9 in addition to any other remedy to which such party may be entitled, at law or in equity.
          8.10 Waiver of Conflicts Regarding Representation. Recognizing that Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”) has acted as legal counsel to Kohlberg Investors V, L.P. and its Affiliates and may be deemed to have acted as legal counsel to the Company and the Company Subsidiaries prior to the Closing, and that Paul Weiss intends to act as legal counsel to Kohlberg Investors V, L.P. and its Affiliates after the Closing, the Company hereby waives, on its own behalf and agrees to cause the Company Subsidiary to waive, any conflicts that may arise in connection with Paul Weiss representing Kohlberg Investors V, L.P. and its Affiliates after the Closing; provided that nothing contained herein shall be deemed to be a waiver of any attorney-client, work product or similar privilege held by the Company or any Company Subsidiary.

          8.11 Employee Matters.
               (a) The Parent shall, and shall cause, service completed with the Company or a Company Subsidiary by the individuals who are employed by the Company or a Company Subsidiary on the Closing Date (“Grandfathered Employees”) to be taken into account for purposes of participation, coverage, vesting and level of benefits (but not for purposes of benefit accruals under any defined benefit pension plan or plan which provides post-retirement medical benefits), as applicable, under all severance payment plans, employee benefit plans, programs and policies of the Parent and its subsidiaries (including the Company and the Company Subsidiaries) from and after the Closing Date to the same extent as such service was taken into account under corresponding Company Benefit Plans immediately before the Closing Date for such purposes; provided, however, that no such service credit shall result in the duplication of any benefits. Without limiting the foregoing, Grandfathered Employees will not be subject to any pre-existing condition or limitation under any health or welfare plan of the Parent or its subsidiaries (including the Company and the Company Subsidiaries) for any condition for which the Grandfathered Employee had coverage immediately before the Closing Date under a corresponding Company Benefit Plan. The Parent shall, and shall cause, the Grandfathered Employees to be given credit under any plan of the Parent and its subsidiaries for co-payments made, and deductibles satisfied, under any corresponding Company Benefit Plan for the plan year which includes the Closing Date.
               (b) No provision of this Section 8.11(b) shall create any third party beneficiary or other rights in any Grandfathered Employee or any other Person other than the Company or the Parent.
          8.12 Restrictive Covenants. In order to adequately protect the interests of the Parent and Surviving Corporation, the Kohlberg Entities and Cucuel agree to be bound as follows:
               (a) For a period of three years after the Closing Date, the Kohlberg Entities and Cucuel (each on their own behalf) shall not, and shall cause their Affiliates not to, directly or indirectly, on behalf of any of them or any other Person, recruit or otherwise solicit or induce any member of senior management, key employee or officer of the Company or any Company Subsidiary to terminate his or her employment or other relationship with the Company or any Company Subsidiary, or hire any such Person who has ceased to be employed or otherwise engaged by the Company or any Company Subsidiary during the preceding six months. Notwithstanding the foregoing, nothing shall prevent the Kohlberg Entities or Cucuel, as the case may be, from soliciting or hiring any person (i) who is terminated by the Company, the Parent or the Surviving Corporation following the Closing or (ii) as result of a general solicitation of employment not specifically directed toward employees of the Parent, the Surviving Corporation or any Company Subsidiary.
               (b) The Kohlberg Entities and Cucuel (each on their own behalf) agree that, for a period of three (3) years after the Closing Date, each of them shall, and shall cause their respective Affiliates and Representatives to, hold in strict confidence all Confidential Information they possess. In the event that the Kohlberg Entities, Cucuel or any of their respective Affiliates or Representatives, as the case may be, are required by Law to disclose any Confidential Information, the Kohlberg Entities and/or Cucuel, as the case may be, shall promptly notify the Parent in writing so that the Parent may, at its sole cost and expense, seek a protective order and/or other motion filed to prevent the production or disclosure of Confidential Information. If such motion has been denied, then the Kohlberg Entities and/or Cucuel, as the case may be, may disclose only such portion of the Confidential Information which is required by Law to be disclosed; provided, that, (A) the Kohlberg Entities and/or Cucuel, as the case may be, shall use commercially reasonable efforts to preserve the confidentiality of the remainder of the Confidential Information and (B) the Kohlberg Entities and/or Cucuel, as the case may be, shall not, and shall not permit any of their respective Representatives to, oppose any motion for confidentiality brought by the Parent in any such instance. The Kohlberg Entities and/or Cucuel will continue to be bound by their respective obligations pursuant to this Section 8.12(b) for any Confidential Information that is not required to be disclosed pursuant to the immediately preceding sentence above, or that has been afforded protective treatment pursuant to such motion.
               (c) Cucuel agrees that, for a period of one (1) year after the Closing Date he shall not, directly or indirectly, on Cucuel’s own behalf or in the service or on behalf of others (except for the Surviving Corporation) provide services substantially similar to those Cucuel performed for the Company or any Company Subsidiary or on behalf of the Kohlberg Entities at any time within the last twelve (12) months of his employment with the Company, to or for the benefit of any Person which provides or offers to provide home infusion therapy services or home nursing services, which Cucuel acknowledges is part of the Company’s business, within the Territory. For purposes of this Section 8.12, “Territory” shall mean the fifty states comprising the United States. Cucuel acknowledges that the Company provides services on a national basis and agrees that, given his position as Chief Executive Officer of the Company and President and Secretary of the Company Subsidiaries, this provision is reasonable and necessary to adequately protect the interests of the Parent and the Surviving Corporation.
               (d) Cucuel agrees that for a period of one (1) year from the Closing Date, he shall not, on his own behalf or on behalf of any Person (except for the Surviving Corporation during such time as Cucuel is engaged as a consultant thereto), solicit, contact or call upon for the purpose of selling any service that is competitive with home infusion therapy services, home nursing services, medical equipment or respiratory therapy, any customer or potential customer, or any physician or Hospital that competes with the Company or any Company Subsidiary at the time of Closing, within the Territory. Cucuel agrees that, given his position as Chief Executive Officer of the Company and President and Secretary of the Company Subsidiaries, this provision is reasonable and necessary to adequately protect the interests of the Parent and the Surviving Corporation.
               (e) Cucuel and the Company have agreed to enter into a Separation and Transition Services Agreement prior to Closing that: (i) terminates Cucuel’s employment with the Company without Cause effective on the Closing Date, (ii) provides for the payment twelve (12) months of severance pursuant to his existing employment agreement with the Company, (iii) provides for Cucuel to provide certain consulting services on a limited time, non-exclusive basis to the Company for the one year period immediately following the Closing, (iv) grants to the Company a one-time election to extend Cucuel’s one year consulting period for an additional one year period at its election, (v) extends the one year time restrictions in Sections 8.12(c) and 8.12(d) of this Agreement by an additional one year in the event that the Company elects to extend Cucuel’s consulting period; provided, that the Company agrees to pay or has paid Cucuel three hundred thousand dollars ($300,000) in consulting fees pursuant to such Separation and Transition Services Agreement during such two year consulting period. The terms of such agreement, when taking into account the payments under the existing employment agreement, shall be consistent with the regulations under Section 409A of the Code.
          8.13 Indemnification; Directors’ and Officers’ Insurance.
               (a) The Parent shall cause the organizational documents of the Surviving Corporation and each Company Subsidiary to contain provisions concerning indemnification of directors and officers no less favorable to the beneficiaries thereof than those set forth in such organizational documents as of the date hereof. From and after the Closing, the Parent shall, and shall cause the Surviving Corporation and each Company Subsidiary, (i) to indemnify and hold harmless each present and former director and officer of the Company and each present and former director and officer, as applicable, of each Company Subsidiary (collectively, the “Company Indemnified Parties”), in each case, when acting in such capacity, against any Losses incurred or suffered by any of the Company Indemnified Parties in connection with any action arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent permitted under applicable Law, and (ii) advance expenses as incurred by any Company Indemnified Party in connection with any matters for which such Company Indemnified Party is entitled to indemnification from the Company or a Company Subsidiary, as applicable, pursuant to this Section 8.13, to the fullest extent permitted under applicable law; provided that the Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to such indemnification; and provided, further, that any determination required to be made with respect to whether a Company Indemnified Party’s conduct complies with the standards set forth under applicable law or the organizational documents of the Company and the Company Subsidiaries, as applicable, shall be made by independent counsel selected by the Company.
               (b) For a period of six (6) years following the Closing, the Parent shall maintain, or shall cause the Surviving Corporation for itself and the Company Subsidiaries to maintain, in effect a directors’ and officers’ liability insurance policy covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (true and complete copies of which have been heretofore made available by the Company to the Parent and its agents and representatives) with coverage in amount and scope at least as favorable as the Company’s existing coverage; provided, however, that in no event shall the Parent or the Company be required to expend in the aggregate in excess of 200% of the annual premium currently paid by the Company for such coverage, and if such premium would at any time exceed 200% of such amount, then the Parent or the Company shall maintain insurance policies which provide the maximum and best coverage available at an annual premium equal to 200% of such amount; and provided, further, that this Section 8.13(b) shall be deemed to have been satisfied if a prepaid policy or policies (i.e., “tail coverage”) have been obtained by the Company, at the expense of Parent, which policy or policies provide such directors and officers with the coverage described in this Section 8.13(b) for an aggregate period of not less than six (6) years with respect to claims arising from facts or events that occurred on or before the Closing Date, including with respect to the transactions contemplated by this Agreement.

               (c) The provisions of this Section 8.13 are (i) intended to be for the benefit of, and shall be enforceable by, each Person entitled to indemnification hereunder, and each such Person’s heirs, representatives, successors or assigns, it being expressly agreed that such Persons shall be third-party beneficiaries of this Section 8.13, and (ii) in addition to, and not in substitution for, any other right to indemnification or contribution that any such Person may have by contract or otherwise.
          8.14 Proxy Statement; Special Meeting.
               (a) Parent shall use its best efforts to, and the Company shall use best efforts to cooperate with Parent in order to, prepare and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, a preliminary proxy statement pursuant to Section 14(a) of Exchange Act (the “Preliminary Proxy Statement”) as promptly as practicable after the date hereof and on or prior to February 5, 2010, which shall include proxy materials for the purpose of soliciting proxies from holders of the Parent’s Stock to obtain the Parent Stockholder Approval at a meeting of the holders of the Parent’s Stock to be called and held for such purpose (the “Special Meeting”) as provided below. Such proxy materials shall be in the form of a proxy statement to be used for the purpose of soliciting such proxies from holders of the Parent’s Stock. The Company shall furnish to the Parent all information concerning the Company as the Parent may reasonably request in connection with the preparation of the Preliminary Proxy Statement. The Parent shall promptly respond to any SEC comments on the Preliminary Proxy Statement, with the assistance of the Company, and shall otherwise use commercially reasonable efforts to resolve any such SEC comments relating to the Preliminary Proxy Statement. The Parent shall also take any and all such actions to satisfy the requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, prior to filing the Preliminary Proxy Statement or the Definitive Proxy Statement or mailing the Definitive Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Parent shall provide the Stockholders’ Representative with an opportunity to review and comment on such document or response.
               (b) As promptly as practicable (and in any event within three (3) Business Days) following the resolution of any SEC comments on the Preliminary Proxy Statement, the Parent shall file and distribute a definitive proxy statement pursuant to Section 14(a) of the Exchange Act (the “Definitive Proxy Statement”) to the holders of the Parent’s Stock and, pursuant thereto, shall, as promptly as practicable, call the Special Meeting and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the Parent Stockholder Approval.
               (c) The Parent shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Preliminary Proxy Statement and Definitive Proxy Statement, as applicable, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting. Without limiting the foregoing, the Company shall ensure that the Definitive Proxy Statement does not, as of the date on which it is distributed to the holders of the Parent’s Stock, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that the Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company for inclusion in the Preliminary Proxy Statement or Definitive Proxy Statement). The Company covenants and agrees that the information relating to the Company supplied by the Company for inclusion in the Preliminary Proxy Statement or Definitive Proxy Statement will not, as of the filing date of the Preliminary Proxy Statement or Definitive Proxy Statement (or any amendment or supplement thereto), as the case may be, or, in the case of the Definitive Proxy Statement, at the time of the Special Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.
               (d) The Parent, acting through its board of directors, shall include in the Preliminary Proxy Statement and the Definitive Proxy Statement the recommendation of its board of directors that the holders of the Parent’s Stock vote in favor of the adoption of this Agreement and approval of the transactions set forth therein, and shall otherwise use commercially reasonable efforts to obtain the Parent Stockholder Approval.
          8.15 Other Actions. At least five (5) days prior to Closing, the Parent shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, which shall be in form and substance reasonably acceptable to the Company and in a format acceptable for EDGAR filing. Prior to Closing, the Parent and the Company shall prepare the press release announcing the consummation of the acquisition of all of the Stockholders’ Shares hereunder (“Press Release”).
          8.16 Required Information. In connection with the preparation of the Press Release, and for such other reasonable purposes, the Company and the Parent each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers and stockholders (including the directors of the Parent and the Company to be elected effective as of the Closing) and such other matters as may be reasonably necessary or advisable in connection with the transactions set forth in this Agreement, or any other statement, filing, notice or application made by or on behalf of the Company or the Parent to any third party and/or any Governmental Authority in connection with the transactions set forth in this Agreement. Each party represents and warrants to the other party that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading (for the avoidance of doubt, this sentence shall be deemed a representation and warranty and not a covenant).
          8.17 Reserved.
          8.18 Reserved.
          8.19 No Securities Transactions. Neither the Company, the Stockholders (except for the Institutional Stockholders) nor their respective Affiliates and Representatives shall, directly or indirectly, engage in any transactions involving the securities of the Parent prior to the time of the making of a public announcement of the transactions contemplated by this

Agreement. The Company and the Stockholders shall use their commercially reasonable efforts to require each of its officers, directors, employees, agents and representatives to comply with the foregoing requirement.
          8.20 Qualification as a Reorganization. This Agreement is intended to constitute a “plan of reorganization” within the meaning of section 1.368-2(g) of the Treasury Regulations. From and after the date of this Agreement and until the Merger Effective Time, each party to this Agreement shall use its reasonable best efforts to cause the Merger to qualify, and shall not, without the prior written consent of the parties to this Agreement, knowingly take any actions or cause any actions to be taken which could prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code. Following the Merger Effective Time, without the prior written consent of the parties to this Agreement, neither Parent nor any of its Subsidiaries, nor any of its Affiliates, shall knowingly take any action or cause any action to be taken which would cause the Merger to fail to so qualify as a reorganization under Section 368(a) of the Code.
          8.21 Tax Matters. During the period from the date of this Agreement to the Closing Date, the Company and its Subsidiaries shall:
               (a) prepare and timely file all Tax Returns required to be filed by them on or before the Closing Date (“Post-Signing Returns”) in a manner consistent with past practice, except as otherwise required by applicable Laws;
               (b) consult with the Parent with respect to all income Tax and other material Post-Signing Returns and deliver drafts of such Post-Signing Returns to the Parent no later than ten Business Days prior to the date on which such Post-Signing Returns are required to be filed;
               (c) fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed;
               (d) properly reserve (and reflect such reserve in their books and records and financial statements), for all Taxes payable by them for which no Post-Signing Return is due prior to the Closing Date in a manner consistent with past practice;
               (e) promptly notify the Parent of any legal action or audit pending or threatened against the Company or any of its Subsidiaries in respect of any Tax matter, and not settle or compromise any such legal action or audit, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, without the Parent’s prior consent which consent shall not be unreasonably withheld or delayed;
               (f) not make or revoke any Tax election, amend any Tax Return or adopt or change a Tax accounting method or period without the Parent’s prior consent, which consent shall not be unreasonably withheld or delayed; and

               (g) terminate any tax allocation agreement, tax sharing agreement or other similar agreement to which the Company or any of its Subsidiaries is a party such that there are no further liabilities or obligations thereunder.
          8.22 Parent’s Financing Obligations.
               (a) The Parent shall use its commercially reasonable efforts to perform all of its obligations under the Debt Financing Documents and satisfy all conditions precedent to the funding thereunder that are within its control. In the event that the Debt Financing is not available to consummate the transactions contemplated by this Agreement, the Parent shall use its commercially reasonable efforts to obtain alternative financing; it being understood, however, that such commercially reasonable efforts would not require the Parent to consummate the Debt Financing or any alternative financing, as the case may be, on financial terms less favorable, taken as a whole, or other terms materially less favorable, taken as a whole, to Parent than those set forth in the Debt Financing Documents (the “Alternative Financing”).
               (b) Neither the Parent, nor its Affiliates shall, without the prior written consent of the Company (which shall not be unreasonably withheld or delayed), waive, terminate, amend, modify or supplement, (i) the Debt Financing Documents to materially decrease the aggregate amount of the facilities thereunder or the amount of the facilities available at Closing to fund the acquisition, (ii) in any material respect, (x) the terms or conditions of the Debt Financing Documents (except as provided in subclause (iv) below) or (y) any “market flex” provisions contained in the Debt Financing Documents, (iii) the conditions precedent to the initial borrowing set forth in the Debt Financing Documents or (iv) the representations, warranties, covenants or defaults set forth in the Debt Financing Documents, if, in the case of clause (iv), such amendment, modification or supplement would result in the failure to satisfy a condition to the funding of the Debt Financing at Closing; provided, that in no event shall any amendments or modification to the Debt Financing documents not required to be consented to by the Company relieve the Parent from its obligation to consummate the transactions contemplated by this Agreement on the terms set forth in the Debt Financing Documents without giving effect to any such amendment or modification made after the date hereof.
          8.23 Reserved.
          8.24 Parent Board of Directors. At or prior to the Closing, the board of directors of Parent (A) shall fix the number of directors on the board of directors of Parent at ten (10), and (B) shall take action to appoint the Stockholder Director Designees to the board of directors of Parent as of the Closing.
          8.25 Additional Actions. The Company shall cause all of the actions as set forth in Schedule 8.25 to be taken prior to the Closing Date.

ARTICLE IX
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARENT
     The obligations of the Parent to effect the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by the Parent:
          9.1 Representations and Warranties Accurate. The Specified Representations contained in ARTICLE V and ARTICLE VI of this Agreement shall be true and correct in all material respects as of the Closing Date as though made at the Closing Date. The representations and warranties of the Stockholders and the Company set forth in ARTICLE V and ARTICLE VI of this Agreement (other than the Specified Representations) shall be true and correct (determined without regard to any materiality or material adverse effect qualification contained in any representation or warranty) as of the Closing Date as though made at the Closing Date, except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date, with only such exceptions which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
          9.2 Performance. The Company and the Stockholders shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by them prior to or on the Closing Date.
          9.3 Officer’s Certificate. The Company with respect to it, and the Stockholders’ Representative, with respect to the Stockholders, shall have delivered to the Parent a certificate, signed by an executive officer of the Company in the case of the Company, and the Stockholders’ Representative, on behalf of each Stockholder, in the case of the Stockholders, dated as of the Closing Date, certifying the matters set forth in Sections 9.1 and 9.2.
          9.4 HSR Act; Legal Prohibition.
               (a) With respect to the transactions contemplated hereby, all applicable waiting periods under the HSR Act shall have expired or been terminated.
               (b) On the Closing Date, there shall exist no injunction or other order issued by any Governmental Authority or court of competent jurisdiction which prohibits the consummation of the transactions contemplated under this Agreement or materially deprives the Parent of the benefits of the transactions contemplated herein.
          9.5 Payoff Letters. The Parent shall have received payoff letters reasonably acceptable to it with respect to the payment of the Credit Agreements Payoff Amount and the release of any Encumbrance related thereto.
          9.6 FIRPTA Affidavit. The Parent shall have received, in a form satisfactory to the Parent, either (a) a statement pursuant to Treasury Regulations Section 1.897-2(h) and 1.1445-2(c), provided by the Company not earlier than the twentieth day prior to the Closing Date, certifying that the Company is not, and has not been during the time period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation as defined in Section 897(c)(2) of the Code or (b) a certification of non-foreign status from each

Stockholder, which certification meets the requirements of Treasury Regulations Section 1.1445-2(b)(2).
          9.7 Required Consents. All licenses, permits, consents, authorizations, approvals, qualifications and orders of Governmental Authorities or other Persons set forth on Schedule 9.7 of this Agreement shall have been obtained.
          9.8 Secretary’s Certificates. Each of the Company and the Stockholders’ Representative shall have delivered to the Parent a certificate of the Secretary of the Company, dated as of the Closing Date, certifying as to (i) the incumbency of officers of the Company or the Stockholders’ Representative, as applicable, executing documents executed and delivered in connection herewith and (ii) true and complete copies of the Company’s certificate of incorporation and by-laws or the Stockholders’ Representatives governing documents, as applicable, each as in effect from the date of this Agreement until the Closing Date.
          9.9 Escrow Agreement. The Stockholders’ Representative shall have executed and delivered the Escrow Agreement.
          9.10 Stockholder Approval. Parent Stockholder Approval shall have been duly obtained.
          9.11 New Parent Stockholders Agreement. Each of the Stockholders and Optionholders, if any, receiving shares of Parent’s Stock in connection with the Merger shall have executed and delivered the New Parent Stockholders Agreement.
          9.12 Debt Financing. The Parent shall have received the proceeds of the Debt Financing on the terms set forth in the Commitment Letter.
          9.13 Tax Opinion. The Parent shall have received the opinion of King & Spalding LLP, counsel to the Parent, dated the Closing Date, to the effect that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to the Parent shall be entitled to rely upon customary assumptions and representations provided by the Parent and the Company that counsel to the Parent reasonably deems relevant.
          9.14 Audited Financial Statements. The Parent shall have received the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2009, and the related audited consolidated statements of income, shareholders’ equity and cash flows of the Company and the Company Subsidiaries for the year then ended, together with the notes and schedules thereto and an unqualified audit opinion of PricewaterhouseCoopers LLP with respect thereto.
          9.15 Accountants’ Consents. The Parent shall have received all consents and letters contemplated by Section 8.5(b) of this Agreement that have been reasonably requested for delivery prior to the Closing Date in connection with the Debt Financing.

          9.16 Applicable Stock Value. In the event that the Stockholders would receive any Parent’s Stock valued at the Applicable Stock Value pursuant to Section 3.9, the Applicable Stock Value (as determined at 4:00 pm as of the last trading day immediately preceding the scheduled Closing Date, and as adjusted for splits, conversions and reverse splits on or after the date hereof) shall not be less than $5.2151.
ARTICLE X
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY
     The obligation of the Company to effect the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by the Stockholders’ Representative:
          10.1 Representations and Warranties Accurate. The Specified Representations contained in ARTICLE VII of this Agreement shall be true and correct in all material respects as of the Closing Date as though made at the Closing Date. The representations and warranties of the Parent and Merger Sub set forth in ARTICLE VII of this Agreement (other than the Specified Representations) shall be true and correct (determined without regard to any materiality or material adverse effect qualification contained in any representation or warranty) as of the Closing Date as though made at the Closing Date, except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date, with only such exceptions which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.
          10.2 Performance. The Parent and Merger Sub shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by them prior to or on the Closing Date.
          10.3 Officer Certificate. The Parent shall have delivered to the Company a certificate, signed by an executive officer of the Parent, dated as of the Closing Date, certifying the matters set forth in Sections 10.1 and 10.2.
          10.4 HSR Act; Legal Prohibition.
               (a) With respect to the transactions contemplated hereby, all applicable waiting periods under the HSR Act shall have expired or been terminated.
               (b) On the Closing Date, there shall exist no injunction or other order issued by any Governmental Authority or court of competent jurisdiction which prohibits the consummation of the transactions contemplated under this Agreement.
          10.5 Escrow Agreement. The Parent shall have executed and delivered the Escrow Agreement.
          10.6 Stockholder Approval. Parent Stockholder Approval shall have been duly obtained.

          10.7 Required Consents. All licenses, permits, consents, authorizations, approvals, qualifications and orders of Governmental Authorities or other Persons set forth on Schedule 10.7 of this Agreement shall have been obtained.
          10.8 Secretary’s Certificate. The Parent shall have delivered to the Company a certificate of the Secretary of the Parent, dated as of the Closing Date, certifying as to (i) the incumbency of officers of the Parent executing documents executed and delivered in connection herewith and (ii) true and complete copies of the Parent’s and Merger Sub’s certificate of incorporation and by-laws, each as in effect from the date of this Agreement until the Closing Date.
          10.9 New Parent Stockholders Agreement. The Parent shall have executed and delivered the New Parent Stockholders Agreement.
          10.10 Debt Financing. The Parent shall have received the proceeds of the Debt Financing on the terms set forth in the Commitment Letter.
          10.11 Parent Stock Price. The per share price (as determined at 4:00 pm as of the relevant date) of Parent’s Stock on the Nasdaq Global Market (as adjusted for splits, conversions and reverse splits on or after the date hereof) shall not be less than $5.2151 for the ten (10) immediately preceding trading days prior to the scheduled Closing Date.
          10.12 Tax Opinion. The Company shall have received the opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to the Company, dated the Closing Date, to the effect that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to the Company shall be entitled to rely upon customary assumptions and representations provided by the Parent and the Company that counsel to the Company reasonably deems relevant.
ARTICLE XI
TERMINATION
          11.1 Termination. This Agreement may be terminated on or prior to the Closing Date as follows:
               (a) by the mutual written consent of the Parent and the Stockholders’ Representative; or
               (b) by the Parent or the Stockholders’ Representative if the Closing Date shall not have occurred on or before the Termination Date; provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any party who is then in material breach of any representation, warranty, covenant or other agreement contained herein; provided, further, the parties may mutually agree to extend the period before termination if the Closing Date shall not have occurred due to regulatory or antitrust issues; or

               (c) subject to Section 8.3(d), by the Parent or the Stockholders’ Representative if a court of competent jurisdiction or other Governmental Authority shall have issued an order or injunction or taken any other action (which order, injunction or action the parties shall use their commercially reasonable efforts to lift) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated under this Agreement and such order or action shall have become final and nonappealable; or
               (d) by Stockholders’ Representative, if neither the Company nor any of the Stockholders is then in material breach of any term of this Agreement, upon written notice to the Parent, upon a material breach of any representation, warranty or covenant of the Parent contained in this Agreement such that the conditions set forth in ARTICLE X cannot be satisfied, provided, that, such breach is not capable of being cured or has not been cured within thirty (30) days after the giving of notice thereof by the Stockholders’ Representative to the Parent;
               (e) by the Parent, if the Parent is not then in material breach of any term of this Agreement, upon written notice to Stockholders’ Representative, upon a material breach of any representation, warranty or covenant of the Company or the Stockholders contained in this Agreement such that the conditions set forth in ARTICLE IX cannot be satisfied, provided, that, such breach is not capable of being cured or has not been cured within thirty (30) days after the giving of notice thereof by the Parent to the Stockholders’ Representative;
               (f) by the Stockholders’ Representative or the Parent if approval of the issuance of Parent’s Stock under this Agreement has been submitted to the stockholders of the Parent by written consent or at a duly convened Special Meeting (or adjournment or postponement thereof) and the Parent Stockholder Approval is not obtained upon a vote taken thereon; or
               (g) by the Parent if a written consent evidencing the CHS Stockholder Approval is not obtained by the Company and delivered to the Parent no later than 5:00 p.m. (Eastern time) on the date hereof.
          11.2 Survival After Termination. If this Agreement is terminated by the parties in accordance with Section 11.1 hereof, this Agreement shall become void and of no further force and effect; provided, however, that none of the parties hereto shall have any liability in respect of a termination of this Agreement, except that the provisions of Section 8.2(b) (Confidential Information), and ARTICLE XIV (Miscellaneous) shall survive the termination of this Agreement, and that nothing herein shall relieve the Company or the Stockholders from any liability for any intentional or willful breach of the provisions of this Agreement prior to the termination of this Agreement.
          11.3 Termination Expenses. If this Agreement is terminated by the Parent or the Stockholders’ Representative pursuant to (i) Section 11.1(f) or (ii) Section 11.1(b) and at the time of such termination the Parent Stockholder Approval has not been obtained, then the Parent shall pay the Company by wire transfer of immediately available funds the amount of all fees and expenses described in clause (i) of Section 14.1 incurred after December 7, 2009, up to $1,000,000 (the “Termination Expenses”), which amount shall be paid within two (2) Business

Days of the Parent’s receipt of notice of the amount of such Termination Expenses. If the Parent fails to pay the Termination Expenses required pursuant to this Section 11.3 when due, such Termination Expenses shall accrue interest for the period commencing on the date such expense reimbursement became past due, at a rate equal to the rate of interest publicly announced by Citibank, in the City of New York from time to time during such period, as such bank’s Prime Lending Rate. In addition, if the Parent fails to pay such Termination Expenses when due, the Parent shall also pay to the Company all of the Company’s costs and expenses (including attorneys’ fees) in connection with efforts to collect such Termination Expenses.
ARTICLE XII
INDEMNIFICATION
          12.1 Survival. Each of the representations and warranties of the Stockholders contained in ARTICLE V (the “Stockholder Representations”), the Company contained in ARTICLE VI and Section 8.16 (the “Company Representations”) and of the Parent contained in ARTICLE VII and Section 8.16 shall survive until 11:59 p.m. (Eastern time) on the date that is eighteen (18) months after the Closing Date; provided, that the representations and warranties set forth in Sections 5.1 (Organization), 5.2 (Binding Obligations), 6.1 (Organization and Qualification), 6.2 (Capitalization of the Company), 6.3 (Subsidiaries), 6.4 (Binding Obligation), 6.12 (Taxes), 6.28 (Brokers), 7.1 (Organization), 7.2 (Binding Obligation), 7.3 (Capitalization of the Parent; Capitalization and Operations of Merger Sub) and 7.14 (Brokers) (collectively, the “Specified Representations”) shall survive the Closing Date for the applicable statute of limitations. Each of the covenants and agreements of the parties set forth in this Agreement shall survive until 11:59 p.m. (Eastern time) on the date that is eighteen (18) months after the Closing Date; provided that the covenants and agreements contained herein (including Section 12.2 and Section 13.1) requiring performance after the Closing Date shall survive in accordance with their terms. If any Claims Notice (as defined below) is given in accordance with the terms of Section 12.4 within the applicable survival period provided above (as applicable, the “Cut-Off Date”), the claims specifically set forth in the Claims Notice shall survive until such time as such claim is finally resolved.
          12.2 Indemnification by the Stockholders; Indemnification by the Parent.
               (a) Subject to the other limitations set forth in this ARTICLE XII and ARTICLE XIII governing Taxes, from and after the Closing Date, the Parent, its Affiliates and their respective officers, directors, employees, shareholders, partners, and members (each, a “Parent Indemnitee”) shall be indemnified and held harmless by each Stockholder, severally (and not jointly or jointly and severally), from and against any and all losses, liabilities, expenses (including reasonable attorneys’ fees), claims, suits, actions and damages (collectively, “Losses”) arising from, or in connection with, any (i) breach of any covenant or agreement made hereunder by such Stockholder (a “Stockholder Covenant”); (ii) breach of any covenant or agreement made hereunder by the Company or any Company Subsidiary (solely with respect to covenants and agreements to be made or performed by the Company or any Company Subsidiary prior to the Closing) (the “Company Covenants”) (other than breaches of the covenants in Section 8.21 (Tax Matters) and any Losses arising from Taxes imposed on the Company or any Company Subsidiary as a result of a breach of any of the Company Covenants, all of which are governed by ARTICLE XIII); (iii) breach of any of the Company Representations (other than breaches of the representations contained in Section 6.12 (Taxes), which shall be governed by ARTICLE XIII); (iv) breach by such Stockholder of any of the Stockholders Representations; (v) any earnout or other amounts paid to the sellers or any other parties in connection with that certain Stock Purchase Agreement by and among Option Health, Ltd. (d/b/a Optioncare of the Quad Cities), Kathy Budge (f/k/a Kathy Goodwin) and Infusion Partners LLC, dated as of June 10, 2009; and (vi) claims made in pending or future suits, actions, investigations or other legal proceedings in respect of that certain membership interest purchase agreement dated as of June 20, 2008 by and between Professional Home Care Services, Inc. and Alexander Infusion, LLC, including the lawsuit filed by Alexander Infusion, LLC in the Supreme Court of the State of New York, Nassau County, on or around March 31, 2009; provided, that, notwithstanding anything to the contrary contained herein, each Kohlberg Entity shall jointly and severally indemnify and hold harmless the Parent Indemnitees for any indemnification obligation of any Kohlberg Entity pursuant to this ARTICLE XII. Notwithstanding anything to the contrary contained herein, (A) none of the Stockholders shall be obligated to indemnify or hold harmless the Parent Indemnitees with respect to any Losses arising from, or in connection with, (x) any amounts payable under any unclaimed property, abandonment, escheat or similar Law or (y) any overpayments or underpayments to or from non-governmental customers (including individuals and Third Party Payors) of the Company or any Company Subsidiary and (B) for purposes of determining whether there has a been a breach of any of the Company Representations set forth in Sections 6.14, 6.15 and 6.16 that is subject to indemnification under this Section 12.2(a), such determination shall be made without giving effect to any limitation relating to whether the Company had knowledge of any representation or warranty. For avoidance of doubt, clause (B) of the prior sentence means that statements such as “to the knowledge of the Company” shall be disregarded for purposes of the indemnification obligation herein.
               (b) Subject to the other limitations set forth in this ARTICLE XII and ARTICLE XIII governing Taxes, the Parent hereby agrees to indemnify and hold harmless the Stockholders, each of such Stockholders’ respective Affiliates, officers, directors, employees, shareholders, partners and members, and prior to the Closing, the Company and any Company Subsidiary and their respective officers, directors and employees (each, a “Stockholder Indemnitee”, and together with the Parent Indemnitees, the “Indemnitees” and each an “Indemnitee”), from and against any Losses arising from or in connection with (i) the breach of any representation or warranty of the Parent or Merger Sub in this Agreement and (ii) the breach of any covenant or agreement made by the Parent and, after the Closing, the Surviving Corporation and any Company Subsidiary, in this Agreement.
          12.3 Limitations on Indemnification; Escrow Account.
               (a) Notwithstanding anything in this Agreement to the contrary, in no event shall (i) the cumulative indemnification obligations of the Stockholders under Section 12.2(a), on the one hand, or of the Parent under Section 12.2(b), on the other hand, in the aggregate exceed an amount equal to the then available Escrow Fund (the “Cap”); provided, however, that any and all breaches constituting Unrestricted Claims shall not be subject to the Cap and (ii) the aggregate amount of Losses paid by any Stockholder under Section 12.2(a) and Section 13.1(a) shall not exceed the amount of cash proceeds and the value of Parent’s Stock (valued at the Parent Stock Value) actually received by such Stockholder under this Agreement for the cancellation and exchange of such Stockholder’s Shares on the Closing Date; provided, further, that, with respect to each Kohlberg Entity in no event shall the aggregate amount of Losses paid by any Kohlberg Entity or all of the Kohlberg Entities under Section 12.2(a) and Section 13.1(a) exceed the amount of cash proceeds and the value of Parent’s Stock (valued at the Parent Stock Value) actually received by all of the Kohlberg Entities under this Agreement for the cancellation and exchange of Shares of the Kohlberg Entities on the Closing Date.
               (b) Notwithstanding anything in this Agreement to the contrary, no indemnification claims for Losses shall be asserted by the Stockholder Indemnitees or the Parent Indemnitees, respectively, under ARTICLE XII unless (i) any individual Loss or group or series of related Losses exceed $50,000 (such Loss or group or series of related Losses that does not exceed $50,000, the “DeMinimis Losses”), and (ii) the aggregate amount of Losses that would otherwise be payable under Section 12.2(a), on the one hand, and Section 12.2(b), on the other hand (which shall not include for such purposes DeMinimis Losses), exceed an amount equal to $1,500,000 (the “Basket Amount”), whereupon the Stockholder Indemnitee or the Parent Indemnitee, as the case may be, shall be entitled to receive only amounts for Losses (which shall include for such purposes DeMinimis Losses) in excess of the Basket Amount up to the Cap; provided, however, that claims under Section 12.2(a)(v), claims under Section 13.1 and claims for any and all breaches of the covenants and agreements set forth in this Agreement (other than under Section 12.2(a)(vi)) and the Specified Representations shall not be subject to the Basket Amount, but instead shall be recoverable from “dollar one.”
               (c) The cumulative indemnification obligations of the Stockholders under Section 12.2(a) (other than for Unrestricted Claims) and Section 13.1(a) (other than for Unrestricted Claims) shall be recoverable solely from the Escrow Fund (as shall be reduced from time to time to reflect payments, if any, made from time to time from the Escrow Fund in accordance with the terms and conditions of the Escrow Agreement). In the event (i) the Parent recovers a payment from the Escrow Fund and (ii) such indemnification obligations arose directly from the breach of a Stockholder Representation or Stockholder Covenant by a Stockholder, such Stockholder shall promptly make a cash payment to each other Stockholder in amount equal to such other Stockholder’s pro rata portion of the amount recovered from the Escrow Fund. Subject to the penultimate sentence hereof, the Parent agrees and acknowledges on behalf of itself and the Parent Indemnitees, that: (1) a Parent Indemnitee must first assert any claim for indemnification under ARTICLE XII and ARTICLE XIII against the then available Escrow Fund in accordance with the terms of the Escrow Agreement and (2) if the amount recoverable by a Parent Indemnitee in respect of a breach of a Stockholder Covenant or Stockholder Representation pertaining to any Unrestricted Claim of a Stockholder exceeds the amount of the then available Escrow Fund or if the Escrow Agreement has terminated pursuant to its terms, then (x) a Parent Indemnitee shall assert such claim solely against that Stockholder who is in breach of the Unrestricted Claim, and no other Stockholder shall have any liability with respect to such Unrestricted Claim, and (y) in the case of an Unrestricted Claim that is a Company Representation or a Company Covenant, against the Stockholders on a several basis based on their respective Stockholder Percentage (and not on a joint or joint and several basis), for the amount of Losses not recovered by such Parent Indemnitee from the then available Escrow Fund. Notwithstanding the foregoing, in the case of any such claim against a Kohlberg Entity, (i) the Parent Indemnitees may assert a claim against any Kohlberg Entity for any breach by any other Kohlberg Entity of any Unrestricted Claim that is a breach of a Stockholder

Covenant and (ii) each Kohlberg Entity shall be liable based upon the aggregate Stockholder Percentage of all Kohlberg Entities for the amount of Losses not recovered by such Parent Indemnitee for such Unrestricted Claims.
               (d) Notwithstanding any thing to the contrary herein, in connection with any release (or holdback by the Escrow Agent) of shares of Parent’s Stock held in the Escrow Account, the Escrow Agent shall release to the applicable party on such release date (or holdback in the Escrow Account on such date) such number of shares of Parent’s Stock having an aggregate value (with each share of Parent’s Stock valued at the Parent Stock Value) equal to the aggregate amount to be released (or held back) on such applicable date.
               (e) Under no circumstances shall any Indemnitee be entitled to be indemnified for special, consequential or punitive damages, including diminution in value, multiple of earnings or profits theory, business interruptions, or loss of business opportunity or reputation damages (except to the extent included in a Third Party Claim).
               (f) No party hereto shall be obligated to indemnify any other Person with respect to (i) any representation, warranty, covenant or condition specifically waived in writing by the other party on or prior to the Closing, (ii) any Losses with respect to any matter if such matter was included in the calculation of the Final Purchase Price (to the extent so included), including in the calculation of Final Company Net Indebtedness, (iii) any Losses for which a Claims Notice was not duly delivered prior to the applicable Cut-Off Date, and (iv) any Losses to the extent which there is a related amount expressly reserved against in the Company Financial Statements.
               (g) Notwithstanding anything to the contrary contained herein, (i) none of the limitations on the indemnification obligations of the parties hereto shall apply to claims based on fraud or intentional breaches and (ii) the representations and warranties of the Stockholders and the Company contained herein and any right of indemnification with respect thereto shall not be affected by any investigation conducted for or on behalf of, or any knowledge possessed or acquired at any time by, the Parent or its Affiliates, employees, or representatives concerning any circumstance, action, omission or event relating to the accuracy or performance of any representation, warranty, covenant or obligation with respect thereto.
          12.4 Indemnification Claim Process.
               (a) All claims for indemnification by either a Stockholder Indemnitee or a Parent Indemnitee under this ARTICLE XII shall be asserted and resolved in accordance with Sections 12.4 and 12.5.
               (b) If a Parent Indemnitee intends to seek indemnification pursuant to this ARTICLE XII, the Parent Indemnitee shall promptly notify the Stockholders’ Representative in writing of such claim, describing such claim in reasonable detail and the amount or estimated amount of such Losses (the “Claims Notice”); provided that, subject to Section 12.3(f), the failure of the Parent Indemnitee to promptly notify Stockholders’ Representative shall not relieve the Stockholders from Liability for such claims except and only to the extent that the Stockholders were actually prejudiced by such delay.

               (c) If a Stockholder Indemnitee intends to seek indemnification pursuant to this ARTICLE XII, the Stockholder Indemnitee shall promptly deliver a Claims Notice to the Parent; provided that, subject to Section 12.3(f), the failure of a Stockholder Indemnitee to promptly notify the Parent shall not relieve the Parent from Liability for such claims except and only to the extent that the Stockholders were actually materially prejudiced by such delay.
               (d) The Indemnitor shall have twenty-five (25) calendar days from the date on which the Indemnitor received the Claims Notice to notify the Indemnitee in writing that the Indemnitor desires to assume the defense or prosecution of the Third Party Claim and any litigation resulting therefrom with counsel of its choice.
               (i) In the event that the Indemnitor (a) notifies the Indemnitee in writing of the Indemnitor’s intention to assume such defense and (b) provides the Indemnitee with an Acknowledgement of Liability Certificate, (i) the Indemnitor shall control the investigation, defense and settlement thereof, and (ii) the Indemnitor shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnitee (such consent not to be unreasonably withheld or delayed) unless the judgment or settlement provides solely for the payment of money for which the Indemnitor is fully liable, the Indemnitor makes such payment (subject to the applicable limitations contained herein) and the Indemnitee receives an unconditional release; provided, that, the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in (but not control), the defense of such Third Party Claim.
               (ii) In the event that (a) the Indemnitor notifies the Indemnitee in writing of the Indemnitor’s intention to assume such defense and (b) the Indemnitor does not provide the Indemnitee with an Acknowledgement of Liability Certificate, (i) then the Indemnitor shall control the investigation, defense and settlement thereof and (ii) the Indemnitor shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed) unless the judgment or settlement provides solely for the payment of money for which the Indemnitor is fully liable, the Indemnitor makes such payment (subject to the applicable limitations contained herein) and the Indemnitee receives an unconditional release; provided, however, that the Indemnitee may retain separate co-counsel at its sole cost and expense and shall have joint control over the investigation, defense and settlement of such Third Party Claim; provided, further, that the Indemnitee shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, if the Indemnitor is determined to be liable pursuant to the terms hereof for such Third Party Claim, then the Indemnitor shall reimburse the Indemnitee for reasonable costs and expenses of such separate co-counsel.
               (iii) In the event that the Indemnitor does not notify the Indemnitee in writing of the Indemnitor’s intention to assume such defense, Indemnitee shall control the investigation, defense and settlement thereof, and the Indemnitor will not be obligated to indemnify the Indemnitee hereunder with respect to any settlement entered into or any judgment consented to without the Indemnitor’s prior written consent (which consent shall not be unreasonably withheld or delayed) with respect to any such Third Party Claim for which the Indemnitor has provided to the Indemnitee an Acknowledgement of Liability Certificate; provided, that, if the Indemnitor does not provide the Indemnitee with an Acknowledgement of Liability Certificate, the Indemnitee may enter into any settlement of, or consent to judgment with respect to any such Third Party Claim without waiving or otherwise adversely affecting any rights hereunder.
Notwithstanding anything to the contrary contained herein, the parties shall act in good faith in responding to, defending against, settling or otherwise dealing with Third Party Claims, and cooperate in any such defense and give each other reasonable access to all information relevant thereto.
               (e) Subject to the provisions of Section 12.4(d)(i) and 12.4(d)(ii), if the Indemnitor does not assume the defense of such Third Party Claim within twenty-five (25) calendar days of receipt of the Claims Notice, the Indemnitee will be entitled to assume such defense, at its sole cost and expense upon delivery of notice to such effect to the Indemnitor at any time after such 25 calendar day period.
               (f) The Parent Indemnitee shall, and shall cause the Company and each Company Subsidiary to, provide reasonable cooperation with the Stockholders’ Representative in all aspects of any investigation, defense, pretrial activities, trial, compromise, settlement or discharge of any claim in respect of which a Parent Indemnitee is seeking indemnification pursuant to this ARTICLE XII that the Stockholders’ Representative has elected to control, including, but not limited to, by providing the Stockholders’ Representative with reasonable access to books, records, employees and officers (including as witnesses) of the Company and each Company Subsidiary.
          12.5 Indemnification Procedures for Non-Third Party Claims. The Indemnitee will deliver a Claims Notice to the Indemnitor promptly upon its discovery of any matter for which the Indemnitor may be liable to the Indemnitee hereunder that does not involve a Third Party Claim, which Claims Notice shall also (i) state that the Indemnitee has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement, and (ii) the date such item was paid or accrued; provided that, subject to Section 12.3(f), the failure of the Parent Indemnitee to promptly notify Stockholders’ Representative shall not relieve the Stockholders from Liability for such claims except and only to the extent that the Stockholders were actually materially prejudiced by such delay. The Indemnitee shall reasonably cooperate and assist the Indemnitor in determining the validity of any claim for indemnity by the Indemnitee and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

          12.6 Exclusive Remedy. Notwithstanding anything to the contrary herein, except in the case of fraud or intentional breaches, the indemnification provisions of ARTICLE XII and ARTICLE XIII with respect to Taxes shall be the sole and exclusive remedy of parties following the Closing for any and all breaches or alleged breaches of any representations, warranties, covenants or agreements of the parties, or any other provision of this Agreement or the transactions contemplated hereby.
          12.7 Tax; Insurance; Other Indemnification. The amount of any Losses suffered by an Indemnitee shall be reduced by any tax benefit to the extent utilized, any insurance or any other payments actually received pursuant to an indemnification under any Prior Purchase Agreement (net of the direct costs incurred in procuring such payments). The Parent shall, or shall cause the Company, to pursue any and all other commercially reasonable remedies to collect any indemnification or other amounts pursuant to the Prior Purchase Agreements covering the Loss that is the subject to the claim for indemnification to the extent that the Parent determines in good faith that indemnification is available under a Prior Purchase Agreement. If any such proceeds, benefits or recoveries are actually received by the Parent with respect to any Losses after the Parent has received indemnification proceeds hereunder, the Parent shall promptly, but in any event no later than ten (10) Business Days after the receipt or recovery of such proceeds or recoveries, pay to the applicable Stockholders in accordance with the Stockholder Percentage or such other percentage as the Stockholders’ Representative shall direct an amount equal to the lesser of the (x) amount of such recovery proceeds or benefits actually received in respect of such claim and (y) the amount of indemnification Losses the Parent received from the Stockholders in respect of such claim; provided, that, for purposes of valuing any Parent’s Stock in satisfaction of indemnification Losses that the Parent received from the Stockholders in respect of such claims, the Parent’s Stock shall be valued at the Parent Stock Value.
          12.8 Tax Treatment of Indemnity Payments. It is the intention of the parties to treat any indemnity payment made under this Agreement as an adjustment to the purchase price for all federal, state, local and foreign Tax purposes, and the parties agree to file their Tax Returns accordingly.
ARTICLE XIII
TAX INDEMNITY AND PROCEDURES
          13.1 Indemnification
               (a) The Stockholders on a several basis (and not a joint or joint and several basis) shall be responsible for and shall pay and shall indemnify and hold harmless the Parent Indemnitees from and against any Losses as a result of:
                    (i) Taxes of the Company or any Company Subsidiary imposed or sought to be imposed on the Parent, the Company, the Surviving Corporation or any Subsidiary of the foregoing for any taxable period (or portion thereof) ending on or before the Closing Date;

                    (ii) Without duplication, Taxes imposed or sought to be imposed on the Parent, the Company, the Surviving Corporation or any Subsidiary of the foregoing as a result of any breach of any of the representations contained in Section 6.12, or any of the covenants or agreements set forth in Section 8.21 of this Agreement, and any Losses arising from Taxes imposed on the Parent, the Company, the Surviving Corporation or any Subsidiary of the foregoing as a result of a breach of any of the Company Covenants;
                    (iii) Taxes imposed or sought to be imposed on the Parent, the Company, the Surviving Corporation or any Subsidiary of the foregoing with respect to any taxable period pursuant to any obligation (other than an obligation solely between or among the Company and the Company Subsidiaries that are Subsidiaries on the Closing Date) to contribute to the payment of a Tax determined on a consolidated, combined or unitary or other group basis with respect to a group of corporations that includes or included the Company or any Subsidiary at any time on or before the Closing Date, including any such obligation arising under Treasury Regulations Section 1.1502-6 or similar provision of state, local or foreign law; and
                    (iv) Taxes incurred by Parent, the Company, the Surviving Corporation or any Subsidiary of the foregoing after the Closing Date related to the items disclosed on Schedule 6.12.
For the avoidance of doubt, the Stockholders shall indemnify and hold harmless the Parent Indemnitees only for Taxes that are actually payable, and not for the inability to utilize Tax attributes in any taxable period (or portion thereof) beginning after the Closing Date. Notwithstanding anything to the contrary contained herein, each Kohlberg Entity shall jointly and severally indemnify and hold harmless the Parent Indemnitees for any indemnification obligation of any Kohlberg Entity pursuant to this ARTICLE XIII.
               (b) The indemnification obligations contained in Section 13.1(a) shall be the sole remedy available to the Parent in connection with Taxes, and such indemnification obligations shall survive the Closing and shall continue in full force and effect until the expiration of the applicable statute of limitations. For the avoidance of doubt, the indemnification obligations contained in this Section 13.1 shall be subject to Section 12.3, and claims for indemnification under this Section 13.1 shall not be considered to be claims arising under ARTICLE XII. Notwithstanding the preceding sentence, the indemnity obligations contained in this Section 13.1 shall be subject to the provisions of Section 12.7.
               (c) From and after the Closing Date, the Parent shall indemnify the Stockholders and their Affiliates (collectively, the “Tax Indemnified Stockholder Parties”) against and hold harmless from any and all Taxes of the Company, the Surviving Corporation or any Subsidiary thereof for periods beginning on the Closing Date other than amounts for which the Parent is entitled to be indemnified by the Stockholders under Section 13.1(a), and such indemnification obligations shall survive the Closing and shall continue in full force and effect until the expiration of the applicable statute of limitations.
               (d) All amounts required to be paid by the Stockholders pursuant to this ARTICLE XIII shall be paid in accordance with the relevant provisions of Section 12.3.

          13.2 Tax Returns. (a) The Stockholders shall prepare (or cause to be prepared), at the Stockholders’ expense, and Parent shall cause the Surviving Corporation (as successor to the Company) to timely file, all Tax Returns of the Company or any Company Subsidiaries with respect to any taxable period ending on or before the Closing Date that are required to be filed with any Tax authority after the Closing Date. The Stockholders shall pay (or cause to be paid) any Taxes due in respect of such Tax Returns. Such Tax Returns shall be prepared consistently with applicable law and consistently with Section 3.7(f) and with past practice to the extent permitted by applicable law. For the avoidance of doubt, with respect to the income Tax Returns for the period ending on the Closing Date, the Stockholders’ Representative shall have the sole discretion regarding whether the net operating loss generated in such period (if any) will be carried back or carried forward. The Stockholders’ Representative shall provide, or cause to be provided, a draft of any such Tax Returns to the Parent for its review at least 30 days prior to the due date, giving effect to extensions thereto, for filing such Tax Return. The Parent shall notify the Stockholders’ Representative of any reasonable objections the Parent may have to any items set forth in such draft Tax Return and the Parent and Stockholders’ Representative agree to consult and resolve in good faith any such objection. If the parties cannot resolve any such objections, the item in question shall be resolved by an independent accounting firm mutually acceptable to the Stockholders and the Parent. The fees and expenses of such accounting firm shall be borne equally by the Stockholders and the Parent.
               (b) The Parent shall timely prepare and file, or cause to be timely prepared and filed, all Tax Returns of the Company or any Subsidiary for taxable years or periods ending after the Closing Date. Tax Returns that are required to be filed by or with respect to the Company or any of its Subsidiaries for Straddle Periods (“Straddle Returns”) shall be prepared consistently with past practice to the extent permitted by applicable law. The Parent shall provide, or cause to be provided, to the Stockholder Representative a draft of any Straddle Return at least 30 days prior to the due date, giving effect to extensions thereto, for filing such Tax Return, for review by the Stockholders’ Representative. Stockholders’ Representative shall notify the Parent of any reasonable objections Stockholders’ Representative may have to any items set forth in such draft Straddle Return and the Parent and Stockholders’ Representative agree to consult and resolve in good faith any such objection. If the parties cannot resolve any such objections, the item in question shall be resolved by an independent accounting firm mutually acceptable to the Stockholders and the Parent. The fees and expenses of such accounting firm shall be borne equally by the Stockholders and the Parent. The Parent shall notify the Stockholders’ Representative of any amounts due from the Stockholders in respect of any Tax Return in respect of a Pre-Closing Date Taxable Period no later than ten (10) Business Days prior to the date on which such Tax Return is due, and no later than five (5) Business Days prior to the date on which such Tax Return is due, the Stockholders shall pay to the Parent the amount of Taxes for which Stockholders are responsible.
               (c) Except to the extent required by law, neither the Parent nor any of its Affiliates shall (or shall cause or permit the Company or any Company Subsidiary to) amend, refile or otherwise modify any Tax Return relating in whole or in part to the Company or any Company Subsidiary with respect to any Pre-Closing Date Taxable Period (or with respect to any Straddle Period) without the written consent of the Stockholders which consent shall not be unreasonably withheld or delayed.

          13.3 Cooperation. After the Closing, the Parent and Stockholders shall promptly make available or cause to be made available to the other, as reasonably requested (at the expense of the requesting party), and to any taxing authority, all information, records or documents relating to Tax liabilities and potential Tax liabilities relating to the Company and its Subsidiaries for all periods prior to or including the Closing Effective Date and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations or extensions thereof.
          13.4 Contests.
               (a) Except as provided in Section 13.4(b) below, whenever any taxing authority asserts a claim, makes an assessment, or otherwise disputes the amount of Taxes for which Stockholders are or may be liable under this Agreement, the Parent shall, if informed of such an assertion, promptly inform the Stockholder Representative, and the Stockholder Representative shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute to the extent such proceedings or determinations affect the amount of Taxes for which Stockholders may be liable under this Agreement; provided, however, that if such settlement may affect the liability for Taxes (or right to a tax benefit) for which the Parent is liable (or to which the Parent is entitled), such settlement shall not be agreed to without the consent of the Parent, which consent will not be unreasonably withheld or delayed.
               (b) Notwithstanding Section 13.4(a), whenever any taxing authority asserts a claim, makes an assessment or otherwise disputes the amount of Taxes relating to a Straddle Period, Parent shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute, except to the extent such proceedings affect the amount of Taxes for which Stockholders are liable under this Agreement, in which case such settlement shall not be agreed to by the Parent without the consent of the Stockholder Representative, which consent will not be unreasonably withheld or delayed.
               (c) For the avoidance of doubt, the procedures described in this Section 13.4 shall govern all claims for Taxes, and such claims shall not be governed by Sections 12.4 or 12.5 of this Agreement.
          13.5 Refunds.
               (a) The Stockholders will be entitled to any credits and refunds (including interest received thereon) in respect of any Pre-Closing Date Taxable Period of the Company or any Company Subsidiary to the extent such credits or refunds do not arise from or relate to the “carryback” of a Tax item from a period beginning after the Closing Date to a Pre-Closing Date Taxable Period. Subject to Section 3.9, the Parent shall cause such refund to be paid to the Stockholders promptly following receipt.
               (b) If the Stockholders’ Representative determines that the Company and the Company Subsidiaries will carry back the net operating losses (if any) described in Section 13.2(a), Parent shall cause the Surviving Corporation (as successor to the Company) to file appropriate refund claims within a reasonable period after the Surviving Corporation files such Tax Returns.
               (c) Except as provided in Section 13.5(a), the Surviving Corporation (as successor to the Company) will be entitled to any refunds (including any interest received thereon) in respect of any federal, state, local or foreign Tax liability of the Company or any Company Subsidiary.
          13.6 Tax Elections. The Parent shall not, without the prior consent of the Stockholder (which shall not be unreasonably withheld or delayed), make, or cause to permit to be made, any Tax election, or adopt or change any method of Tax accounting, or undertake any other extraordinary action on the Closing Date, that would materially affect the Taxes of the Stockholders or the Company or any of its Subsidiaries prior to the Closing Date.
ARTICLE XIV
MISCELLANEOUS
          14.1 Expenses. Except as expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided, that (i) all fees and expenses of the Company or any Stockholder related to the transactions contemplated by this Agreement, including the fees and expenses of Paul Weiss and Pepper Hamilton LLP, the fees and expenses of the Company’s independent registered public accounting firm and all other applicable independent registered public accounting firms attributable to any of the Company Financial Statements included in the Preliminary Proxy Statement, the Definitive Proxy Statement or any registered public offering or Rule 144A Offering of the Parent made in connection with the transactions contemplated by this Agreement, (ii) 50% of any conveyance Taxes covered under Section 14.15, (iii) all amounts payable under the Management Agreement, (iv) any transaction bonus, discretionary bonus, “stay put” or other compensatory payments to be made to any optionholder or current or former employee, board member or consultant of the Company or any Company Subsidiary at Closing as a result of the execution of this Agreement or consummation of the transactions contemplated hereby or at the discretion of the Company or any Company Subsidiary (other than any severance payments payable upon the termination of such Persons, any payments due as a result of any, direct or indirect, action taken by the Parent or any of its Affiliates from and after the Closing and any “stay put” bonus or similar payments made to any employee of the Company or any Company Subsidiary after the Closing Date, all of which shall be borne entirely by the Parent), and (v) all amounts payable in respect of Section 8.8 (collectively, to the extent not paid prior to the Closing, the “Company Expenses”) shall be paid by the Company on the Closing Date. For the avoidance of doubt, to the extent not paid prior to Closing, all amounts set forth on Schedule 6.17(f)(2) shall be treated as Company Expenses. The Company shall cause all such Company Expenses to be invoiced at least two (2) business days prior to the Closing Date.
          14.2 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          14.3 Entire Agreement. This Agreement including the Schedules and Exhibits attached hereto which are deemed for all purposes to be part of this Agreement, and the other documents, delivered pursuant to this Agreement and the Confidentiality Agreement, contain all of the terms, conditions and representations and warranties agreed upon or made by the parties relating to the subject matter of this Agreement and the businesses and operations of the Company and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties or their representatives, oral or written, respecting such subject matter, except that the CHS Stockholders Agreement shall remain in effect prior to the Closing Date in accordance with its terms.
          14.4 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.
          14.5 Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made if (i) in writing and served by personal delivery upon the party for whom it is intended, (ii) if delivered by telecopier with receipt confirmed, or (iii) if delivered by certified mail, registered mail, courier service, return-receipt received to the party at the address set forth below, with copies sent to the Persons indicated:
     If to any Stockholder, the Stockholders’ Representative or, prior to the Closing, the Company or any Company Subsidiary:
Kohlberg Investors V, L.P.
c/o Kohlberg & Company
111 Radio Circle
Mount Kisco, New York 10549
Attention: Gordon Woodward
Telecopier: (914) 241-1143
     With a copy to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention: Angelo Bonvino, Esq.
Telecopier: (212) 757-3990
     If to the Parent or, after the Closing, to the Company or any Company Subsidiary:
BioScrip, Inc.
100 Clearbrook Road
Elmsford, New York 10523
Attention: Chief Executive Officer
Telecopier: (914) 460-1660

     With a copy to:
King & Spalding LLP
1185 Avenue of the Americas
New York, New York 10036
Attention: E. William Bates II. Esq.
Telecopier: (212) 556-2222
Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 14.5.
          14.6 Exhibits and Schedules.
               (a) Any matter, information or item disclosed in the Schedules delivered by the Company or the Parent or in any of the Exhibits attached hereto, under any specific representation, warranty, covenant or Schedule heading number, shall be deemed to have been disclosed for all purposes of this Agreement in response to every representation, warranty or covenant in this Agreement in respect of which such disclosure is reasonably apparent on its face. The inclusion of any matter, information or item in any Schedule to this Agreement shall not be deemed to constitute an admission of any liability by the disclosing party to any third party or otherwise imply, that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement or otherwise.
               (b) The Schedules and Exhibits hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.
          14.7 Waiver. Waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.
          14.8 Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other parties to this Agreement, which any such party may withhold in its absolute discretion. Any purported assignment without such prior written consents shall be void.
          14.9 No Third Party Beneficiary. Nothing in this Agreement shall confer any rights, remedies or claims upon any Person or entity not a party or a permitted assignee of a party to this Agreement, except for (i) the right of the Company’s Stockholders to receive payment in accordance with ARTICLE III and ARTICLE IV after the Merger Effective Time, (ii) the rights of the current and former officers, directors, employees and stockholders of the Company as set forth in Section 8.13, ARTICLE XII and ARTICLE XIII and (iii) the right of the Company, on behalf of the Stockholders, to pursue damages and other relief (including equitable relief) in the event of the Parent’s or Merger Sub’s breach of this Agreement (including damages based on loss of the economic benefits of the transaction to the Stockholders).

          14.10 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.
          14.11 Release. Except in the case of fraud or intentional acts and as provided in ARTICLE XII and ARTICLE XIII, the Parent agrees (and, from and after the Closing, shall cause the Company and the Company Subsidiaries to agree) that none of the current or former officers and directors of any Stockholder, the Company or the Company Subsidiaries (in their capacity as such) as of or prior to the Closing Date shall have any liability or responsibility to the Parent or the Company or any Company Subsidiary for (and the Parent hereby unconditionally releases (and from and after the Closing shall cause the Company and the Company Subsidiaries to release unconditionally) such officers and directors from) any obligations or liability relating to any information (whether written or oral), documents or materials furnished by or on behalf of the Stockholders, the Company and the Company Subsidiaries, including the Confidential Information, except with respect to the Stockholders (in their capacity as such and not in any other capacity), as specifically provided in this Agreement.
          14.12 Governing Law and Jurisdiction. This Agreement and any claim or controversy hereunder (whether in contract or tort) shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflict of laws thereof.
          14.13 Consent to Jurisdiction and Service of Process. Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may only be instituted in any state or federal court in the New York, New York, and each party waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 14.5. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.
          14.14 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          14.15 Conveyance Taxes. All sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the transactions contemplated by this Agreement shall be borne 50% by the Parent and 50% by the Stockholders (which shall be treated as a Company Expense), and the Stockholders’ Representative on behalf of the Stockholders and the Parent shall jointly file all required change of ownership and similar statements.
          14.16 Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief, without the necessity of posting a bond, by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.
          14.17 Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

BIOSCRIP, INC.
By:	/s/ Richard H. Friedman
	Name:	Richard H. Friedman
	Title:	Chairman of the Board and Chief Executive Officer

CAMELOT ACQUISITION CORP.
By:	/s/ Richard H. Friedman
	Name:	Richard H. Friedman
	Title:	Chairman and CEO

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC.
By:	/s/ Bob Cucuel
	Name:	Bob Cucuel
	Title:	President & CEO

KOHLBERG INVESTORS V, L.P., solely in its capacity as the Stockholders’ Representative
By:	Kohlberg Management V, L.L.C., its general partner
By:	/s/ Authorized Representative
	Name:	Gordon H. Woodward
	Title:	Authorized Representative

     IN WITNESS WHEREOF, solely with respect to its respective obligations and/or benefits pursuant to Sections 3.6(c) (Purchase Price Adjustment), 3.9(a) (Relationship Among the Stockholders), 4.2(a) (Transactions to be Effected at the Closing), ARTICLE V(REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS), 8.9 (Exclusivity), 8.12 (Restrictive Covenants), 8.13 (Indemnification; Directors’ and Officers’ Insurance) , 8.19 (No Securities Transactions), ARTICLE XIV (MISCELLANEOUS) and the obligations of such Stockholder pertaining to such Stockholder pursuant to ARTICLE XII (INDEMNIFICATION) and ARTICLE XIII (TAX INDEMNITY AND PROCEDURES), the following Stockholders have executed and delivered this Agreement as of the date first above written:

KOHLBERG INVESTORS V, L.P.
By:	Kohlberg Management V, L.L.C., its general partner
By:	/s/ Authorized Representative
	Name:	Gordon H. Woodward
	Title:	Authorized Representative

KOHLBERG TE INVESTORS V, L.P.
By:	Kohlberg Management V, L.L.C., its general partner
By:	/s/ Authorized Representative
	Name:	Gordon H. Woodward
	Title:	Authorized Representative

KOHLBERG OFFSHORE INVESTORS V, L.P.
By:	Kohlberg Management V, L.L.C., its general partner
By:	/s/ Authorized Representative
	Name:	Gordon H. Woodward
	Title:	Authorized Representative

KOHLBERG PARTNERS V, L.P.
By:	Kohlberg Management V, L.L.C., its general partner
By:	/s/ Authorized Representative
	Name:	Gordon H. Woodward
	Title:	Authorized Representative

KOCO INVESTORS V, L.P.
By:	Kohlberg Management V, L.L.C., its general partner
By:	/s/ Authorized Representative
	Name:	Gordon H. Woodward
	Title:	Authorized Representative

S.A.C. DOMESTIC CAPITAL FUNDING, LTD.
By:	/s/ Peter Nussbaum
	Name:	Peter Nussbaum
	Title:	Authorized Person

BLACKSTONE MEZZANINE PARTNERS II, L.P.
By:	Blackstone Mezzanine Associates II L.P., its General Partner,
By:	Blackstone Mezzanine Management Associates II L.L.C., its General Partner,
By:	/s/ George Fan
	Name:	George Fan
	Title:	Authorized Signatory

BLACKSTONE MEZZANINE HOLDINGS II, L.P.
By:	Blackstone Mezzanine Associates II L.P., Its General Partner
By:	Blackstone Mezzanine Management Associates II L.L.C., Its General Partner
By:	/s/ George Fan
	Name:	George Fan
	Title:	Authorized Signatory

/s/ Nitin Patel
Nitin Patel

/s/ Robert Cucuel
Robert Cucuel

/s/ Mary Jane Graves
Mary Jane Graves

/s/ Joey Ryan
Joey Ryan

Exhibit A
Form of Escrow Agreement

FORM OF ESCROW AGREEMENT
     ESCROW AGREEMENT (the “Agreement”) is made and entered into as of                        ___, 2010 by and among U.S. Bank National Association, a national banking association (the “Escrow Agent”), Kohlberg Investors V, L.P., a Delaware limited partnership, solely in its capacity as the Stockholders’ Representative (the “Stockholders’ Representative”), and BioScrip, Inc., a Delaware corporation (the “Parent”).
     Capitalized terms used but not defined herein shall have the respective meanings given to them in the Agreement and Plan of Merger, dated as of January 24, 2010 (the “Merger Agreement”), by and among Critical Homecare Solutions Holdings, Inc., a Delaware corporation, the Stockholders’ Representative (in its capacity as the Stockholders’ Representative), Kohlberg Investors V, L.P. (“KIV”), Kohlberg TE Investors V, L.P. (“KTE”), Kohlberg Offshore Investors V, L.P. (“KOI”), Kohlberg Partners V, L.P. (“KPV”), KOCO Investors V, L.P. (“KOCO”), S.A.C. Domestic Capital Funding, Ltd (“SAC”), Blackstone Mezzanine Partners II L.P. (“BMP”), Blackstone Mezzanine Holdings II L.P. (“BMH”), Nitin Patel (“Patel”), Robert Cucuel (“Cucuel”), Mary Jane Graves (“Graves”) and Joey Ryan (“Ryan”) (KIV, KTE, KOI, KPV, KOCO, SAC, BMP, BMH, Patel, Cucuel, Graves and Ryan shall be individually referred to herein as a “Stockholder” and collectively, the “Stockholders”), the Parent and Camelot Acquisition Corp., a Delaware corporation.
     WHEREAS, pursuant to Section 4.2(k) of the Merger Agreement, the Parent has delivered to the Escrow Agent certificates representing [                    ] shares of common stock, par value $0.0001 per share of the Parent (the “Parent Shares”), having an aggregate value (with each Parent Share valued at the Agreed Upon Share Value as defined

2

herein) equal to Twenty-two Million Five Hundred Thousand United States Dollars ($22,500,000), registered in the name of the Escrow Agent along with stock powers executed in blank (the “Escrow Property”), for the sole purposes of satisfying (x) the Stockholders’ obligations, if any, to pay to the Parent a post-closing purchase price adjustment pursuant to Section 3.6 of the Merger Agreement and (y) certain indemnification obligations of the Stockholders pursuant to Articles XII and XIII of the Merger Agreement;
     WHEREAS, all dividends and other distributions declared and paid on the Escrow Property is referred to as the “Escrow Property Interest”;
     WHEREAS, the Stockholders’ Representative, on behalf of the Stockholders, and the Parent desire to create an escrow account for the Escrow Property, and to appoint the Escrow Agent as the escrow agent for such account upon the terms and subject to the conditions set forth herein;
     WHEREAS, the parties have agreed that for purposes of making purchase price adjustment and indemnification payments under the Escrow Property and the disbursement of the same, each Parent Share shall be valued at $8.3441 (the “Agreed Upon Per Share Value”); and
     WHEREAS, the parties wish to specify their respective rights and obligations with respect to the Escrow Property and the Escrow Property Interest.
     NOW THEREFORE, in consideration of the foregoing and the agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

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          1. (a) The Stockholders’ Representative and the Parent hereby appoint the Escrow Agent as the escrow agent to hold, in a separate account, the Escrow Property Interest in accordance with the terms, conditions and provisions of this Agreement, and the Escrow Agent hereby accepts such appointment subject to the terms, conditions and provisions of this Agreement.
               (b) The Escrow Agent hereby agrees to establish and maintain the Escrow Property in a separate account and shall invest any cash Escrow Property Interest, as directed by the Stockholders’ Representative, from time to time, in writing, in (i) designated readily marketable direct obligations of, or obligations the principal and interest on which are unconditionally guaranteed by, the United States of America (“U.S. Securities”), (ii) bank time deposits evidenced by certificates of deposit issued by commercial banks in the United States having capital and surplus in excess of $500,000,000, (iii) commercial paper rated at least A-1 or the equivalent thereof by Standard and Poor’s Corporation or at least P-1 or the equivalent thereof by Moody’s Investors Service Inc., (iv) repurchase agreements with the Escrow Agent or one of the Escrow Agent’s affiliates using U.S. Securities as collateral, in each case with a maturity of not more than sixty (60) days, or (v) a money market fund that invests only in U.S. Securities (collectively, all investments referred to in clauses (i)-(v) are referred to herein as “Permitted Investments”). All Escrow Property Interest shall accrue for the benefit of the Stockholders and shall be paid in accordance with Section 2(b)(vii), and the Parent shall not be entitled to receive any such Escrow Property Interest.
               (c) The Parent shall have deposited with the Escrow Agent, simultaneously with the execution and delivery of this Escrow Agreement, stock

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certificates registered in the name of the Escrow Agent evidencing the Escrow Property. The Parent shall deposit with the Escrow Agent undated stock powers separate from the stock certificates representing the Parent Shares, endorsed in blank. Without limiting the foregoing, any and all other rights with respect to the Parent Shares, including, without limitation, voting rights, shall be exercised by the Escrow Agent as directed by the Stockholders’ Representative but in no event shall any of such rights be exercised in a manner inconsistent with or in violation of any of the provisions of the Escrow Agreement or the Merger Agreement.
               (d) The Escrow Property will be held for the benefit of the parties hereto and will not be subject to any lien or attachment of any creditor of any party hereto and will be used solely for the purposes and subject to the conditions set forth herein. Until such time as the Parent Shares are released from the Escrow Property in accordance with the provisions hereof, the Stockholders will not sell, assign, transfer or otherwise dispose of, grant any option with respect to, or enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with, or pledge or grant any security interest in, or otherwise encumber any of the Parent Shares.
               (e) Neither the Escrow Agent nor any nominee shall be under any duty to take any action to preserve, protect, exercise or enforce any rights or remedies under or with respect to the Escrow Property (including without limitation with respect to the exercise of any voting or consent rights, conversion or exchange rights, defense of title, preservation of rights against prior matters or otherwise). Notwithstanding the foregoing, if the Escrow Agent is so requested in a written request of the Stockholders’ Representative received by the Escrow Agent at least three (3) Business Days prior to the

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date on which the Escrow Agent is requested therein to take such action (or such later date as may be acceptable to the Escrow Agent), the Escrow Agent shall execute or cause its nominee to execute and deliver to the Stockholders’ Representative a proxy or other instrument in the form supplied to it by the Stockholders’ Representative for voting or otherwise exercising any right of consent with respect to any of the Escrow Property held by it hereunder, to authorize therein the Stockholders’ Representative to exercise such voting or consent authority in respect of the Parent Shares held in the Escrow Property (provided that the Escrow Agent shall not be obliged to execute any such proxy or other instrument if, in its reasonable judgment, the terms thereof may subject the Escrow Agent to any liabilities or obligations in its individual capacity). The Escrow Agent shall not be under any duty or responsibility to forward to any party, or to notify any party with respect to, or to take any action with respect to, any notice, solicitation or other document or information, written or otherwise, received from an issuer or other person with respect to the Escrow Property, including but not limited to, proxy material, tenders, options, the pendency of calls and maturities and expiration of rights.
               (f) The Escrow Agent may conclusively rely upon, without independent verification or investigation, all decisions made by the Stockholders’ Representative on behalf of the Stockholders in connection with this Agreement in writing and signed by a duly authorized officer of the Stockholders’ Representative. The Stockholders’ Representative agrees that it shall send a copy of all notices or statements received or sent hereunder to each Stockholder, within a reasonable period of time after receipt or delivery (as applicable) thereof.

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          2. Except as otherwise provided in Section 3, the Escrow Property shall be held and disposed of by the Escrow Agent as follows:
               (a) Purchase Price Adjustment. Within five (5) Business Days after the date that the Statement becomes final and binding upon the Stockholders and the Parent as provided in Section 3.6(b) of the Merger Agreement, the Stockholders’ Representative and the Parent shall, if any payment is due to the Parent, give a joint written notice to the Escrow Agent directing the disposition of a portion of the Escrow Property (the “Purchase Price Disposition Notice”). Within three (3) Business Days of the receipt of the Purchase Price Disposition Notice, the Escrow Agent shall disburse to the Parent such number of Parent Shares from the Escrow Property having an aggregate value (based upon the Agreed Upon Per Share Value) as set forth in the Purchase Price Disposition Notice.
               (b) Indemnification Payments.
                    (i) If the Parent intends to assert a claim against the Escrow Property for Losses pursuant to Articles XII or XIII of the Merger Agreement, the Parent shall deliver a Claims Notice in accordance with Section 12.4 of the Merger Agreement or notice in accordance with Section 13.4 of the Merger Agreement to the Escrow Agent and the Stockholders’ Representative prior to the termination of the applicable survival period for such claim.
                    (ii) If, within thirty (30) calendar days after receipt by the Escrow Agent and the Stockholders’ Representative of a Claims Notice or other notice pursuant to Article XIII of the Merger Agreement (the “Objection Period”), the Escrow Agent has not received a written statement from the Stockholders’ Representative (the

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“Objection Notice”) disputing the Parent’s right to indemnification and/or the amount of indemnification sought in such notice, the Escrow Agent shall, within five (5) Business Days following the expiration of the Objection Period, deliver to the Parent out of the Escrow Property such number of Parent Shares having an aggregate value (based upon the Agreed Upon Per Share Value) equal to the lesser of (x) the amount of the available remaining Escrow Property (based upon the Agreed Upon Per Share Value) and (y) the amount specified in the Claims Notice or other notice pursuant to Article XIII of the Merger Agreement.
                    (iii) If, during the Objection Period, the Escrow Agent receives an Objection Notice, the Escrow Agent shall (i) promptly forward a copy of that statement to the Parent, (ii) if applicable, deliver to the Parent out of the remaining Escrow Property such number of Parent Shares having an aggregate value (based upon the Agreed Upon Per Share Value) equal to the amount that is specifically set forth in the Objection Notice not to be in dispute and (iii) continue to hold, to the extent available, in escrow such number of Parent Shares having an aggregate value (based upon the Agreed Upon Per Share Value) equal to the amount in dispute, until receipt of (A) a joint statement signed by the Stockholders’ Representative and the Parent directing the disposition of all or part of the remaining Escrow Property or (B) a certified copy of a final, non-appealable order of a court of competent jurisdiction of the disputed matters set forth in the Objection Notice ordering the Escrow Agent to dispose of the amount in dispute (but in no event to exceed the number of Parent Shares remaining in the Escrow Property). Upon receipt of any such statement or court determination, the Escrow Agent shall promptly comply with its terms.

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                    (iv) The Escrow Property shall only be available to pay for (x) any purchase price adjustment in favor of the Parent, (y) Losses incurred by a Buyer Indemnitee for Taxes under Article XIII of the Merger Agreement and (z) Losses incurred by a Buyer Indemnitee under Article XII of the Merger Agreement (such Losses referred to in clauses (y) and (z) above, “Indemnification Losses”.
                    (v) The Parent and the Stockholders’ Representative acknowledge and agree that the Escrow Property shall be the Parent’s sole and exclusive remedy for any claims under Sections 12.2(a) and 13.1(a) of the Merger Agreement (other than Unrestricted Claims). In the event the number of Parent Shares in the Escrow Property is insufficient to pay the amount of the purchase price adjustment in favor of the Parent under the Merger Agreement or any claim for which the Escrow Property is the sole and exclusive remedy in full (other than Unrestricted Claims), the Parent shall not be entitled to collect any amounts in excess of the then available Escrow Property and no Stockholder or other Person shall have any liability for any shortfall.
                    (vi) Except as otherwise directed by the Stockholders’ Representative, not later than ten (10) calendar days after the end of each calendar quarter during the term of this Agreement until such time as the Escrow Property is fully depleted, all accrued and unpaid Escrow Property Interest shall be released by the Escrow Agent to the Stockholders based on each Stockholder’s Escrow Allocation Percentage as set forth on Schedule 1 attached hereto.
                    (vii) Except as otherwise directed by the Stockholders’ Representative, on [insert date of the eighteen month anniversary of the Closing Date], (x) the Escrow Agent shall release all Parent Shares remaining in the Escrow Property (including any remaining accrued and unpaid Escrow Property

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Interest thereon) along with stock powers executed in blank to the Stockholders based on each Stockholder’s Escrow Allocation Percentage and (y) the Company shall promptly, but in no event more than two Business Days thereafter, issue new share certificates with respect to such Parent Shares reflecting the name of each Stockholder and the number of Parent Shares held by such Stockholder, based on such Stockholder’s Escrow Allocation Percentage, and register such Parent Shares on the books of the Parent in the name of such Stockholder; provided, that the Escrow Agent shall retain in the remaining Escrow Property a number of Parent Shares having an aggregate value (based upon the Agreed Upon Share Value), to the extent available, equal to the sum of (A) any amount then payable to the Parent under Section 2(b)(ii) and (B) any additional amount of Indemnification Losses claimed in good faith by the Parent and disputed in good faith by the Stockholders’ Representative in accordance with Section 2(b)(iii).
               (c) This Agreement and the duties of the Escrow Agent hereunder shall terminate when all amounts of the Escrow Property have been paid to the Stockholders’ Representative, on the one hand, or the Parent, on the other hand, in accordance with Section 2(a), Section 2(b) or Section 3 of this Agreement.
          3. Notwithstanding anything to the contrary herein, the Escrow Agent shall dispose of the Escrow Property in accordance with the joint written instructions of the Parent and the Stockholders’ Representative given at any time. Whenever this Agreement provides for a writing to be delivered by the Parent or the Stockholders’ Representative to the Escrow Agent, the Escrow Agent shall only rely on a writing signed by a duly authorized officer of the Parent or the Stockholders’ Representative, respectively, and the

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          Escrow Agent shall be entitled to rely on an incumbency certificate from the Secretary of the Parent or the Stockholders’ Representative, as applicable, as evidence that the officer executing such writing on behalf of such party is an authorized officer of such party.
          4. Not later than ten (10) days after the end of each calendar month during the term of this Agreement, the Escrow Agent shall deliver to the Parent and Stockholders’ Representative a statement reflecting the investment activity and month-end balance with respect to the Escrow Property Interest, if any, during the prior month.
          5. In consideration of the services provided by the Escrow Agent in the performance of its duties hereunder, the Parent and the Stockholders agree to promptly reimburse the Escrow Agent for all out-of-pocket costs and expenses reasonably incurred by it with respect to this Agreement, including reasonable fees of legal counsel, and to further compensate the Escrow Agent in accordance with the fee arrangements described in Schedule 2 attached hereto. All such fees and expenses paid under this Section 5 shall be paid fifty percent (50%) by the Parent and fifty percent (50%) by the Stockholders’ Representative, on behalf of the Stockholders.
          6. (a) All parties hereto acknowledge that the duties of the Escrow Agent hereunder are solely ministerial in nature and have been requested for their convenience. The Escrow Agent shall not be deemed to be the agent of either/any party hereto, or to have any legal or beneficial interest in the Escrow Property, except as provided in the last sentence of Section 7 of this Agreement. The parties hereto agree that the Escrow Agent (i) is a party to this Agreement only and has no duties or responsibilities in connection with, and shall not be charged with knowledge of, any agreements related hereto and (ii) shall not be liable for any act or omission taken or suffered in good faith

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with respect to this Agreement unless such act or omission is the result of the gross negligence or willful misconduct of the Escrow Agent. In no event shall the Escrow Agent be liable for punitive, consequential or incidental damages.
               (b) The Escrow Agent may consult with legal counsel in connection with its duties hereunder and shall be fully protected and incur no liability relative to any action or inaction taken in good faith in accordance with the advice of such legal counsel. The Escrow Agent shall have no responsibility for determining the genuineness or validity of any certificate, document, notice or other instrument or item presented to or deposited with it and shall be fully protected in acting in accordance with any written instruction given to it by any of the parties hereto and reasonably believed by the Escrow Agent to have been signed by the proper representatives of such parties.
               (c) The Escrow Agent shall not be responsible for any losses relative to the investment or liquidation of the Escrow Property, provided the Escrow Property Interest is invested and held in accordance with Section 1 of this Agreement. In addition, the Escrow Agent shall not be responsible for assuring that the Escrow Property is sufficient for the disbursements contemplated under Section 2 of this Agreement. The Escrow Agent shall be entitled to break or cancel any investment to the extent reasonably necessary or appropriate to make any payment required hereby, and shall not be responsible for any costs or penalties associated therewith. The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include, but not be limited to, acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations imposed after the fact, fire, communications line failures, computer viruses, power failures, earthquakes or other disasters.

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               (d) The Escrow Agent shall not be required to institute legal proceedings of any kind. The Escrow Agent shall not be required to defend any legal proceedings which may be instituted against it with respect to this Agreement unless requested to do so in writing by any of the parties hereto, and unless and until it is indemnified by the requesting party to the satisfaction of the Escrow Agent, in its sole discretion, against the cost and expense of such defense, including without limitation, the reasonable fees and expenses of its legal counsel. If any conflicting demand shall be made upon the Escrow Agent, it shall not be required to determine the same or take any action thereon and may await settlement of the controversy by appropriate and non-appealable legal proceedings. Upon the commencement of any action against or otherwise involving the Escrow Agent with respect to this Agreement, the Escrow Agent shall be entitled to interplead the matter of this escrow in the Chosen Court (as defined in Section 13 of this Agreement) and, in such event, the Escrow Agent shall be relieved of and discharged from any and all obligations and liabilities under this Agreement. In any such action, the Escrow Agent shall be entitled to the indemnities provided in Section 7 below.
               (e) To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

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          7. The Parent, on the one hand, and the Stockholders’ Representative (acting on behalf of the Stockholders), on the other hand, shall, on an equal basis, hold harmless and indemnify the Escrow Agent, its directors, officers, employees and agents (collectively, the “Indemnitees”) from and against all obligations, liabilities, claims, suits, judgments, losses, damages, costs or expenses of any kind or nature, including without limitation, reasonable attorney’s fees, which may be imposed on, incurred by, or asserted against any of them in connection with this Agreement or the Escrow Agent’s duties hereunder, except to the extent arising from the Escrow Agent’s gross negligence or willful misconduct. The foregoing indemnities shall survive the resignation of the Escrow Agent or the termination of this Agreement. To the extent the Escrow Agent is entitled to indemnification, fees or expenses hereunder and such indemnification, fees or expenses are not timely paid, the parties agree that the Escrow Agent shall have, and hereby grant the Escrow Agent, a lien for the payment of such indemnification, expenses, or fees upon the Escrow Property.
          8. The Escrow Agent may resign as escrow agent at any time and be discharged of its duties hereunder after thirty (30) days’ notice to the Parent and the Stockholders’ Representative, but only if a successor escrow agent has been appointed by the Parent and the Stockholders’ Representative prior to the effective date of the Escrow Agent’s resignation. Upon receipt of notice of resignation, the Parent and the Stockholders’ Representative promptly shall use their commercially reasonable efforts to designate a successor escrow agent to serve in accordance with the terms of this Agreement. If the Parent and the Stockholders’ Representative cannot agree on a successor escrow agent during such thirty (30) day period, the Escrow Agent shall be

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deemed to be solely a custodian to the Escrow Property, without further duties and the Escrow Agent shall have the right to appoint (or to petition a court of competent jurisdiction to appoint) a successor escrow agent to serve in accordance with the terms of this agreement. Upon receipt of a statement signed by the Stockholders’ Representative and the Parent directing the disposition of the Escrow Property and/or the Escrow Property Interest to a successor escrow agent, the Escrow Agent shall comply promptly with that statement. Any successor escrow agent appointed by the Escrow Agent shall be a banking corporation or trust company having total assets in excess of $500,000,000, which shall agree in writing to be bound by the provisions hereof. Upon the appointment of a successor escrow agent by the Parent and the Stockholders’ Representative or by the Escrow Agent hereunder, the Escrow Agent’s duties and responsibilities under this Agreement shall terminate. If the Escrow Agent merges or consolidates with another entity, or transfers all or substantially all of its corporate trust business to another entity, the surviving entity or transferee, as applicable, shall be the successor Escrow Agent hereunder without any further action by the parties hereto.
          9. This Agreement cannot be changed or terminated orally and may be changed only with the written consent of the Parent, the Stockholders’ Representative and the Escrow Agent, which in the case of the Escrow Agent, such consent shall not be unreasonably withheld.
          10. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telecopied or sent by certified, registered or express mail, postage prepaid, and shall be deemed given when so

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delivered personally, telecopied (upon electronic confirmation) or telexed, or if mailed, two days after the date of mailing, as follows:
If to the Stockholders’ Representative, to:
Kohlberg Investors V, L.P.
c/o Kohlberg & Company
111 Radio Circle
Mount Kisco, New York 10549
Attention: Gordon Woodward
Facsimile: (914) 241-1143
With a copy to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention: Angelo Bonvino, Esq.
Facsimile: (212) 757-3990
If to the Parent, to:
BioScrip, Inc.
100 Clearbrook Road
Elmsford, New York 10523
Attention: Executive Vice President, Secretary and General Counsel
Facsimile: (914) 460-1670
With a copy to:
King & Spalding LLP
1185 Avenue of the Americas
New York, NY 10036
Attention: E. William Bates, II, Esq.
Facsimile: (212) 556-2222
If to the Escrow Agent, to:

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U.S. Bank National Association
Goodwin Square
225 Asylum Street
Hartford, Connecticut 06103-0177
Attn: Susan Merker
Facsimile: (860) 241-6897
Telephone: (860) 241-6815
          11. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.
          12. This Agreement and any claim or controversy hereunder (whether in contract or tort) shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflict of laws thereof.
          13. Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may only be instituted in any state or federal court in the New York, New York (the “Chosen Court”), and each party waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.
          14. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS

17

REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          15. Whenever any payment under this Agreement shall be due on a day other than a Business Day, that payment shall be made on the next succeeding Business Day.
          16. This Agreement shall be binding upon the respective parties hereto and their heirs, executors, successors and assigns. This Agreement is not intended to confer any benefit on any person other than the parties hereto and, accordingly, shall not create any third party beneficiaries hereto.
          17. Except as otherwise provided herein, no assignment of any rights or delegation of any obligations provided for herein may be made by any party hereto without the express written consent of all other parties hereto.
          18. The parties hereto agree that the Stockholders will be deemed to be owners of the Escrow Property for income tax purposes, and that they will report all income, if any, that is earned on, or derived from, the Escrow Property as the income of the Stockholders in the taxable year or years in which such income is properly includible and pay any taxes attributable thereto. The Parent agrees to provide and the Stockholders’ Representative agrees to cause each applicable Stockholder to provide the Escrow Agent with certified tax identification numbers for each of them by furnishing appropriate forms

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W-9 (or W-8 if a non-U.S. person) upon the execution hereof and other documents as the Escrow Agent reasonably requests. The parties hereto understand that if such documentation is not delivered, the Escrow Agent may be required by the Internal Revenue Code to withhold a portion of the Escrow Property.
          19. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.
[Signature page follows]

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          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

U.S. BANK NATIONAL ASSOCIATION

By:
Name:
Title:

KOHLBERG INVESTORS V, L.P., in its capacity as the Stockholders’ Representative

By:	Kohlberg Management V, L.L.C.,
its general partner

By:
Name:
Title:

BIOSCR	IP, INC.

By:
Name:
Title:
Signature Page to Escrow Agreement

SCHEDULE 1 — Escrow Allocation Percentage of the Stockholders

Escrow
Allocation
Stockholder	Percentage
Kohlberg Investors V, L.P.	50.92%
Kohlberg Partners V, L.P.	2.87%
Kohlberg Offshore Investors V, L.P.	3.41%
Kohlberg TE Investors V, L.P.	37.03%
KOCO Investors V, L.P.	2.25%
Blackstone Mezzanine Partners II, L.P.	2.32%
Blackstone Mezzanine Holdings II, L.P.	0.10%
S.A.C. Domestic Capital Funding, Ltd.	0.60%
Robert Cucuel	0.26%
Mary Jane Graves	0.15%
Nitin Patel	0.06%
Joey Ryan	0.04%
Total	100.00%

SCHEDULE 2
The fee of the Escrow Agent for its services under this Agreement shall be as follows:

Annual Administration Fee	$___ payable on the date hereof

Counsel Fees	Billed as incurred (estimated to be $___)

Out of Pocket Expenses	Billed as incurred

Activity Fee	$___ per trade

Wire Fee	$___ per wire transfer

Exhibit B
Voting Agreement

2

COMMON STOCK VOTING AGREEMENT
          COMMON STOCK VOTING AGREEMENT, dated as of January 24, 2010 (this “Agreement”), by and among Critical Homecare Solutions Holdings, Inc., a Delaware corporation (“CHS”), Kohlberg Investors V, L.P. (“Stockholders’ Representative”), Richard H. Friedman, Barry A. Posner, Richard M. Smith and Stanley G. Rosenbaum (each a “Principal Stockholder” and collectively, the “Principal Stockholders”).
          WHEREAS, BioScrip, Inc., a Delaware corporation (the “Company”), CHS, Stockholders’ Representative, the Principal Stockholders, and Camelot Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented or modified from time to time in accordance with its terms, the “Merger Agreement”), which provides for the merger of CHS with and into Merger Sub with Merger Sub surviving as the Surviving Corporation (the “Merger”);
          WHEREAS, as of the date hereof, each of the Principal Stockholders is the holder of the number of shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company set forth opposite such Principal Stockholder’s name on Schedule 3.3(a) hereto (the shares of Common Stock held by such Principal Stockholder are referred to herein as the “Owned Common Stock”); and
          WHEREAS, as a condition to the willingness of CHS and Stockholders’ Representative to enter into the Merger Agreement, CHS and Stockholders’ Representative have requested that the Principal Stockholders agree, and each of the Principal Stockholders has agreed, to enter into this Agreement with respect to all of the Common Stock now owned and which may hereafter be acquired (whether by means of an exercise of a Common Stock Equivalent, purchase, dividend, distribution or in any other way) by each such Principal Stockholder (collectively, the “Shares”).
          NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:
ARTICLE I
DEFINITIONS
          Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement as in effect on the date hereof.

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ARTICLE II
AGREEMENT OF PRINCIPAL STOCKHOLDER TO VOTE
          Section 2.1 Agreement to Vote. Each of the Principal Stockholders (severally and not jointly) hereby agrees:
               (a) that at any time that the Company conducts a meeting of, or otherwise seeks a vote or consent of, the holders of Common Stock for the purpose of approving and adopting the Merger, the other transactions contemplated by the Merger Agreement and the actions required in furtherance thereof, such Principal Stockholder shall vote, or provide a consent with respect to, his Shares (x) in favor of the Merger, the other transactions contemplated by the Merger Agreement and the actions required in furtherance thereof and (y) against any action or agreement that would compete with, impede, delay or interfere with the approval of the Merger and the other transactions contemplated by the Merger Agreement; and
               (b) that at the first annual meeting of the holders of Common Stock following the Closing (as defined in the Merger Agreement) for the purpose of the election of directors to the Board of Directors of the Company, such Principal Stockholder shall vote his Shares in favor of each of the two individuals designated by Kohlberg Management V, L.L.C. pursuant to the terms of the New Parent Stockholders Agreement (as defined in the Merger Agreement).
          Section 2.2 Fiduciary Duties. Notwithstanding anything to the contrary in this Agreement, in the case of any Principal Stockholder who is a director of the Company, the agreements of such Stockholder contained in this Agreement shall not govern, limit or restrict such Principal Stockholder’s ability to exercise his or her fiduciary duties to the stockholders of the Company under applicable laws in his or her capacity as a director of the Company.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF EACH PRINCIPAL STOCKHOLDER
          Each Principal Stockholder hereby represents and warrants, severally and not jointly or jointly and severally, to CHS and Stockholders’ Representative as follows:
          Section 3.1 Authority Relative to This Agreement. Such Principal Stockholder has all necessary capacity, power and authority to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Principal Stockholder and the consummation by such Principal Stockholder of the transactions contemplated hereby has been duly and validly authorized by such Principal Stockholder, and no other proceedings on the part of such Principal Stockholder are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been

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duly and validly executed and delivered by such Principal Stockholder and, assuming the due authorization, execution and delivery by each other party hereto, constitutes a legal, valid and binding obligation of such Principal Stockholder, enforceable against such Principal Stockholder in accordance with its terms.
          Section 3.2 No Conflict.
          (a) The execution and delivery of this Agreement by such Principal Stockholder does not, and the performance of this Agreement by such Principal Stockholder shall not, (i) conflict with or violate the organizational documents of such Principal Stockholder, if applicable, (ii) conflict with or violate any Laws applicable to such Principal Stockholder or by which his Owned Common Stock are bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of his Owned Common Stock pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Principal Stockholder is a party or by which such Principal Stockholder or his Owned Common Stock are bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by such Principal Stockholder of his obligations under this Agreement.
          (b) The execution and delivery of this Agreement by such Principal Stockholder does not, and the performance of this Agreement by such Principal Stockholder shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any third party, court or arbitrator or any Governmental Authority except (i) for applicable requirements, if any, of the Exchange Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by such Principal Stockholder of his obligations under this Agreement.
          Section 3.3 Title to the Owned Common Stock.
          (a) As of the date hereof, such Principal Stockholder is the owner of the Owned Common Stock set forth opposite such Principal Stockholder’s name on Schedule 3.3(a) hereto. Except for the Common Stock Equivalents (hereinafter defined) held by such Principal Stockholder, such Owned Common Stock is all of the Common Stock owned, either of record or beneficially, whether held directly or indirectly, by such Principal Stockholder.
          (b) All rights or interests exercisable for or convertible into Common Stock that are owned, either of record or beneficially, by such Principal Stockholder are set forth on Schedule 3.3(b) hereto (“Common Stock Equivalents”).
          (c) The Owned Common Stock held by such Principal Stockholder is owned free and clear of all Encumbrances, rights of first refusal, agreements or

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limitations on such Principal Stockholder’s voting rights, charges and other encumbrances of any nature whatsoever. Such Principal Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to his Owned Common Stock.
          Section 3.4 No Finder’s Fee. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Principal Stockholder.
          Section 3.5 Reliance by CHS and Stockholders’ Representative. Such Principal Stockholder understands and acknowledges that the CHS and Stockholders’ Representative are entering into the Merger Agreement in reliance upon such Principal Stockholder’s execution and delivery of this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF CHS AND STOCKHOLDERS’ REPRESENTATIVE
          CHS and Stockholders’ Representative hereby represent and warrant as to itself, severally and not jointly, to each Principal Stockholder as follows:
          Section 4.1 Authority Relative to This Agreement. CHS and Stockholders’ Representative each have all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by CHS and Stockholders’ Representative and the consummation by CHS and Stockholders’ Representative of the transactions contemplated hereby have been duly and validly authorized by each of CHS and Stockholders’ Representative, and no other proceedings on the part of CHS or Stockholders’ Representative are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly and validly executed and delivered by each of CHS and Stockholders’ Representative and, assuming the due authorization, execution and delivery by each other party hereto, constitutes a legal, valid and binding obligation of each of CHS and Stockholders’ Representative, enforceable against each in accordance with its terms.
          Section 4.2 No Conflict.
          (a) The execution and delivery of this Agreement by CHS and Stockholders’ Representative does not, and the performance of this Agreement by CHS and Stockholders’ Representative shall not, (i) conflict with or violate the organizational documents of CHS or Stockholders’ Representative, (ii) conflict with, violate or require any consent or notice under any Laws applicable to CHS or Stockholders’ Representative or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any material note, bond,

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mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which CHS or Stockholders’ Representative is a party or by which CHS or Stockholders’ Representative is bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by CHS or Stockholders’ Representative of its obligations under this Agreement.
          (b) The execution and delivery of this Agreement by CHS and Stockholders’ Representative does not, and the performance of this Agreement by CHS and Stockholders’ Representative shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any court or arbitrator or any Governmental Authority except (i) for necessary consents and filings under the HSR Act or set forth on Schedule 6.6 of the Merger Agreement and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by CHS or Stockholders’ Representative of its obligations under this Agreement.
ARTICLE V
COVENANTS OF THE PRINCIPAL STOCKHOLDERS
          Section 5.1 No Inconsistent Agreements. Each Principal Stockholder hereby covenants and agrees that, except as contemplated by this Agreement, such Principal Stockholder shall not enter into any agreement or grant a proxy or power of attorney with respect to its Shares which is inconsistent with this Agreement.
          Section 5.2 No Encumbrances. Each Principal Stockholder hereby covenants and agrees that such Principal Stockholder shall not by any action or omission cause any Encumbrances, rights of first refusal, agreements or limitations on such Principal Stockholder’s Shares or voting rights with respect to his Shares.
          Section 5.3 No Transfer. Each Principal Stockholder hereby agrees that he or it shall not, directly or indirectly, so long as this Agreement is in effect, offer for sale, sell, transfer, give, assign or otherwise dispose of (each, a “Transfer”), or agree to Transfer, any Shares (except to Transfer his Shares to another Principal Stockholder or to a Person that agrees to be bound by the provisions of this Agreement with respect to the transferred Shares (such agreement to be evidenced by a written agreement in form and substance reasonably acceptable to CHS and Stockholders’ Representative)). Such Principal Stockholder agrees to promptly provide the Company with the certificates (if such Shares are certificated) representing all of his Shares in order for the Company to imprint the following legend on such certificates:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A VOTING AGREEMENT DATED AS OF JANUARY 24, 2010, AS MAY BE AMENDED FROM TIME TO TIME. A COPY OF THE VOTING AGREEMENT MAY BE OBTAINED FROM THE COMPANY WITHOUT CHARGE UPON THE WRITTEN REQUEST OF THE HOLDER HEREOF.

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          Section 5.4 No Groups. Each Principal Stockholder agrees that he or it shall not, and shall cause each of his Affiliates not to, become a member of a “group” (as that term is used in Section 13(d) of the Exchange Act) with respect to any Shares or other voting securities of the Company for the purpose of opposing or competing with the transactions contemplated by the Merger Agreement.
          Section 5.5 No Public Statements. Each Principal Stockholder agrees that he or it shall not, and shall cause each of his Affiliates and Representatives (other than the Company and its Representatives) not to, issue any press releases or make any public statements with respect to this Agreement, the Merger Agreement or any of the transactions contemplated by the Merger Agreement without the prior written consent of CHS, Stockholders’ Representative and the Company.
          Section 5.6 Commercially Reasonable Efforts. Each Principal Stockholder shall promptly consult with the Company and use commercially reasonable efforts to provide any necessary information and material with respect to all filings made by such Principal Stockholder with any Governmental Authority in connection with this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby.
ARTICLE VI
MISCELLANEOUS
          Section 6.1 Termination. This Agreement shall terminate upon the earliest to occur of (a) the completion of the first annual meeting of the holders of Common Stock following the Closing and (b) the termination of the Merger Agreement in accordance with its terms. Any such termination shall be without prejudice to liabilities arising hereunder before such termination.
          Section 6.2 Non-Survival. The representations and warranties made herein shall terminate upon termination of this Agreement.
          Section 6.3 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement are not performed in accordance with the terms hereof, that money damages would not be sufficient for any breach of this Agreement and that the parties shall be entitled to specific performance of the terms hereof (without any requirement for the posting of a bond or other security), in addition to any other remedy at law or in equity.
          Section 6.4 Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
          Section 6.5 Entire Agreement. This Agreement constitutes the entire agreement among CHS, Stockholders’ Representative and the Principal Stockholders with respect to the subject matter hereof and supersedes all prior agreements and

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understandings, both written and oral, among CHS, Stockholders’ Representative and the Principal Stockholders with respect to the subject matter hereof.
          Section 6.6 No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any Person or entity who or which is not a party hereto, nor shall it confer upon any other Person any rights or remedies hereunder.
          Section 6.7 Waiver. Any waiver shall be valid only if set forth in writing signed by the parties hereto. Mere inaction or failure to exercise any right, remedy or option under this Agreement, or delay in exercising the same, will not operate as, nor shall be construed as, a waiver, and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time.
          Section 6.8 Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.
          Section 6.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated.
          Section 6.10 Governing Law. This Agreement and any claim or controversy hereunder (whether in contract or tort) shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof.
          Section 6.11 Jurisdiction and Service of Process. Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may only be instituted in any state or federal court in the State of Delaware, and each party waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 6.16. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.
          Section 6.12 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS

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AGREEMENT OR THE TRANSACTIONS CONTEMPLATED (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          Section 6.13 Rules of Construction. The parties to this Agreement agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Laws or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
          Section 6.14 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
          Section 6.15 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto (and which transfer shall not relieve such Principal Stockholder of his obligations hereunder in the event of a breach by its transferee).
          Section 6.16 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given, if to the Principal Stockholders, to:
c/o BioScrip, Inc.
100 Clearbrook Road
Elmsford, NY 10523
Facsimile: (914) 460-1660
Attention: Barry A. Posner
with a copy to:
King and Spalding LLP
1185 Avenue of the Americas
New York, New York 10036
Facsimile: (212) 556-2222
Attention: E. William Bates, II, Esq.

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if to CHS, to:
Kohlberg Investors V, L.P.
c/o Kohlberg & Company
111 Radio Circle
Mount Kisco, New York 10549
Facsimile: (914) 241-1143
Attention: Gordon Woodward
with a copy to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Telephone: (212) 373-3000
Facsimile: (212) 757-3990
Attention: Angelo Bonvino, Esq.
or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto given in accordance with this Section 6.16. Each such notice, request or other communication shall be effective when delivered at the address specified in this Section 6.16.
[Signature Page Follows]

          IN WITNESS WHEREOF, CHS, Stockholders’ Representative and each Principal Stockholder has caused this Agreement to be duly executed as of the date hereof.

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC.
By:
Name:
Title:

KOHLBERG INVESTORS V, L.P.
By: Kohlberg Management V, L.L.C., its general partner

By:
Name:
Title:

Signature Page — Common Stock Voting Agreement

THE PRINCIPAL STOCKHOLDERS:

RICHARD H. FRIEDMAN

BARRY A. POSNER

RICHARD M. SMITH

STANLEY G. ROSENBAUM

Signature Page — Common Stock Voting Agreement

Schedule 3.3(a)

Principal Stockholders	Owned Common Stock
Richard H. Friedman	1,016,079
Barry A. Posner	50,126
Richard M. Smith	120,000
Stanley G. Rosenbaum	184,757

Schedule 3.3(b)

Principal Stockholders	Common Stock Equivalents
Richard H. Friedman	1,620,865
Barry A. Posner	468,012
Richard M. Smith	105,000
Stanley G. Rosenbaum	340,284

Exhibit C
Form of CHS Stockholder Approval Unanimous Consent
UNANIMOUS WRITTEN CONSENT OF THE STOCKHOLDERS
IN LIEU OF A MEETING
CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC.
          The undersigned, being all of the stockholders (the “Stockholders”) of Critical Homecare Solutions Holdings, Inc., a Delaware corporation (the “Company”), hereby consent, pursuant to Section 228 of the Delaware General Corporation Law, to adopt the resolutions attached hereto as Exhibit A with the same force and effect as if such resolutions were approved and adopted at a duly constituted meeting of the stockholders of the Company.
          This consent may be executed in counterparts and all so executed shall constitute one consent, notwithstanding that all the Stockholders are not signatories to the original or the same counterpart.
Dated: As of                              , 20___

Nitin Patel

Robert Cucuel
Signature Page — Resolutions

Mary Jane Graves
Signature Page — Resolutions

Joey Ryan
Signature Page — Resolutions

KOHLBERG INVESTORS V, L.P.

By: Kohlberg Management V, L.L.C., its general partner

By:
Name: Gordon H. Woodward
Title: Authorized Representative

KOHLBERG TE INVESTORS V, L.P.

By: Kohlberg Management V, L.L.C., its general partner

By:
Name: Gordon H. Woodward
Title: Authorized Representative

KOHLBERG OFFSHORE INVESTORS V, L.P.

By: Kohlberg Management V, L.L.C., its general partner

By:
Name: Gordon H. Woodward
Title: Authorized Representative

KOHLBERG PARTNERS V, L.P.

By: Kohlberg Management V, L.L.C., its general partner

By:
Name: Gordon H. Woodward
Title: Authorized Representative

KOCO INVESTORS V, L.P.

By: Kohlberg Management V, L.L.C., its general partner

By:
Name: Gordon H. Woodward
Title: Authorized Representative
Signature Page — Resolutions

S.A.C. DOMESTIC CAPITAL FUNDING, LTD.

By:
Name:
Title:
Signature Page — Resolutions

BLACKSTONE MEZZANINE PARTNERS II, L.P.

By:	Blackstone Mezzanine Associates II L.P., its General Partner

By:	Blackstone Mezzanine Management Associates II L.L.C., its General Partner

By:
Name:
Title:

BLACKSTONE MEZZANINE HOLDINGS II L.P.

By:	BMP II Side-by-Side GP L.L.C., its General Partner

By:
Name:
Title:
Signature Page — Resolutions

EXHIBIT A
RESOLUTIONS OF THE STOCKHOLDERS
OF
CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC.
     WHEREAS, reference is made to the Agreement and Plan of Merger, (the “Merger Agreement”) to be entered into by and among BioScrip, Inc., a Delaware corporation, Camelot Acquisition Corp., a Delaware corporation, the Company, Kohlberg Investors V, L.P., a Delaware limited partnership, in its capacity as the Stockholders’ Representative and as a stockholder, and the other stockholders of the Company listed on the signature pages thereto;
     WHEREAS, capitalized terms used herein that are not otherwise defined shall have the meanings ascribed to them in the Merger Agreement;
     WHEREAS, the Board of Directors of the Company (the “Board of Directors”) has determined that the adoption of, and the approval to enter into, the Merger Agreement be submitted to the Stockholders for approval; and
     WHEREAS, the Board of Directors has recommended to the Stockholders that they vote in favor of the adoption of the Merger Agreement and the ancillary agreements and transactions contemplated thereby or related thereto.
     NOW THEREFORE, it is hereby
1. Approval of the terms of and entry into the Merger Agreement.
RESOLVED, that the Company adopts the Merger Agreement in the form attached hereto as Exhibit B.
     RESOLVED, that the form, terms and provisions of the Merger Agreement, and the ancillary agreements and transactions contemplated thereby or related thereto, be, and hereby are, approved in all respects, that the Company hereby is authorized, directed and empowered to enter into and perform its obligations under the Merger Agreement, and that any officer of the Company be, and each hereby is, authorized, in the name and on behalf of the Company, to execute and deliver the Merger Agreement, with such changes therein or additions thereto as may be approved or deemed necessary, appropriate or desirable by any officer of the Company, the execution thereof by any such officer of the Company to be conclusive evidence of such approval and determination.
     RESOLVED, that the directors and officers of the Company be, and each hereby is, authorized, directed and empowered to execute and deliver, in the name and on behalf of the Company such other agreements, certificates, notices or other documents as

1

may be contemplated by the Merger Agreement, or necessary or useful to effect the transactions contemplated by the Merger Agreement.
2. General Authorization.
RESOLVED, that all actions previously taken by any director, officer, employee or agent of the Company in connection with or related to the matters set forth in or reasonably contemplated or implied by the foregoing resolutions be, and each of them hereby is, adopted, ratified, confirmed and approved in all respects as the acts and deeds of the Company.
RESOLVED, that the directors and officers be, and each of them hereby is, and any director and officer designated by each of them hereby is, authorized, directed and empowered, in the name and on behalf of the Company, to take any action (including, without limitation, the payment of expenses) and to execute (by manual or facsimile signature) and deliver all such further documents, contracts, letters, agreements, instruments, drafts, receipts or other writings that such director or directors or officer or officers may in their sole discretion deem necessary, appropriate or desirable to carry out, comply with and effectuate the purposes of the foregoing resolutions and the transactions contemplated thereby and that the authority of such directors or officers to execute and deliver any of such documents and instruments, and to take any such other action, shall be conclusively evidenced by their execution and delivery thereof or their taking thereof.
[Remainder of page intentionally left blank.]

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EXHIBIT B
Merger Agreement
[see attached]

1

Exhibit D
New Parent Stockholders Agreement

STOCKHOLDERS’ AGREEMENT
     THIS STOCKHOLDERS’ AGREEMENT (this “Agreement”) is made as of this 24th day of January, 2010, by and among BioScrip, Inc., a Delaware corporation (the “Company”), and Kohlberg Investors V, L.P., a Delaware limited partnership (“Kohlberg”), Kohlberg Partners V, L.P., a Delaware limited partnership, Kohlberg Offshore Investors V, L.P., a Delaware limited partnership, Kohlberg TE Investors V, L.P., a Delaware limited partnership, KOCO Investors V, L.P., a Delaware limited partnership, Robert Cucuel, Mary Jane Graves, Nitin Patel, Joey Ryan, Colleen Lederer, Blackstone Mezzanine Partners II L.P., a Delaware limited partnership, Blackstone Mezzanine Holdings II L.P., a Delaware limited partnership, and S.A.C. Domestic Capital Funding, Ltd., a Cayman Islands limited company (collectively, the “Stockholders”).
W I T N E S S E T H:
     WHEREAS, the Company entered into that certain Merger Agreement, dated as of the date hereof (the “Merger Agreement”), with Camelot Acquisition Corp., a Delaware corporation, Critical Homecare Solutions Holdings, Inc., a Delaware corporation, and the Stockholders, pursuant to which the Stockholders shall, upon the consummation of the transactions contemplated thereby, receive shares of Common Stock and Warrants to purchase Common Stock; and
     WHEREAS, the parties believe it to be in the best interests of the Company, the Stockholders and the other stockholders of the Company to enter into this Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants herein contained, to induce the Company and each Stockholder to enter into the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Stockholders do hereby agree as follows:
     1. Governance.
          1.1 So long as the Kohlberg Stockholders and/or their Affiliates beneficially own in the aggregate: (a) at least 50% of the Initial Kohlberg Shares, Kohlberg shall be entitled to designate two directors for election by the stockholders of the Company to the Board of Directors (each, a “Stockholder Nominee”); and (b) at least 15% (but less than 50%) of the Initial Kohlberg Shares, Kohlberg shall be entitled to designate one Stockholder Nominee. If at any time the Kohlberg Stockholders and/or their Affiliates beneficially own in the aggregate less than 15% of the Initial Kohlberg Shares, then the Stockholders shall not have the right to designate any Stockholders’ Nominees pursuant to this Agreement. So long as Kohlberg has the right to designate one or more Stockholder Nominees in accordance with this Section 1.1, except as provided in Section 1.4, the number of directors on the Board of Directors shall be fixed at ten.
          1.2 The Company agrees to include the Stockholders’ Nominees in each slate of nominees recommended by the Board of Directors in connection with any meeting of the stockholders of the Company (or written consent in lieu thereof) called for the purpose of electing directors to the Board of Directors, and to use its commercially reasonable efforts to cause the election of each such Stockholders’ Nominee to the Board of Directors, including nominating such individuals to be elected as directors as provided herein.
          1.3 Upon the death, disability, retirement, resignation or removal (with or without cause) of any director who is a Stockholders’ Nominee, Kohlberg shall be entitled to collectively designate the replacement director for such Stockholders’ Nominee. In the event that a vacancy is created at any time upon the death, disability, retirement, resignation or removal (with or without cause) of any director who is a Stockholders’ Nominee, the Company hereby agrees to take, at any time and from time to time, all actions necessary to cause the vacancy created thereby to be filled as soon as practicable by a new Stockholders’ Nominee who is designated in the manner specified in this Section 1.3.
          1.4 In the event that Kohlberg shall cease to have the right to designate one or more directors in accordance with Section 1.1, Kohlberg shall use its commercially reasonable efforts to cause the removal or the resignation of the applicable director or directors who are Stockholders’ Nominees, if any, and the directors remaining in office shall decrease the size of the Board of Directors to eliminate such vacancy.
          1.5 The Company shall compensate each director who is a Stockholders’ Nominee in the same manner and to the same extent as it compensates its other non-employee directors and shall reimburse each director who is a Stockholders’ Nominee for reasonable out-of-pocket expenses incurred by them for the purpose of attending meetings of the Board of Directors or committees thereof.
          1.6 Until Kohlberg ceases to have the right to designate one or more directors in accordance with Section 1.1, except as may be prohibited by applicable law, at least one of Stockholders’ Nominees shall be entitled to representation on each of the Audit Committee, the Compensation Committee and the Strategy Committee of the Board of Directors.
          1.7 The rights of Kohlberg pursuant to this Section 1 are personal to Kohlberg and shall not be exercised by any transferee (other than the Kohlberg Stockholders and/or their Affiliates).
     2. Transfer Restrictions.
          2.1. General Restriction. For a period of two years from the Closing Date, except as set forth in Section 2.2, none of the Stockholders shall, directly or indirectly, make or solicit any sale, assignment, transfer, distribution or other disposition of any shares of Common Stock, or create incur, solicit, assume or suffer to exist any security interest, pledge, mortgage, lien, charge, adverse claim of ownership or use or other encumbrance with respect to any shares of Common Stock, except in compliance with the terms of this Agreement and applicable law.
          2.2. Permitted Transfers. Each Stockholder shall be entitled to make sales and other transfers of Common Stock (i) pursuant to one or more (x) registered secondary public offerings in connection with the exercise of its rights under Section 4; and (y) private placements exempt from the registration requirements of the Securities Act and the rules and regulations promulgated thereunder, including, without limitation, sales under Rule 144 thereof, in each case in accordance with applicable securities laws; provided, however, that in the case of a private placement exempt from the registration requirements of the Securities Act and the rules and regulations promulgated thereunder, no Stockholder may sell, transfer or dispose of any Common Stock (other than pursuant to an effective registration statement under the Securities Act) without first delivering to the Company an opinion of counsel, if so requested by the Company, reasonably acceptable in form and substance to the Company that registration under the Securities Act is not required in connection with such transfer; (ii) in the case of any Stockholder who is an individual, to (x) a member of such Stockholder’s immediate family, which shall include his spouse, siblings, children or grandchildren (“Family Members”), or (y) a trust, corporation, partnership or limited liability company, all of the beneficial interests in which shall be held by such Stockholder and/or one or more Family Members of such Stockholder; provided, however, that during the period that any such trust, corporation, partnership or limited liability company holds any right, title or interest in any shares of Common Stock, no Person other than such Stockholder and/or one or more Family Members of such Stockholder may be or may become beneficiaries, stockholders, limited or general partners or members thereof; (iii) to any of its Affiliates and (iv) in the case of an Institutional Shareholder, in connection with a Financing Conveyance. Any transferee (other than in connection with a transfer made pursuant to clause (x) above) of any shares of Common Stock permitted under and made pursuant to this Section 2.2 (a “Permitted Transferee”) that beneficially owns, individually or in the aggregate, with any Affiliates or members of a “group” (within the meaning of Section 13(d)(3) of the Exchange Act), more than 5% of the issued and outstanding shares of Common Stock, shall be subject to the restrictions set forth in this Agreement, including this Section 2. The Company may require any such Permitted Transferee that beneficially owns more than 5% of the issued and outstanding shares of Common Stock, as a condition to the effectiveness of such acquisition, to execute a joinder to this Agreement, agreeing to be bound by the provisions of this Agreement.
          2.3. Transfer of Registration Rights. The registration rights set forth in Section 4 may be assigned, in whole or in part, to any Permitted Transferee (who shall be bound by all obligations of this Agreement), but may not be assignable by such Permitted Transferee to any subsequent transferee.
          2.4. Notice of Proposed Transfer. Before effecting any proposed transaction permitted by this Section 2, each applicable Stockholder shall provide at least 5 business days’ written notice to the Company, specifying in reasonable detail the terms and conditions of such transaction.
          2.5. Transfers in Violation of Agreement. Any disposition of or the creation of any encumbrance on any shares of Common Stock in violation of the terms and conditions of this Agreement shall be null and void, and the purported transferee of any such dispositions or the purported holder of any encumbrances shall have no rights or privileges with respect to the shares of Common Stock. The Company shall not (a) transfer on its books any shares of Common Stock that shall have been disposed of in violation of any of the provisions set forth in this Agreement or (b) treat as owner of such shares, or accord the right to vote as owner or otherwise, or pay dividends to, any such purported transferee of any such shares or purported holder of any such encumbrances.
     3. Standstill Covenants. Each Stockholder (other than the Institutional Stockholders) agrees that, until the later of (a) the third anniversary of the Closing Date and (b) the date upon the which Kohlberg is no longer entitled to designate any directors under Section 1.1, except as expressly contemplated by this Agreement or unless specifically requested or permitted in writing pursuant to a resolution of a majority of the Board of Directors, neither such Stockholder nor any directors, officers or controlled Affiliates (or any directors or officers of such controlled Affiliates) of such Stockholder shall, directly or indirectly, alone or in concert with others:
          3.1 effect, offer, propose (whether publicly or otherwise) or cause or participate in (whether by purchasing or offering to purchase securities, or by providing or guaranteeing financing or by taking any other action, including communicating with the stockholders of the Company), or assist any other Person to effect, offer or propose (whether publicly or otherwise) or participate in:
     3.1.1 any acquisition or any proposal to acquire any debt or equity securities of the Company after the Closing (other than through the exercise of the Warrants or the Roll Over Options);
     3.1.2 any tender or exchange offer for debt or equity securities of the Company;
     3.1.3 any merger, consolidation, share exchange or business combination involving the Company or any material portion of its business or any purchase of all or any substantial part of the assets of the Company or any material portion of its business;
     3.1.4 any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any material portion of its business; or
     3.1.5 any “solicitation” of “proxies” (as such terms are defined under the Exchange Act, and the rules and regulations promulgated thereunder, but without regard to the exclusion from the definition of “solicitation” set forth in Rule 14a-l(l)(2)(iv) of Regulation 14A under the Exchange Act) with respect to the Company or any action resulting in such person or entity becoming a “participant” in any “election contest” (as such terms are used in Regulation 14A) with respect to the Company;
          3.2 propose or make any recommendation with respect to any matter for submission to a vote of stockholders of the Company;

          3.3 form, join or participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any shares of Common Stock (but excluding any “group” consisting solely of such Stockholder and its Affiliates);
          3.4 grant any proxy with respect to any Common Stock to any person or entity not designated by the Company, other than a revocable proxy authorizing a representative of a Stockholder to vote at a meeting of stockholders of the Company in the ordinary course of business;
          3.5 deposit any shares of Common Stock in a voting trust or subject any such shares to any arrangement or agreement with respect to the voting of such shares or other agreement having similar effect, except for agreements solely among the Stockholders and the Company and except for Permitted Transfers;
          3.6 execute any written stockholder consent with respect to the Company;
          3.7 take any other action to seek to affect the control of the Company (other than in connection with any Stockholders’ Nominee acting in accordance with his or her fiduciary duties as a member of the Board of Directors);
          3.8 enter into any discussions, negotiations, arrangements or understandings with any person or entity with respect to any of the foregoing, or advise, assist, encourage or seek to persuade others to take any action with respect to any of the foregoing;
          3.9 disclose to any person or entity any intention, plan or arrangement inconsistent with the foregoing or form any such intention that would result in any Stockholder or the Company being required to make any such disclosure in any filing (for the avoidance of doubt, other than a filing required under Section 13 or Section 16 of the Exchange Act, in each case in connection with a Permitted Transfer) with a governmental authority or exchange or being required by applicable law to make a public announcement with respect thereto; or
          3.10 request the Company or any of its Affiliates, directors, officers, employees, representatives, advisors or agents, directly or indirectly, to amend or waive in any respect this Agreement (including this Section 3.10) or the certificate of incorporation or the bylaws of the Company or any of its Affiliates.
          Notwithstanding anything to the contrary herein, (1) nothing herein will be interpreted to prohibit or otherwise restrict the right of any Stockholder to (a) initiate or prosecute legal action properly brought against any Person for any reason, (b) vote in favor or against any matter submitted to the holders of Common Stock or (c) tender or exchange any Stockholder Shares in a tender or exchange offer initiated by the Company or any other Person (other than the Stockholders and their Affiliates); and (2) each Stockholder and each member of its restricted group under this Section 3 shall in no way be prohibited at any time from engaging in any non-public discussion or communication on any topic pertaining to the Company with any member of the Board or management of the Company.

     4. Registration Rights.
          4.1 Demand Registration. At any time, and from time to time, after the six month anniversary of the Closing Date, holders of then-outstanding Stockholder Shares shall have the right to require the Company to effect unlimited registrations on Form S-3, or any successor form then in effect, under the Securities Act (any such registration, a “Demand Registration”). Upon receipt from a Stockholder or Stockholders (the “Initiating Stockholders”) of any request for a Demand Registration for Common Stock having a market value of not less than $25,000,000, based on the closing price of the Common Stock at 4:00 p.m. on the business day prior to the day of the request, the Company shall give prompt (but in any event not later than two (2) business days after receipt of such request) written notice of such request to each Stockholder, and shall include in such Demand Registration all Stockholder Shares with respect to which the Company has received written requests for inclusion therein within 30 days after the delivery of the Company’s notice. The Company shall use its commercially reasonable efforts to file the registration statement with regard to such Demand Registration with the Securities and Exchange Commission within sixty (60) days after it receives a request therefor, and to cause such registration statement to become effective as soon as practicable thereafter. If requested by the Initiating Stockholders, the Company shall take steps as are required to register such Stockholder Shares in such Demand Registration for sale on a continuous basis under Rule 415 under the Securities Act and keep such registration statement (or any replacement registration statement effected upon the expiration of the initial or any subsequent registration statement) effective for such period as is necessary to complete the sale and distribution of all of the Stockholder Shares pursuant thereto, but in any event not longer than one hundred twenty (120) days. No later than the effective date of the Demand Registration, the Company shall furnish (or cause to be furnished) to the Company’s transfer agent, from time to time, an opinion of the Company’s counsel to facilitate the transfer of the Stockholder Shares in the secondary market, including, but not limited to, the removal of any restrictive legends encumbering such shares. If other securities are included in any Demand Registration that is an underwritten offering, and the managing underwriter for such offering advises the Company that in its opinion the number of securities to be included exceeds the number of securities which can be sold in such offering without adversely affecting the marketability or price thereof, the Company will include in such registration all Stockholder Shares requested to be included therein prior to the inclusion of any securities that are not Stockholder Shares. If the number of Stockholder Shares requested to be included in such registration exceeds the number of securities which in the opinion of such underwriter can be sold without adversely affecting the marketability of such offering, such Stockholder Shares shall be included pro rata among the holders thereof based on the percentage of the outstanding Stockholder Shares then held by each such Stockholder. If other securities are included in any Demand Registration that is not an underwritten offering, all Stockholder Shares included in such Demand Registration shall be sold prior to the sale of any of such other securities. The Company shall have the right to select the investment banker(s) and manager(s) to administer any Demand Registration that is an underwritten offering, subject to the approval of the holders of a majority of the Stockholder Shares to be included in such Demand Registration.
          4.2 Company Registration. In the event that the Company proposes to register any shares under the Securities Act in connection with a public offering (other than a Demand

Registration) on any form (other than Form S-4 or Form S-8) that would legally permit the inclusion of Stockholder Shares, the Company shall give each of the Stockholders written notice thereof as soon as practicable but in no event less than 30 days prior to such registration, and shall include in such registration all Stockholder Shares requested in writing to be included therein, subject to the limitations set forth in this Section 4.2. If in connection with such proposed registration the managing underwriter for such offering advises the Company that the number of Stockholder Shares requested to be included therein exceeds the number of shares that can be sold in such offering without adversely affecting the marketability thereof, any shares to be sold by the Company in such offering (“Company Shares”) shall have priority over any Stockholder Shares, and the number of Stockholder Shares to be included by a Stockholder in such registration shall be reduced pro rata on the basis of the number of Stockholder Shares held by such Stockholder and all other holders (other than the Company) exercising similar registration rights; provided that no other shares, other than the Company Shares to be sold in such offering, shall have priority over the Stockholder Shares.
          4.3 Costs of Registration. The Company shall bear the costs of each registration in which Stockholders participate pursuant to this Section 4, including (without limitation) (i) all Securities and Exchange Commission, stock exchange and FINRA registration and filing fees and exchange listing fees, (ii) all printing, messenger and delivery expenses, (iii) all fees, charges and disbursements of counsel for the Company and the reasonable fees, charges and expenses of one counsel for the selling Stockholders (to be selected by the holders of a majority of the Stockholder Shares to be included in such registration), (iv) all fees and expenses incurred in complying with state securities or “blue sky” laws (including reasonable fees, charges and disbursements of counsel to any underwriter incurred in connection with “blue sky” qualifications of the registrable shares as may be set forth in any underwriting agreement), (v) any other accounting fees, charges or expenses incurred by the Company incident to or required by any such registration (including any expenses arising from any “cold comfort” letters or any special audits incident to or required by any registration or qualification), and (vi) to the extent the Company determines to obtain such insurance, any liability insurance or other premiums for insurance obtained in connection with any demand registration or piggy-back registration thereon, incidental registration or shelf registration pursuant to the terms of this Agreement, regardless of whether such registration statement is declared effective, but excluding any underwriting discounts or commissions on the sale of Stockholder Shares or the fees and expenses of any additional counsel retained by the Stockholders. As a condition to the inclusion of Stockholder Shares in any registration, the participating Stockholders and the Company shall execute a customary underwriting agreement or similar agreement in a form reasonably acceptable to the Company and the underwriter(s), if any, for such offering containing customary indemnification and holdback provisions. Notwithstanding the foregoing, no Stockholder shall be required to incur indemnification obligations (whether several or joint and several) which are in excess of the net proceeds received by such Stockholder pursuant to such registration or relates to information not supplied by such Stockholder for inclusion in the registration statement.
          4.4 Procedure. The Company may require each selling Stockholder to furnish to the Company in writing such information pursuant to Item 507 of Regulation S-K (or any similar disclosure requirement applicable to any registration in which Stockholders participate pursuant to this Section 4) required in connection with such registration regarding such Stockholder and the distribution of such Stockholder Shares to be included in such registration as the Company may, from time to time, reasonably request in writing and the Company may exclude from such registration the Stockholder Shares of any Stockholder who unreasonably fails to furnish such information within a reasonable time after receiving such request.
          4.5 Postponement of Demand Registration. The Company will be entitled to postpone (but not more than once in any 12-month period), for a reasonable period of time not in excess of 90 days, the filing of a registration statement in accordance with Section 4.1 if the Company notifies the Stockholders requesting the Demand Registration that, in the good faith judgment of the Board of Directors (in consultation with outside legal counsel and/or an investment banking firm of recognized national standing), such Demand Registration and offering would reasonably be expected to materially and adversely affect or materially interfere with any bona fide material financing of the Company or any material transaction under consideration by the Company or would require disclosure of material information that has not been, and is not otherwise required to be, disclosed to the public, the premature disclosure of which would materially and adversely affect the Company. Such notice will contain a statement of the reasons for such postponement and an approximation of the anticipated delay.
          4.6 Limitations. The Company shall not be obligated to effect a Demand Registration for a period of three months following the effective date of a registration statement filed in connection with any registration effected under Section 4.1 or 4.2.
     5. Definitions. For purposes of this Agreement, the following terms have the indicated meanings:
          “Affiliate” of a person means any other person controlling, controlled by or under common control with such person, whether by ownership of voting securities, by contract or otherwise.
          “Board of Directors” shall mean the Board of Directors of the Company.
          “Closing” has the meaning set forth in the Merger Agreement.
          “Closing Date” has the meaning set forth in the Merger Agreement.
          “Common Stock” means the Company’s common stock, par value $.0001 per share, or any other capital stock of the Company into which such stock is reclassified or reconstituted and any other common stock of the Company; provided that “Common Stock” shall not include any of the Company’s common stock or other capital stock issuable upon the exercise of the Roll Over Options.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Financing Conveyance” means (i) any pledge or collateral assignment or other assignment of shares of Common Stock to a third party lender or other financing source for an Institutional Stockholder or its Affiliates or Investment Affiliates, (ii) any foreclosure, deed in lieu of foreclosure or other exercise of rights or remedies by a pledgee or assignee under clause (i) (including any agent therefor) whereby shares of Common Stock are further sold, assigned or conveyed or (iii) each and every subsequent sale, assignment or conveyance of Common Stock by or to any Person following an event under clause (ii).
          “Initial Kohlberg Shares” means the shares of Common Stock received by the Kohlberg Stockholders at the Closing pursuant to the Merger Agreement (as adjusted for any splits, conversions and reverse splits of the Common Stock after the Closing).
          “Institutional Stockholders” means Blackstone Mezzanine Partners II L.P., Blackstone Mezzanine Holdings II L.P. and S.A.C. Domestic Capital Funding, Ltd.
          “Kohlberg Stockholders” means Kohlberg Investors V, L.P., Kohlberg Partners V, L.P., Kohlberg Offshore Investors V, L.P., Kohlberg TE Investors V, L.P. and KOCO Investors V, L.P.
          “Majority Stockholders” means, at any time, Stockholders holding not less than a majority of the Stockholder Shares.
          “Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, governmental authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.
          “Roll Over Options” has the meaning set forth in the Merger Agreement.
          “Securities Act” means the Securities Act of 1933, as amended.
          “Stockholder Shares” means (i) the aggregate issued and outstanding shares of Common Stock beneficially owned by the Stockholders, (ii) any other securities issued and issuable with respect to any such Stockholder Shares by the Company or by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization, including any such securities issued or issuable by the Company, and (iii) Common Stock issued upon the exercise of the Warrants (as adjusted from time to time in accordance with their terms).
          “Warrants” means the warrants issued to the Stockholders to purchase an aggregate of 3,400,945 shares of Common Stock (as adjusted from time to time in accordance with their terms).

     6. Restrictions on Other Agreements. The Company, without the written consent of the Majority Stockholders (which consent may be given or withheld in the sole discretion of the Majority Stockholders), shall not grant any rights relating to the registration of its securities if the exercise thereof interferes with or is inconsistent with or will delay (or could reasonably be expected to interfere with or be inconsistent with or delay) the exercise and enjoyment of any of the registration rights granted under Section 4.1.
     7. Miscellaneous.
          7.1 Legends. In addition to any legends required by applicable securities laws, all certificates representing any shares of capital stock of the Company subject to the provisions of this Agreement shall have endorsed thereon legends substantially as follows:
     THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON                     , 20___, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION UNDER THE ACT. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AND CERTAIN OTHER AGREEMENTS SET FORTH IN A STOCKHOLDERS’ AGREEMENT DATED AS OF                     , 2010 AMONG BIOSCRIP, INC. (THE “COMPANY”) AND CERTAIN STOCKHOLDERS THEREOF, A COPY OF WHICH MAY BE OBTAINED WITHOUT CHARGE BY THE HOLDER HEREOF AT THE COMPANY’S PRINCIPAL PLACE OF BUSINESS.
          7.2 Further Instruments. The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.
          7.3 Effect of Agreement; Effect of Termination of the Merger Agreement. This Agreement shall become effective upon the Closing Date; provided that if the Merger Agreement is terminated pursuant to Article XI thereof, this Agreement (other than this Section 7, which shall survive) shall automatically, and without action of any Person, terminate and be of no further force and effect. Notwithstanding the foregoing, nothing in this Section 7.3 shall relieve any party hereto of liability for a breach of any of its obligations under this Agreement prior to termination of this Agreement.

          7.4 Termination. Unless provisions of this Agreement are earlier terminated pursuant to their terms, this Agreement shall terminate and shall be of no further force or effect upon the written consent of the Company and the Majority Stockholders.
          7.5 Headings. The headings of the sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
          7.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.
          7.7 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by the provisions of the law of the State of New York. Each party hereto hereby irrevocably agrees that any action, suit or proceeding between or among the parties and their respective Affiliates arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any related document (a “Legal Dispute”) shall be brought only to the exclusive jurisdiction of the courts of the State of New York or the federal courts in each case located in the state and City of New York, Borough of Manhattan; and each party hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocable waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that they any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 7.7 is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each party hereto hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such party is not subject thereto, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 7.7 following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable laws.
          7.8 Entire Agreement; Amendment. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof, and supersedes all prior agreements and understandings among the parties with respect to such subject matter. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated, except by a written instrument signed by the Company, on one hand, and the Majority Stockholders, on the other hand.
          7.9 Notices. Except where telephonic notice is expressly permitted herein, any notice required or permitted hereunder shall be given in writing and may be delivered by hand, by certified mail, return receipt requested, postage prepaid; by nationally recognized overnight courier service; or by facsimile transmission, addressed to the other party hereto at the address of such party set forth in the Merger Agreement or at such other address as such party may designate by like notice to all other parties hereto. All notices shall be deemed delivered when actually received.
          7.10 Stock Dividends. If, from time to time, during the term of this Agreement there is any stock dividend, stock split or similar other change in the character or amount of any of the issued and outstanding Common Stock (or any other series or class of capital stock of the Company), then in such event any and all such new, substituted or additional securities to which any Stockholder is entitled by reason of such Stockholder’s ownership of Common Stock (or any other series or class of capital stock of the Company) shall be immediately subject to the terms of this Agreement with the same force and effect as the shares of capital stock presently subject to this Agreement.
          7.11 Subsequent Issuances and Purchases. All shares of Common Stock (or any other series or class of capital stock of the Company) that are issued to or purchased by any Stockholder after the Closing, including without limitation, any shares obtained by exercise of any warrant or stock option (but excluding any shares obtained by exercise of any Roll Over Option), shall become immediately subject to the terms of this Agreement without further action by any party to this Agreement.
          7.12 Specific Performance. Each party hereto hereby acknowledges that the rights of each party contemplated hereby are special, unique and of extraordinary character and that, in the event that any party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching party may be without an adequate remedy at law. In the event that any party violates or fails or refuses to perform any covenant or agreement made by such party herein, the non-breaching party may, subject to the terms hereof and in addition to any remedy at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.
          7.13 Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the parties hereto waive any provision of law that renders any such provision prohibited or unenforceable in any respect.
[Signature page follows]

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first above written.

BIOSCRIP, INC.

By

Name:
Title:

KOHLBERG INVESTORS V, L.P.

By: Kohlberg Management V, L.L.C., its general partner

By

Name:
Title:

KOHLBERG PARTNERS V, L.P.

By: Kohlberg Management V, L.L.C., its general partner

By

Name:
Title:

KOHLBERG OFFSHORE INVESTORS V, L.P.

By: Kohlberg Management V, L.L.C., its general partner

By

Name:
Title:

KOHLBERG TE INVESTORS V, L.P.

By: Kohlberg Management V, L.L.C., its general partner

By

Name:
Title:

KOCO INVESTORS V, L.P.

By: Kohlberg Management V, L.L.C., its general partner

By

Name:
Title:

ROBERT CUCUEL

MARY JANE GRAVES

NITIN PATEL

JOEY RYAN

COLLEEN LEDERER

BLACKSTONE MEZZANINE PARTNERS II L.P.

By: Blackstone Mezzanine Associates II, L.P., its general partner

By: Blackstone Mezzanine Management Associates II, L.L.C., its general partner

By

Name:
Title:

BLACKSTONE MEZZANINE HOLDINGS II L.P.

By: Blackstone Mezzanine Associates II, L.P., its general partner

By: Blackstone Mezzanine Management Associates II, L.L.C., its general partner

By

Name:
Title:

S.A.C. DOMESTIC CAPITAL FUNDING, LTD.

By

Name:
Title:

Exhibit E
Form of Warrant Agreement
BIOSCRIP, INC.

WARRANT AGREEMENT

Dated As Of                     , 2010
Warrants to Purchase 3,400,945 shares of Common Stock

i

Attachment A	—	Form of Warrant Certificate

Annex 1	—	Warrants Issuable to the Purchasers
Annex 2	—	Address of Purchasers for Notices
Annex 3	—	Address of Company for Notices

ii

BIOSCRIP, INC.
Warrant Agreement

Warrants for Common Stock
     WARRANT AGREEMENT, dated as of ___, 2010, among BioScrip, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), and Kohlberg Investors V, L.P., a Delaware limited partnership, Kohlberg Partners V, L.P., a Delaware limited partnership, Kohlberg Offshore Investors V, L.P., a Delaware limited partnership, Kohlberg TE Investors V, L.P., a Delaware limited partnership, KOCO Investors V, L.P., a Delaware limited partnership, Robert Cucuel, Mary Jane Graves, Nitin Patel, Joey Ryan, Colleen Lederer, Blackstone Mezzanine Partners II L.P., a Delaware limited partnership, Blackstone Mezzanine Holdings II L.P., a Delaware limited partnership, and S.A.C. Domestic Capital Funding, Ltd., a Cayman Islands limited company (collectively and together with each of their respective successors and assigns, the “Purchasers”). Capitalized terms shall have the meaning specified in Section 5.1 hereof.
RECITALS
     WHEREAS, pursuant to the Merger Agreement, the Purchasers have agreed to acquire from the Company, and the Company has agreed to issue to the Purchasers, Warrants to purchase the number of shares of Common Stock set forth opposite such Person’s name on Annex 1 attached hereto, which Warrants represent the right to purchase, in the aggregate, 3,400,945 shares of Common Stock, subject to adjustment as set forth herein; and
     WHEREAS, the Company and the Purchasers wish to enter into this Agreement to govern the terms of the Warrants.
AGREEMENT
     NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties to this Agreement hereby agree as follows:
1. FORM, EXECUTION AND TRANSFER OF WARRANT CERTIFICATES
     1.1. Form of Warrant Certificates

     The Warrant Certificates shall be in the form set forth in Attachment A hereto. The Warrant Certificates may have such letters, numbers or other marks of identification or designation as may be required to comply with any law or with any rule or regulation of any governmental authority, stock exchange or self-regulatory organization made pursuant thereto (“Law”). Each Warrant Certificate shall be dated the date of issuance thereof by the Company, either upon initial issuance or upon transfer or exchange. Each Warrant Certificate shall represent the right to purchase the number of shares of Common Stock set forth in such Warrant

Certificate at a price per share of Common Stock equal to the Exercise Price; provided, that the number of shares of Common Stock issuable upon exercise of the Warrants and the Exercise Price thereof shall be subject to adjustment as provided herein.
     1.2. Execution of Warrant Certificates; Registration Books
     (a) Execution of Warrant Certificates. The Warrant Certificates shall be executed on behalf of the Company by an officer of the Company authorized by the Board of Directors. In case the officer of the Company who shall have signed any Warrant Certificate shall cease to be such an officer of the Company before issuance and delivery by the Company of such Warrant Certificate, such Warrant Certificate nevertheless may be issued and delivered with the same force and effect as though the individual who signed such Warrant Certificate had not ceased to be such an officer of the Company, and any Warrant Certificate may be signed on behalf of the Company by any individual who, at the actual date of the execution of such Warrant Certificate, shall be a proper officer of the Company to sign such Warrant Certificate, although at the date of the execution of this Agreement any such individual was not such an officer.
     (b) Registration Books. The Company will keep or cause to be kept at its office, maintained at the address of the Company referenced in Section 6.6, at the Company’s transfer agent, or at such other office of the Company of which the Company shall have given notice to each holder of Warrant Certificates, books for registration and transfer of the Warrant Certificates issued hereunder. Such books shall show the names and addresses of the respective holders of the Warrant Certificates, the registration number and date of each of the Warrant Certificates and the Denomination thereof.
1.3.	Transfer, Split Up, Combination and Exchange of Warrant Certificates; Lost or Stolen Warrant Certificates
     (a) Transfer, Split Up, etc.
     (i) Transfer. Subject to compliance with the Securities Act, any applicable state securities laws and the Stockholders’ Agreement, any Warrant Certificate (or portion thereof), with or without other Warrant Certificates, may be transferred to any Person for a Warrant Certificate or Warrant Certificates in an aggregate like Denomination as the Warrant Certificate or Warrant Certificates (or portions thereof) surrendered then entitled such registered holder to purchase. Any registered holder desiring to transfer any Warrant Certificate shall make such request in writing delivered to the Company, which request shall include the identity of the Transferee and the aggregate number of Warrants to be transferred, and shall surrender the Warrant Certificate or Warrant Certificates (or portions thereof) to be transferred at the office of the Company referenced in Section 6.6, whereupon the Company shall deliver promptly to such Transferee a Warrant Certificate or Warrant Certificates, as the case may be, as so requested, which Warrant Certificate or Warrant Certificates shall evidence, collectively, the same aggregate number of Warrants as the Warrant Certificate or Warrant Certificates

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(or portions thereof) so surrendered for transfer and shall issue a new Warrant Certificate to the transferor representing the Warrants retained by the Transferor if such transfer involved less than the entire number of Warrants held by such Transferor.
     (ii) Split Up, Combination, Exchange, etc. Any Warrant Certificate, with or without other Warrant Certificates, may be split up, combined or exchanged for another Warrant Certificate or Warrant Certificates, in an aggregate like Denomination as the Warrant Certificate or Warrant Certificates surrendered then entitle such registered holder to purchase. Any registered holder desiring to split up, combine or exchange any Warrant Certificate shall make such request in writing delivered to the Company, and shall surrender the Warrant Certificate or Warrant Certificates to be split up, combined or exchanged at the office of the Company referenced in Section 6.6, whereupon the Company shall deliver promptly to such registered holder a Warrant Certificate or Warrant Certificates, as the case may be, as so requested, which Warrant Certificate or Warrant Certificates shall evidence, collectively, the same aggregate Denomination as the Warrant Certificate or Warrant Certificates so surrendered for split-up, combination or exchange.
     (b) Loss, Theft, etc. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of, and the loss, theft, destruction or mutilation of, any Warrant Certificate, and:
     (i) in the case of loss, theft or destruction, an affidavit of loss, together with a customary and reasonable indemnity; or
     (ii) in the case of mutilation, upon surrender and cancellation thereof;
the Company at its own expense will execute and deliver, in lieu thereof, a new Warrant Certificate, dated the date of such lost, stolen, destroyed or mutilated Warrant Certificate and of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant Certificate and evidencing the same Denomination as the Warrant Certificate so lost, stolen, destroyed or mutilated.
     1.4. Subsequent Issuance of Warrant Certificates.
     Subsequent to the original issuance, no Warrant Certificates shall be issued except:
     (a) Warrant Certificates issued upon any transfer, combination, split up or exchange of Warrants pursuant to Section 1.3(a);
     (b) Warrant Certificates issued in replacement of mutilated, destroyed, lost or stolen Warrant Certificates pursuant to Section 1.3(b);

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     (c) Warrant Certificates issued pursuant to Section 2.3 upon the partial exercise of any Warrant Certificate to evidence the unexercised portion of such Warrant Certificate; and
     (d) Warrant Certificates to reflect any adjustments pursuant to Section 4.
     1.5. Effect of Issuance in Registered Form
     Every holder of a Warrant Certificate by accepting the same consents and agrees with the Company and with every other holder of a Warrant Certificate that:
     (a) the Warrant Certificates, to the extent then currently transferable, are transferable only on the registry books of the Company if and when surrendered at the office of the Company referenced in Section 6.6, duly endorsed or accompanied by an instrument of transfer (in the form attached thereto) and payment of any applicable transfer, stamp or issue tax (a “Tax”); and
     (b) the Company may deem and treat the Person in whose name each Warrant Certificate is registered as the absolute owner thereof and of the Warrants evidenced thereby (notwithstanding any notations of ownership or writing on the Warrant Certificates made by anyone other than the Company) for all purposes whatsoever, and the Company shall not be affected by any notice to the contrary.
2. EXERCISE OF WARRANTS; PAYMENT OF EXERCISE PRICE.
     2.1. Exercise of Warrants.
     (a) Manner of Exercise. At any time and from time to time prior to the Expiration Time, the holder of any Warrant Certificate may exercise the Warrants evidenced thereby, in whole or in any part, by surrender to the Company, at its office referenced in Section 6.6, of such Warrant Certificate, together with a duly executed election to purchase (a form of which is attached to each Warrant Certificate) and payment of the applicable Exercise Price for each share of Common Stock with respect to which the Warrants are then being exercised and an amount equal to any applicable Tax (if not payable by the Company as provided in Section 3.3). Such Exercise Price shall be payable either:
     (i) in cash pursuant to Section 2.1(b); or
     (ii) by delivery of Warrant Certificates pursuant to Section 2.1(c).
     (b) Payment in Cash. Upon exercise of any Warrants, the holder of a Warrant Certificate may pay the Exercise Price by certified or official bank check payable to the order of the Company or by wire transfer of immediately available funds to the account of the Company.

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     (c) Net Exercise. In the event that any holder of Warrant Certificates delivers such Warrant Certificates to the Company and notifies the Company in writing that such holder intends to exercise all, or any portion of, the Warrants represented by such Warrant Certificates to satisfy its obligation to pay the Exercise Price in respect thereof by virtue of the provisions of this Section 2.1(c), such holder shall become entitled to receive, instead of the number of shares of Common Stock such holder would have received had the Exercise Price been paid pursuant to Section 2.1(b), a number of shares of Common Stock in respect of the exercise of such Warrants equal to the product of:
     (i) the number of shares of Common Stock issuable upon such exercise of such Warrant Certificate (or, if only a portion of such Warrant Certificate is being exercised, issuable upon the exercise of such portion); multiplied by
     (ii) the quotient of:
     (A) the difference of:
     (I) the Market Price per share of Common Stock at the time of such exercise; minus
     (II) the Exercise Price per share of Common Stock at the time of such exercise;
     divided by
     (B) the Market Price per share of Common Stock at the time of such exercise.
     (d) Fractional shares of Common Stock. The Company may, in accordance with Section 2.6, pay the exercising holder cash in lieu of issuing a fractional share in connection with an exercise of Warrants; provided that, if it does not issue a fractional share in such circumstances, it will make such cash payment.
     (e) Automatic Exercise. Notwithstanding anything herein to the contrary, any Warrants issued hereunder shall be fully exercised pursuant to Section 2.1(c), without the need for any action by the holder thereof or the Company, immediately prior to the Expiration Time, provided that upon such automatic exercise the resulting value is greater than zero.
     2.2. Issuance of Common Stock.
     Upon timely receipt of a Warrant Certificate, accompanied by the form of election to purchase duly executed, and payment of the Exercise Price for each of the shares of the Common Stock to be purchased (if payable in the manner provided in Section 2.1(a)(i)) and by an amount equal to any applicable Tax (if not payable by the Company as provided in Section 3.3), the Company shall thereupon promptly cause certificates representing the number of whole shares of

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Common Stock then being purchased to be delivered to or upon the order of the registered holder of such Warrant Certificate, registered in such name or names as may be designated by such holder, and, promptly after such receipt deliver the cash, if any, to be paid in lieu of fractional shares pursuant to Section 2.6 to or upon the order of the registered holder of such Warrant Certificate.
     2.3. Unexercised Warrants.
     In the event that the registered holder of any Warrant Certificate shall exercise less than all the Warrants evidenced thereby, a new Warrant Certificate evidencing Warrants equal in number to the number of Warrants remaining unexercised shall be issued by the Company to the registered holder of such Warrant Certificate or to its duly authorized assigns.
     2.4. Cancellation and Destruction of Warrant Certificates.
     All Warrant Certificates surrendered to the Company for the purpose of exercise, exchange, substitution or transfer shall be cancelled by it, and no Warrant Certificates shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Agreement. The Company shall cancel and retire any other Warrant Certificates purchased or acquired by the Company otherwise than upon the exercise thereof.
     2.5. Expiration.
     All Warrants that have not been exercised or purchased in accordance with the provisions of this Agreement shall expire and all rights of holders of such Warrants shall terminate and cease at the Expiration Time.
2.6. Fractional shares of Common Stock.
     The Company shall not be required to issue fractional shares of Common Stock upon the exercise of any Warrant. If fractional shares are not issued upon the exercise of any Warrant, there shall be paid to the holder thereof, in lieu of any fractional share of Common Stock resulting therefrom, an amount of cash equal to the product of:
     (a) the fractional amount of such share of Common Stock; and
     (b) the Market Price, as determined on the trading day immediately prior to the date of exercise of such Warrant.
3. AGREEMENTS OF THE COMPANY.
     3.1. Reservation of Common Stock.
     The Company covenants and agrees that it will at all times cause to be reserved and kept available out of its authorized and unissued shares or treasury shares of Common Stock such number of shares of Common Stock as will be sufficient to permit the exercise in full of all Warrants issued hereunder into Common Stock.

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3.2.	Common Stock To Be Duly Authorized and Issued, Fully Paid and Nonassessable etc; Compliance with Law
     The Company covenants and agrees that it will take all such action as may be necessary to ensure that all shares of Common Stock delivered upon the exercise of any Warrant and the payment of the Exercise Price pursuant to Section 2.1 (in each case, at the time of delivery of the certificates representing such shares of Common Stock) shall (a) be duly and validly authorized and issued and fully paid and nonassessable, free of any preemptive rights in favor of any Person in respect of such issuance and free of any security interest, pledge, mortgage, lien, charge or other encumbrance created by, or arising out of actions of, the Company (other than such rights and security interests, pledges, mortgages, liens, charges, or other encumbrances, if any, arising out of the provisions of this Agreement or the Stockholders’ Agreement) and (b) be issued without violation of any applicable Law.
3.3. Taxes.
     The Company covenants and agrees that it will pay when due and payable any and all Taxes and charges that may be payable in respect of the initial issuance or delivery of:
     (a) each Warrant Certificate;
     (b) each Warrant Certificate issued in exchange for any other Warrant Certificate pursuant to Section 1.3, Section 2.3 or Section 4; and
     (c) each share of Common Stock issued upon the exercise of any Warrant.
     The Company shall not, however, be required to:
     (i) pay any Tax that may be payable in respect of the transfer or delivery of Warrant Certificates in a name other than that of the registered holder of the Warrant Certificate surrendered for exercise, conversion, transfer or exchange (any such Tax being payable by the holder of such certificate at the time of surrender); or
     (ii) issue or deliver any such certificates referred to in the foregoing clause (i) until any such Tax referred to in the foregoing clause (i) shall have been paid.
     3.4. Common Stock Record Date.
     Each Person in whose name any certificate for shares of Common Stock is issued upon the exercise of Warrants shall for all purposes be deemed to have become the holder of record of the Common Stock represented thereby on, and such certificates (if any) shall be dated, the date upon which the Warrant Certificate evidencing such Warrants was duly surrendered with an election to purchase attached thereto duly executed and payment of the aggregate Exercise Price (and any applicable Taxes, if payable by such Person) was made.

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     3.5. Rights in Respect of Common Stock.
     Except as otherwise set forth herein or in the Stockholders’ Agreement, prior to the exercise of the Warrants evidenced thereby, the holder of a Warrant Certificate shall not be entitled to any rights of a stockholder of the Company with respect to the Common Stock into which the Warrants shall be exercisable, including, without limitation, the right to vote in respect of any matter upon which the holders of Common Stock may vote, the right to receive any distributions of cash or property and, except as expressly set forth herein, in the Merger Agreement, in the Stockholders’ Agreement or in this Agreement, the right to receive any notice of any proceedings of the Company. Prior to the exercise of the Warrants evidenced thereby, the holders of the Warrant Certificates shall not have as such any obligation in respect of any assessment or any other obligation or liability as a stockholder of the Company, whether such obligations or liabilities are asserted by the Company or by creditors of the Company, but shall have the obligations set forth in the Stockholders’ Agreement.
     3.6. Noncircumvention.
     The Company hereby covenants and agrees that the Company will not, by amendment of its charter, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant Agreement, and will at all times in good faith carry out all the provisions of this Warrant Agreement.
4. ANTI-DILUTION ADJUSTMENTS.
     4.1. Adjustments.
     The number of shares of Common Stock purchasable upon the exercise of each Warrant, and the Exercise Price, shall be subject to adjustment as set forth in this Section 4.
     4.2. Stock Splits, Subdivisions, Reclassifications or Combinations.
     If the Company shall (i) declare and pay a dividend or make a distribution on its Common Stock in shares of Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares, the number of shares of Common Stock issuable upon exercise of any Warrants at the time of the record date for such dividend or effective date of such split, reverse split, subdivision, combination or reclassification shall be proportionately adjusted so that the holder of such Warrants after such date shall be entitled to purchase the number of shares of Common Stock which such holder would have owned or been entitled to receive in respect of the shares of Common Stock subject to such Warrants after such date had such Warrants been exercised immediately prior to such date. In such event, the Exercise Price in effect at the time of the effective date of such split, reverse split, subdivision, combination or reclassification shall be adjusted to the number obtained by dividing (x) the product of (1) the number of shares of Common Stock issuable upon the exercise of such Warrants before such adjustment and (2) the Exercise Price in effect immediately prior to the

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record or effective date, as the case may be, for the dividend, distribution, split, reverse split, subdivision, combination or reclassification giving rise to this adjustment by (y) the new number of shares of Common Stock issuable upon exercise of such Warrants determined pursuant to the immediately preceding sentence; provided that the Exercise Price shall not be adjusted to be less than the par value of the Common Stock.
     4.3. Price Based Anti-Dilution
     (a) Without duplication of the adjustments set forth in Sections 4.2 or 4.4, (a) if the Company shall issue or sell any shares of Common Stock (as actually issued or, pursuant to Section 4.3(b), deemed to be issued) for a consideration per share less than 90% of the Market Price per share immediately prior to such issuance or sale, or if earlier, upon the execution of the definitive documentation with respect to such issuance or sale (the “Effective Time”), then immediately upon the Effective Time the number of shares of Common Stock issuable upon exercise of any Warrants at the time of the effective date shall be increased by multiplying such number of shares of Common Stock by a fraction, (i) the numerator of which shall be the Fully Diluted Number of shares of Common Stock outstanding immediately prior to the Effective Time plus the number of shares of Common Stock so issued or sold, and (ii) the denominator of which shall be the Fully Diluted Number of shares of Common Stock outstanding immediately prior to the Effective Time plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of shares of Common Stock so issued or sold would purchase if such shares were sold at Market Price. For the purposes of this Section 4.3(a), none of the following issuances shall be considered the issuance or sale of Common Stock:
     (i) the issuance of Common Stock upon the conversion of any then-outstanding Common Stock Equivalents;
     (ii) the issuance of any Common Stock or Common Stock Equivalents for which the adjustment provided in Section 4.2 applies;
     (iii) the issuance of shares of Common Stock or Common Stock Equivalents to Employees of the Company or any Company Subsidiary that is approved by the Board of Directors; or
     (iv) the issuance of Common Stock pursuant to the terms of the Amended and Restated Rights Agreement, dated as of December 3, 2002, between the Company and American Stock Transfer and Trust Company, as amended December 13, 2006 and March 4, 2009.
     (b) For the purposes of Section 4.3(a), the following subparagraphs (i) to (iii), inclusive, shall also be applicable:
     (i) If the Company shall grant any rights to subscribe for, or any rights or options to purchase, Common Stock Equivalents, whether or not such rights or options or the right to convert or exchange any such Common Stock Equivalents

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are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such rights or options or upon conversion or exchange of such Common Stock Equivalents (determined by dividing (A) the total amount, if any, received or receivable by the Company as consideration for the granting of such rights or options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of such rights or options, plus, in the case of any such rights or options which relate to such Common Stock Equivalents, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Common Stock Equivalents and upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such rights or options or upon the conversion or exchange of all such Common Stock Equivalents issuable upon the exercise of such rights or options) shall be less than the Market Price per share of Common Stock immediately prior to the time of the granting of such rights or options, or, if earlier, the execution of definitive documentation with respect to such grant, then the total maximum number of shares of Common Stock issuable upon the exercise of such rights or options or upon conversion or exchange of the total maximum amount of such Common Stock Equivalents issuable upon the exercise of such rights or options shall (as of the date of granting of such rights or options) be deemed to be outstanding and to have been issued for such price per share; provided that no further adjustment of the conversion price pursuant to this Section 4.3(b)(i) shall be made (i) upon the actual issuance or sale of such Common Stock Equivalents upon the exercise of any rights to subscribe for, or any rights or options to purchase, such Common Stock Equivalents or (ii) upon the actual issuance or sale of such Common Stock upon the exercise of any such Common Stock Equivalents, including without limitation, in each case of clauses (i) and (ii) with respect to shares of Common Stock Equivalents or Common Stock issued or issuable as a result of the effect of antidilution adjustments under any such security.
     (ii) If the Company shall issue or sell any Common Stock Equivalents, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (A) the total amount received or receivable by the Company as consideration for the issue or sale of such Common Stock Equivalents, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Common Stock Equivalents) shall be less than the Market Price per share of Common Stock immediately prior to the Effective Time, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of such Common Stock Equivalents shall (as of the date of the issue or sale of such Common Stock Equivalents) be deemed to be outstanding and to have been issued for such price per share, provided that no further adjustment of the conversion price pursuant to this Section 4.3(b)(ii) shall be made upon the actual issuance or sale of such Common

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Stock upon the exercise of any such Common Stock Equivalents, including without limitation, in each case with respect to shares of Common Stock issued or issuable as a result of the effect of antidilution adjustments under any such security.
     (iii) In case at any time any shares of Common Stock or Common Stock Equivalents or any rights or options to purchase any such Common Stock, or Common Stock Equivalents shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Company therefor. In case any shares of Common Stock or Common Stock Equivalents or any rights or options to purchase any such Common Stock or Common Stock Equivalents shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the Fair Market Value of such consideration.
     4.4. Other Distributions.
     In case the Company shall fix a record date for the making of a dividend or distribution to all holders of shares of its Common Stock of securities, evidences of indebtedness, assets, cash, rights or warrants (excluding dividends of its Common Stock and other dividends or distributions referred to in Section 4.2), in each such case, the Exercise Price in effect prior to such record date shall be reduced immediately thereafter to the price determined by multiplying the Exercise Price in effect immediately prior to the reduction by the quotient of (x) the Market Price of the Common Stock on the last trading day preceding the first date on which the Common Stock trades on the Exchange on which the Common Stock is listed or admitted to trading without the right to receive such distribution, minus the amount of cash and/or the Fair Market Value of the securities, evidences of indebtedness, assets, rights or warrants to be so distributed in respect of one share of Common Stock (such amount and/or Fair Market Value, the “Per Share Fair Market Value”) divided by (y) such Market Price on such date specified in clause (x); such adjustment shall be made successively whenever such a record date is fixed. In such event, the number of shares of Common Stock issuable upon the exercise of any Warrants shall be increased to the number obtained by dividing (x) the product of (1) the number of shares of Common Stock issuable upon the exercise of such Warrants before such adjustment, and (2) the Exercise Price in effect immediately prior to the distribution giving rise to this adjustment by (y) the new Exercise Price determined in accordance with the immediately preceding sentence. In the event that such distribution is not so made, the Exercise Price and the number of shares of Common Stock issuable upon exercise of such Warrants then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such shares, evidences of indebtedness, assets, rights, cash or warrants, as the case may be, to the Exercise Price that would then be in effect and the number of shares of Common Stock that would then be issuable upon exercise of such Warrants if such record date had not been fixed.
     4.5. Business Combinations.
     In case of any Business Combination or reclassification of Common Stock (other than a reclassification of Common Stock referred to in Section 4.2), a holder’s right to receive shares of

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Common Stock upon exercise of any Warrants shall be converted into the right to exercise such Warrant to acquire the number of shares of stock or other securities or property (including cash) which the Common Stock issuable (at the time of such Business Combination or reclassification) upon exercise of such Warrants immediately prior to such Business Combination or reclassification would have been entitled to receive upon consummation of such Business Combination or reclassification; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of such holder shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to such holder’s right to exercise such Warrants in exchange for any shares of stock or other securities or property pursuant to this Section 4.5. In determining the kind and amount of stock, securities or the property receivable upon exercise of any Warrants following the consummation of such Business Combination, if the holders of Common Stock have the right to elect the kind or amount of consideration receivable upon consummation of such Business Combination, then the holder of such Warrants shall be entitled to elect the kind or amount of consideration receivable upon consummation of such Business Combination. The Company shall not enter into or be party to any Business Combination unless the successor of the Company (if any), assumes in writing all of the obligations of the Company under this Warrant Agreement pursuant to written agreements, including agreements to deliver to each holder of Warrants hereunder in exchange for such Warrants a security of such successor evidenced by a written instrument substantially similar in form and substance to this Warrant Agreement.
     4.6. Expiration of Rights or Options.
     Upon the expiration of any rights or options to subscribe for, purchase or convert or exchange Common Stock or Common Stock Equivalents in respect of the issuance, sale or grant of which adjustment was made pursuant to Section 4.3, without the exercise thereof, the Exercise Price and the number of shares of Common Stock purchasable upon the exercise of each Warrant shall, upon such expiration, be readjusted and shall thereafter be such Exercise Price and such number of shares of Common Stock as would have been had such Exercise Price and such number of shares of Common Stock not been originally adjusted (or had the original adjustment not been required, as the case may be), as if:
     (a) the only shares of Common Stock so issued were the shares of Common Stock, if any, actually issued or sold upon the exercise of such rights or options; and
     (b) such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise plus the aggregate consideration, if any, actually received by the Company for the issuance, sale or grant of all of such rights or options, whether or not exercised; provided that no such readjustment shall have the effect of increasing the Exercise Price by an amount in excess of the amount of the reduction initially made in respect of the issuance, sale, or grant of such rights or options.

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     4.7. Rounding of Calculations; Minimum Adjustments.
     All calculations under this Section 4 shall be made to the nearest one-tenth (1/10th) of a cent or to the nearest one-hundredth (1/100th) of a share, as the case may be. Any provision of this Section 4 to the contrary notwithstanding, no adjustment in the Exercise Price or the number of shares of Common Stock into which any Warrants are exercisable shall be made if the amount of such adjustment would be less than $0.01 or one-tenth (1/10th) of a share of Common Stock, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or 1/10th of a share of Common Stock, or more.
     4.8. Timing of Issuance of Additional Common Stock Upon Certain Adjustments.
     In any case in which the provisions of this Section 4 shall require that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event (i) issuing to the holder of any Warrants exercised after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such exercise by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such exercise before giving effect to such adjustment and (ii) paying to such holder any amount of cash in lieu of a fractional share of Common Stock; provided, however, that the Company upon request shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.
     4.9. Miscellaneous.
     (a) Statement Regarding Adjustments. Whenever the Exercise Price or the number of shares of Common Stock into which any Warrants are exercisable shall be adjusted as provided in Section 4, the Company shall forthwith file at the principal office of the Company referenced in Section 6.6 a statement showing in reasonable detail the facts requiring such adjustment and the Exercise Price that shall be in effect and the number of shares of Common Stock into which such Warrants shall be exercisable after such adjustment, and the Company shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each holder of Warrants at the address appearing in the Company’s records.
     (b) Notice of Adjustment Event. In the event that the Company shall propose to take any action of the type described in this Section 4 (but only if the action of the type described in this Section 4 would result in an adjustment in the Exercise Price or the number of shares of Common Stock into which Warrants are exercisable or a change in the type of securities or property to be delivered upon exercise of Warrants), the Company shall give notice to the holders of Warrants, in the manner set forth in Section 4.9(a), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect

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on the Exercise Price and the number, kind or class of shares or other securities or property which shall be deliverable upon exercise of any Warrants. In the case of any action which would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 15 days prior to the taking of such proposed action. Without limiting the foregoing, to the extent notice of any of the foregoing actions or events is given to the holders of the Common Stock, such notice shall be provided to the holders of the Warrants on or before such notice to the holders of Common Stock.
     (c) Proceedings Prior to Any Action Requiring Adjustment. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 4, the Company shall take any action which may be necessary, including obtaining regulatory, New York Stock Exchange, NASDAQ Stock Market or other applicable national securities exchange (an “Exchange”) or stockholder approvals or exemptions, in order that the Company may thereafter validly and legally issue as fully paid and nonassessable all shares of Common Stock that the holders are entitled to receive upon exercise of this any Warrants pursuant to this Section 4.
     (d) Adjustment Rules. Any adjustments pursuant to this Section 4 shall be made successively whenever an event referred to herein shall occur. If more than one subsection of this Section 4 is applicable to a single event, the subsection shall be applied that produces the largest adjustment and no single event shall cause an adjustment under more than one subsection of this Section 4 so as to result in duplication. If an adjustment in Exercise Price made hereunder would reduce the Exercise Price to an amount below par value of the Common Stock, then such adjustment in Exercise Price made hereunder shall reduce the Exercise Price to the par value of the Common Stock.
5. INTERPRETATION OF THIS AGREEMENT.
     5.1. Certain Defined Terms.
     For the purpose of this Agreement, the following terms shall have the meanings set forth below or set forth in the Section hereof following such term:
     “Affiliate” means, with respect to any Person, (a) a director, officer or shareholder of such Person, (b) a spouse, parent, sibling or descendant of such Person (or spouse, parent, sibling or descendant of any director or executive officer of such Person) and (c) any other Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person, at such time; provided, however, that none of the Purchasers shall be deemed to be an “Affiliate” of the Company and no Person holding any one or more of the Warrants shall be deemed to be an “Affiliate” of the Company solely by virtue of the ownership thereof.
     “Agreement” means this Warrant Agreement as it may from time to time be amended, restated, modified or supplemented.

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     “Board of Directors” means the board of directors of the Company, including any duly authorized committee thereof.
     “Business Combination” means any consolidation of the Company with, or merger of the Company with or into, another Person (other than a merger in which (a) the Company is the surviving corporation, (b) that does not result in any reclassification or change of shares of Common Stock outstanding immediately prior to such merger and (c) the holders of Common Stock are not entitled to receive any consideration therefrom), or any sale or conveyance to another Person of the assets of the Company substantially as an entirety.
     “business day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by Law or executive order to close.
     “Capital Stock” means (A) with respect to any Person that is a corporation or company, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such Person and (B) with respect to any Person that is not a corporation or company, any and all partnership or other equity interests of such Person.
     “Charter” means, with respect to any Person, its certificate or articles of incorporation, articles of association, or similar organizational document.
     “Closing” has the meaning set forth in the Merger Agreement.
     “Closing Date” has the meaning set forth in the Merger Agreement.
     “Common Stock” means the Company’s common stock, par value $.0001 per share.
     “Common Stock Equivalents” means outstanding Warrants or other securities convertible or exchangeable into Common Stock.
     “Company” has the meaning set forth in the introductory paragraph hereof.
     “Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting Securities, by contract or otherwise.
     “Denomination” means, in the case of any Warrant Certificate, the number of shares of Common Stock issuable upon exercise of such Warrant Certificate represented thereby.
     “Effective Time” has the set forth in Section 4.3.
     “Exchange” has the set forth in Section 4.9(c).
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

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     “Exercise Price” means, prior to any adjustment pursuant to Section 4 of this Agreement, the Initial Exercise Price; and thereafter, the Initial Exercise Price as successively adjusted and readjusted from time to time in accordance with the provisions of Section 4.
     “Expiration Time” means 5:00 p.m., Eastern time, on ___, 2015.
     “Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as determined by the Board of Directors, acting in good faith. The Required Warrantholders may object in writing to the Board of Director’s calculation of Fair Market Value within 10 days of receipt of written notice thereof. If the Required Warrantholders and the Board of Directors are unable to agree on Fair Market Value during the 10-day period following the delivery of the Required Warrantholders’ objection, then the Board of Directors shall select and approve an appraiser experienced in the business of evaluating or appraising the market value of securities (which appraiser shall be subject to approval by the Required Warrantholders, which approval shall not be unreasonably withheld). The Fair Market Value established by such appraiser shall be conclusive and binding on the parties. In the event the Fair Market Value established by such appraiser is greater than the Fair Market Value previously determined by the Board of Directors, the fees and expenses for such appraiser shall be borne by the Company. In the event the Fair Market Value established by such appraiser is less than or equal to the Fair Market Value previously determined by the Board of Directors, the fees and expenses for such appraiser shall be borne by the holders of Warrants.
     “Fully Diluted Number of Common Shares” means the sum of (i) all shares of Common Stock actually outstanding (which shall in no event include the Common Stock to be so issued and sold and for which Section 4.3 is being applied) and (ii) all shares of Common Stock issuable upon conversion or exchange of the Common Stock Equivalents.
     “Initial Exercise Price” means $10.00 per share of Common Stock.
     “Issue Date” means                     , 20_.
     “Law” has the set forth in Section 1.1.
     “Market Price” means, with respect to a particular security, on any given day, the last reported sale price or, in case no such reported sale takes place on such day, the average of the last closing bid and ask prices in either case on the Exchange on which the applicable securities are listed or admitted to trading. “Market Price” shall be determined without reference to after hours or extended hours trading. If such security is not listed and traded in a manner that the quotations referred to above are available for the period required hereunder, the Market Price per share of Common Stock shall be deemed to be the fair market value per share of such security as determined in good faith by the Board of Directors in reliance on an opinion of a nationally recognized independent investment banking corporation retained by the Company for this purpose (which opinion shall be made available to the holders of Warrants); provided that the Required Warrantholders may object in writing to the Board of Director’s calculation of fair market value within 10 days of receipt of written notice thereof. If the Required Warrantholders and the Board of Directors are unable to agree on fair market value during the 10-day period

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following the delivery of the Required Warrantholders’ objection, then the Board of Directors shall select and approve an appraiser experienced in the business of evaluating or appraising the market value of securities (which appraiser shall be subject to approval by the Required Warrantholders, which approval shall not be unreasonably withheld). The Market Price established by such appraiser shall be conclusive and binding on the parties. In the event the Market Price established by such appraiser is greater than the Market Price previously determined by the Board of Directors, the fees and expenses for such appraiser shall be borne by the Company. In the event the Market Price established by such appraiser is less than or equal to the Market Price previously determined by the Board of Directors, the fees and expenses for such appraiser shall be borne by the holders of Warrants. For the purposes of determining the Market Price of the Common Stock on the “trading day” preceding, on or following the occurrence of an event, (i) that trading day shall be deemed to commence immediately after the regular scheduled closing time of trading on the Nasdaq Stock Market or, if trading is closed at an earlier time, such earlier time and (ii) that trading day shall end at the next regular scheduled closing time, or if trading is closed at an earlier time, such earlier time (for the avoidance of doubt, and as an example, if the Market Price is to be determined as of the last trading day preceding a specified event and the closing time of trading on a particular day is 4:00 p.m. and the specified event occurs at 5:00 p.m. on that day, the Market Price would be determined by reference to such 4:00 p.m. closing price).
     “Merger Agreement” means the Agreement and Plan of Merger, dated as January 24, 2010, by and among the Company, Camelot Acquisition Corp., a Delaware corporation, a Delaware corporation, Critical Homecare Solutions Holdings, Inc., a Delaware corporation, and the Purchasers (other than Colleen Lederer).
     “Per Share Fair Market Value” has the meaning set forth in Section 4.4.
     “Person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.
     “Purchasers” has the meaning set forth in the introductory paragraph hereof.
     “Required Warrantholders” means, at any time, the holders of Warrants representing at least a majority of the Common Stock issuable upon exercise of the Warrants issued hereunder and outstanding (exclusive of any Warrants directly or indirectly held by the Company or any Affiliate of the Company).
     “Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.
     “Stockholders’ Agreement” means the Stockholders’ Agreement of even date herewith among the Company and the Purchasers, as such agreement may be amended from time to time pursuant to its terms.
     “Tax” has the set forth in Section 1.5(a).

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     “trading day” means (A) if the shares of Common Stock are not traded on any national or regional securities exchange or association or over-the-counter market, a business day or (B) if the shares of Common Stock are traded on any national or regional securities exchange or association or over-the-counter market, a business day on which such relevant exchange or quotation system is scheduled to be open for business and on which the shares of Common Stock (i) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market for any period or periods aggregating one half hour or longer; and (ii) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the shares of Common Stock.
     “Transferee” means any registered transferee of all or any part of any one or more Warrant Certificates initially acquired by the Purchasers under this Agreement; provided, that such transfer is in accordance with the Stockholders’ Agreement, if applicable.
     “U.S. GAAP” means United States generally accepted accounting principles.
     “Warrant” means a warrant to initially purchase one share of Common Stock issued pursuant to this Agreement and the Merger Agreement.
     “Warrant Certificate” means a certificate evidencing the Warrants in the form of Attachment A.
     5.2. Section Heading and Table of Contents and Construction.
     (a) Section Headings and Table of Contents, etc. The titles of the Sections of this Agreement and the Table of Contents of this Agreement appear as a matter of convenience only, do not constitute a part hereof and shall not affect the construction hereof. The words “herein,” “hereof,” “hereunder” and “hereto” refer to this Agreement as a whole and not to any particular Section or other subdivision. References to Sections are, unless otherwise specified, references to Sections of this Agreement. References to Annexes and Attachments are, unless otherwise specified, references to Annexes and Attachments attached to this Agreement.
     (b) Independent Construction. Each covenant contained herein shall be construed (absent an express contrary provision herein) as being independent of each other covenant contained herein, and compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with one or more other covenants.
     5.3. Directly or Indirectly.
     Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, including actions taken by or on behalf of any partnership in which such Person is a general partner.

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     5.4. Governing Law.
     THIS AGREEMENT AND THE WARRANT CERTIFICATES SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES THEREOF TO THE EXTENT THAT ANY SUCH RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION, EXCEPT TO THE EXTENT THAT THE DELAWARE GENERAL CORPORATION LAW SPECIFICALLY AND MANDATORILY APPLIES.
6. MISCELLANEOUS.
     6.1. Expenses.
     Issuance of certificates for shares of Common Stock to a holder upon the exercise of any Warrants shall be made without charge to such holder for any Tax or other incidental expense in respect of the issuance of such certificates, all of which Taxes and expenses shall be paid by the Company (other than the Taxes not payable by the Company pursuant to Section 3.3).
6.2. Amendment and Waiver.
     This Agreement may be amended, and the observance of any term of this Agreement may be waived, with and only with the written consent of the Company and the Required Warrantholders; provided, however, that no amendment or waiver of the provisions of this Section 2.1, Section 6.2, Section 4 or of any term defined in Section 5.1 to the extent used herein or therein, may be made without the prior written consent of all holders of Warrants then outstanding (excluding any Warrants directly or indirectly held by the Company or any Affiliate of the Company); and, provided, further, that
     (a) no such amendment or waiver of any of the provisions of this Agreement pertaining to the Exercise Price or the number of shares or kind of Common Stock that may be purchased upon exercise of each Warrant; and
     (b) no change accelerating the occurrence of the Expiration Time;
shall be effective as to a holder of Warrants unless consented to in writing by such holder.
     6.3. Warrants Subject to Stockholders’ Agreement.
     The holders of the Warrants and the Company are subject in all respects to the terms of the Stockholders’ Agreement, the terms and provisions of which are incorporated herein, mutatis mutandis, as if set forth fully herein. By its acceptance of a Warrant Certificate, each holder of Warrants agrees to be bound by the provisions of the Stockholders’ Agreement to the extent applicable.

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     6.4. Entire Agreement.
     This Agreement, the Merger Agreement, the Stockholders’ Agreement and the Warrant Certificates embody the entire agreement and understanding among the Company and the Purchasers, and supersede all prior agreements and understandings, relating to the subject matter hereof.
     6.5. Successors and Assigns.
     All covenants and other agreements in this Agreement made by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto to the extent they become holders of Warrants (including, without limitation, any Transferee) whether so expressed or not. Notwithstanding the foregoing sentence, the Company may not assign any of its rights, duties or obligations hereunder or under the Warrant Certificates without the prior written consent of the Required Warrantholders.
     6.6. Notices.
     All communications hereunder or under the Warrants shall be in writing and shall be delivered either by certified or registered mail, postage pre-paid, return receipt requested, or nationally recognized overnight courier, and shall be addressed to the following addresses:
     (a) if to a Purchaser, at its address set forth on Annex 2 to this Agreement, or at such other address as such Purchaser shall have specified to the Company in writing;
     (b) if to any other holder of any Warrant Certificate, addressed to such other holder at such address as such other holder shall have specified to the Company in writing or, if any such other holder shall not have so specified an address to the Company, then addressed to such other holder in care of the last holder of such Warrant Certificate that shall have so specified an address to the Company; and
     (c) if to the Company, at the address set forth on Annex 3 to this Agreement, or at such other address as the Company shall have specified to each holder of Warrants in writing.
Any communication addressed and delivered as herein provided shall be deemed to be received when actually delivered to the address of the addressee (whether or not delivery is accepted) by a nationally recognized overnight delivery service which provides proof of delivery or on the date postmarked if sent by registered or certified mail, as the case may be. Any communication not so addressed and delivered shall be ineffective unless actually received by the intended addressee. Notwithstanding the foregoing provisions of this Section 6.6, service of process in any suit, action or proceeding arising out of or relating to this Agreement or any document, agreement or transaction contemplated hereby shall be delivered in the manner provided in Section 6.9(c).

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     6.7. Severability.
     Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     6.8. Execution in Counterpart.
     This Agreement may be executed in one or more counterparts and shall be effective when at least one counterpart shall have been executed by each party hereto, and each set of counterparts that, collectively, show execution by each party hereto shall constitute one duplicate original.
     6.9. Waiver of Jury Trial; Consent to Jurisdiction, Etc.
     (a) Waiver of Jury Trial. THE PARTIES HERETO VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE WARRANTS OR ANY OF THE DOCUMENTS, AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY.
     (b) Consent to Jurisdiction. ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE WARRANTS, OR ANY OF THE DOCUMENTS, AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY (WHETHER IN TORT, CONTRACT OR OTHERWISE) OR ANY ACTION OR PROCEEDING TO EXECUTE OR OTHERWISE ENFORCE ANY JUDGMENT IN RESPECT OF ANY BREACH UNDER THIS AGREEMENT, THE WARRANTS OR ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY SHALL BE BROUGHT BY SUCH PARTY IN ANY NEW YORK STATE COURT OR FEDERAL DISTRICT COURT LOCATED IN THE SOUTHERN DISTRICT OF NEW YORK AS SUCH PARTY MAY IN ITS SOLE DISCRETION ELECT, AND BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMIT TO THE IN PERSONAM JURISDICTION OF EACH SUCH COURT, AND EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES AND AGREES NOT TO ASSERT IN ANY PROCEEDING BEFORE ANY TRIBUNAL, BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, ANY CLAIM THAT IT IS NOT SUBJECT TO THE IN PERSONAM JURISDICTION OF ANY SUCH COURT. IN ADDITION, EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT, AGREEMENT OR TRANSACTION CONTEMPLATED HEREBY BROUGHT IN ANY SUCH COURT, AND HEREBY IRREVOCABLY WAIVES ANY

21

CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
     (c) Service of Process. EACH PARTY HERETO IRREVOCABLY AGREES THAT PROCESS PERSONALLY SERVED OR SERVED BY U.S. REGISTERED MAIL AT THE ADDRESSES PROVIDED HEREIN FOR NOTICES SHALL CONSTITUTE, TO THE EXTENT PERMITTED BY LAW, ADEQUATE SERVICE OF PROCESS IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE WARRANTS OR ANY DOCUMENT, AGREEMENT OR TRANSACTION CONTEMPLATED HEREBY, OR ANY ACTION OR PROCEEDING TO EXECUTE OR OTHERWISE ENFORCE ANY JUDGMENT IN RESPECT OF ANY BREACH HEREUNDER, UNDER THE WARRANTS OR UNDER ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY. RECEIPT OF PROCESS SO SERVED SHALL BE CONCLUSIVELY PRESUMED AS EVIDENCED BY A DELIVERY RECEIPT FURNISHED BY THE UNITED STATES POSTAL SERVICE OR ANY COMMERCIAL DELIVERY SERVICE.
[Remainder of page intentionally left blank; next page is signature page]

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     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered on its behalf by one of its duly authorized officers or representatives.

BIOSCRIP, INC.

By:
Name:
Title:

KOHLBERG INVESTORS V, L.P.

By: Kohlberg Management V, L.L.C., its general partner

By:
Name:
Title:

KOHLBERG TE INVESTORS V, L.P.

By: Kohlberg Management V, L.L.C., its general partner

By:
Name:
Title:

KOHLBERG OFFSHORE INVESTORS V, L.P.

By: Kohlberg Management V, L.L.C., its general partner

By:
Name:
Title:
[Signature Page to Warrant Agreement]

KOHLBERG PARTNERS V, L.P.

By:	Kohlberg Management V, L.L.C., its general partner

By:

Name:
Title:

KOCO INVESTORS V, L.P.

By:

By:

Name:
Title:

S.A.C. DOMESTIC CAPITAL FUNDING, LTD.

By:
Name:
Title:

BLACKSTONE MEZZANINE PARTNERS II, L.P.

By:	Blackstone Mezzanine Associates II L.P., its General Partner,

By:	Blackstone Mezzanine Management Associates II L.L.C., its General Partner,

By:

Name:
Title:
[Signature Page to Warrant Agreement]

BLACKSTONE MEZZANINE HOLDINGS II, L.P.

By:	Blackstone Mezzanine Associates II L.P., Its General Partner

By:	Blackstone Mezzanine Management Associates II L.L.C., Its General Partner

By:
Name:
Title:

Nitin Patel

Robert Cucuel

Mary Jane Graves

Joey Ryan

Colleen Lederer
[Signature Page to Warrant Agreement]

ATTACHMENT A
[FORM OF WARRANT CERTIFICATE]
     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD EXCEPT IN A TRANSACTION REGISTERED UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT OR STATE SECURITIES LAWS.
     THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A CERTAIN WARRANT AGREEMENT, DATED AS OF                     , 20___, THE PROVISIONS OF WHICH ARE INCORPORATED HEREIN BY REFERENCE. A COPY OF SUCH AGREEMENT IS AVAILABLE FROM THE COMPANY UPON REQUEST.
WARRANT CERTIFICATE
BIOSCRIP, INC.

No. WR-	Warrants
Date: , 20___	PPN #
     This Warrant Certificate certifies that                                         , or registered assigns, is the registered holder of                     (                    )Warrants. Each Warrant entitles the owner thereof to purchase at any time on or after the date hereof and on or prior to the Expiration Time, one (1) fully paid and nonassessable share of Common Stock, $.001 par value per share (the “Common Stock”), of BIOSCRIP, INC., a Delaware corporation (together with its successors and assigns, the “Company”), at a purchase price (subject to adjustment as provided in the Warrant Agreement (as defined below), the “Exercise Price”) of $10.00 per share of Common Stock upon presentation and surrender of this Warrant Certificate to the Company with a duly executed election to purchase and payment of the Exercise Price, all in the manner set forth in the Warrant Agreement (defined below). The number of shares of Common Stock that may be initially purchased upon exercise of each Warrant and the Exercise Price are the number and the Exercise Price as of the date hereof, and are subject to adjustment as referred to below.
     The Warrants are issued pursuant to a Warrant Agreement (as it may from time to time be amended or supplemented, the “Warrant Agreement”), dated as of                     , 20___, among the Company and the Purchasers named therein, and are subject to all of the terms, provisions and conditions thereof, which Warrant Agreement is hereby incorporated herein by reference and made a part hereof and to which Warrant Agreement reference is hereby made for a full description of the rights, obligations, duties and immunities of the Company and the holders of the Warrant Certificates. Capitalized terms used, but not defined, herein have the respective meanings ascribed to them in the Warrant Agreement. In the event of any conflict between this Warrant Certificate and the Warrant Agreement, the Warrant Agreement shall control and govern.
     As provided in the Warrant Agreement, the Exercise Price and the number of shares of Common Stock that may be purchased upon the exercise of the Warrants evidenced by this Warrant Certificate are, upon the happening of certain events, subject to modification and adjustment. Except as otherwise set forth in, and subject to, the Warrant Agreement, the Expiration Time of this Warrant Certificate is as set forth in the Warrant Agreement.
     This Warrant Certificate shall be exercisable, at the election of the holder, at any time on or after the date hereof and on or prior to the Expiration Time either as an entirety or in part from time to time. If this Warrant Certificate shall be exercised in part, the holder shall be entitled to receive, upon surrender hereof, another Warrant Certificate or Warrant Certificates for the number of Warrants not exercised. This Warrant Certificate, with or without other Warrant Certificates, upon surrender in the manner set forth in the Warrant Agreement and subject to the conditions set forth in the Warrant Agreement and the Stockholders’ Agreement, may be transferred or exchanged for another Warrant Certificate or Warrant Certificates of like tenor evidencing Warrants entitling the holder to purchase a like aggregate number of shares of Common Stock as the Warrants evidenced by the Warrant Certificate or Warrant Certificates surrendered shall have entitled such holder to purchase.
     Except as expressly set forth in the Warrant Agreement or the Stockholders’ Agreement, no holder of this Warrant Certificate shall be entitled to vote or receive distributions or be deemed for any purpose the holder of shares of Common Stock or of any other Securities of the Company that may at any time be issued upon the exercise hereof, nor shall anything contained in the Warrant Agreement or herein be construed to confer upon the holder hereof, as such, any of the rights of a holder of a share of Common Stock in the Company or any right to vote upon any matter submitted to holders of shares of Common Stock at any meeting thereof, or to give or withhold consent to any corporate action of the Company (whether upon any recapitalization, issuance of stock, reclassification of Securities, change of par value, consolidation, merger, conveyance, or otherwise), or to receive dividends or subscription rights, or otherwise, until the Warrant or Warrants evidenced by this Warrant Certificate shall have been exercised as provided in the Warrant Agreement.
     THIS WARRANT CERTIFICATE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE COMPANY AND THE HOLDER HEREOF SHALL BE GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES THEREOF TO THE EXTENT THAT ANY SUCH RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION, EXCEPT TO THE EXTENT THAT THE DELAWARE GENERAL CORPORATION LAW SPECIFICALLY AND MANDATORILY APPLIES.

Attachment A-2

     WITNESS the signature of a proper officer of the Company as of the date first above written.

BIOSCRIP, INC.
By:
Name:
Title:

Attachment A-3

[FORM OF ASSIGNMENT]
(To be executed by the registered holder if
such holder desires to transfer the Warrant Certificate)
     FOR VALUE RECEIVED,                                                                                        hereby sells, assigns and transfers unto

(Please print name and address of transferee.)
     the accompanying Warrant Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint:

attorney, to transfer the accompanying Warrant Certificate on the books of the Company with full power of substitution.
     Dated:                                                                 ,                                           .

[HOLDER]

By:

NOTICE
     The signature to the foregoing Assignment must correspond to the name as written upon the face of the accompanying Warrant Certificate or any prior assignment thereof in every particular, without alteration or enlargement or any change whatsoever.

Attachment A-4

[FORM OF ELECTION TO PURCHASE]
(To be executed by the registered holder if
such holder desires to exercise the Warrant Certificate)
To: BIOSCRIP, INC.
     The undersigned hereby irrevocably elects to exercise                                         Warrants represented by the accompanying Warrant Certificate to purchase the shares of Common Stock issuable upon the exercise of such Warrants, and requests that certificates for such shares be issued in the name of:

(Please print name and address.)

(Please insert social security or other identifying number.)
     If such number of Warrants shall not be all the Warrants evidenced by the accompanying Warrant Certificate, a new Warrant Certificate for the balance remaining of such Warrants shall be registered in the name of and delivered to:

(Please print name and address.)

(Please insert social security or other identifying number.)
     The undersigned is paying the Exercise Price for the Common Stock to be issued on exercise of the foregoing Warrants, unless payment of such Exercise Price has been waived by the Company:
     ☐ by certified or bank check by wire transfer pursuant to Section 2.1(a)(i) of the Warrant Agreement; or
     ☐ by cashless exercise pursuant to Section 2.1(a)(ii) of the Warrant Agreement.

Attachment A-5

Dated: ___, ___.
[HOLDER]
By:
NOTICE
     The signature to the foregoing Election to Purchase must correspond to the name as written upon the face of the accompanying Warrant Certificate or any prior assignment thereof in every particular, without alteration or enlargement or any change whatsoever.

Attachment A-6

ANNEX 1
Warrants Issuable to the Purchasers

Purchaser	No. of Warrants
Kohlberg Investors V, L.P.	1,585,904
Kohlberg Partners V, L.P.	89,302
Kohlberg Offshore Investors V, L.P.	106,232
Kohlberg TE Investors V, L.P.	1,153,407
KOCO Investors V, L.P.	70,042
Blackstone Mezzanine Partners II, L.P.	72,119
Blackstone Mezzanine Holdings II, L.P.	3,003
S.A.C. Domestic Capital Funding, Ltd.	18,781
Robert Cucuel	172,648
Mary Jane Graves	66,446
Nitin Patel	24,698
Joey Ryan	23,178
Colleen Lederer	15,185
Total	3,400,945

Annex 1-1

ANNEX 2
Address for Purchasers for Notices
[Purchaser]
c/o Kohlberg Investors V, L.P.
c/o Kohlberg & Company
111 Radio Circle
Mount Kisco, New York 10549
Attention: Gordon Woodward
In each case with a copy to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019 6064
Attention: Angelo Bonvino, Esq.

Annex 2-1

ANNEX 3
Address of Company for Notices
BioScrip, Inc.
100 Clearbrook Road
Elmsford, New York 10523
Attention: Chief Executive Officer
With a copy to:
King & Spalding LLP
1185 Avenue of the Americas
New York, New York 10036
Attention: E. William Bates II, Esq.

Annex 3-1